EXHIBIT 10.5A

FPSO CHARTER CONTRACT

for

FPSO Hull No: 2284

between

Malaysia International Shipping Corporation Berhad

and

Murphy Sabah Oil Co., Ltd.

CONTRACT NUMBER

Murphy/Kikeh/K003A

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATIONS		2

ARTICLE 2 FPSO TO BE CHARTERED		16
2.1	CHARTER PERIOD/CLASS	16
2.2	OWNER’S SERVICES	17
2.3	COMPLIANCE WITH LAWS	17
2.4	WORK AND SPECIFICATIONS/SAILAWAY DATE	17
2.5	CHARTERER’S PERSONNEL ON BOARD	19
2.6	FPSO NAME	19
2.7	FIRST OIL/OWNERSHIP	19
2.8	EXCLUSIVE USE	19
2.9	OWNER SUPPLIED ITEMS	19

ARTICLE 3 DELIVERY		19
3.1	FPSO COMMISSIONING; DELIVERY DATE	19
3.2	COMMENCEMENT OF HIRE	21
3.3	PROGRESS REPORTS	21
3.4	PERMITTED DELAY	23
3.5	DELAYED READY FOR RISERS DATE/CANCELLATION	23
3.6	ADJUSTMENTS TO READY FOR RISERS DATE	24
3.7	NO COMMERCIAL USE PRIOR TO DELIVERY	24
3.8	FPSO SITE	25
3.9	DELIVERABLES	25
3.10	OCIMF	26

ARTICLE 4 OWNER’S OBLIGATIONS		27
4.1	TIMELY PERFORMANCE	27
4.2	PERFORMANCE OF THE SERVICES	27
4.3	OWNER’S PERSONNEL	27
4.4	SAFETY OF OWNER’S AND CHARTERER’S PERSONNEL	28
4.5	ENGLISH COMMUNICATIONS	28
4.6	PERFORMANCE DATA	28
4.7	OWNER GUARANTEE	28
4.8	[INTENTIONALLY LEFT BLANK]	28
4.9	QUIET ENJOYMENT LETTER AND ESTOPPEL	28
4.10	FPSO DOCUMENTATION ON BOARD AT DELIVERY	29

4.12	EVIDENCE OF AUTHORIZATIONS, APPROVALS, ETC.	29
4.13	INSURANCE	29
4.14	OPERATING AREA PERMITS	29

ARTICLE 5 CHARTERER’S OBLIGATIONS		30
5.1	CHARTERER’S INSTRUCTIONS	30
5.2	GOVERNMENT APPROVALS	30
5.3	[INTENTIONALLY LEFT BLANK]	30
5.4	CHARTERER SUPPLIED ITEMS	30

ARTICLE 6 TERM OF CHARTER		30
6.1	EARLY TERMINATION	30
6.2	RENEWAL OPTION	30
6.3	EXTENDED TERM	30
6.4	LAY UP	31
6.5	RELOCATION OF FPSO	31
6.6	THIRD PARTY CRUDE OIL	31

ARTICLE 7 RELATIONSHIP OF THE PARTIES		31
7.1	OWNER GROUP PERSONNEL	31
7.2	NEITHER PARTY MAY BIND OTHER PARTY	31
7.3	NO CLAIMS AGAINST CO-VENTURERS	31
7.4	CONTROL OF FPSO	32
7.5	OWNER GROUP PERSONNEL’S WAGES	32

i

7.6	CHARTERER’S INSPECTION RIGHTS	32
7.7	HYDROCARBON DEPOSITS	32
7.8	ENVIRONMENTAL LAWS’ WAIVER	32
7.9	CONTROL OF CRUDE OIL PRODUCTION	33

ARTICLE 8 UNDERTAKINGS, REPRESENTATIONS AND WARRANTIES		33
8.1	OWNER	33
8.2	OTHER REPRESENTATIONS AND UNDERTAKINGS OF OWNER	33
8.3	CHARTERER REPRESENTATIONS AND WARRANTIES	36
8.4	FPSO BUILDING, REFURBISHMENT AND CONVERSION CONTRACT	37

ARTICLE 9 COMPENSATION		38
9.1	HIRE RATE ACCRUAL	38
9.2	HIRE RATE ADJUSTMENT; DOWNTIME/SHUTDOWN; ANNUAL MAINTENANCE ALLOWANCE	39
9.3	PRE-PAYMENTS	42
9.4	INSURANCE COSTS AND REIMBURSABLES	44

ARTICLE 10 MANNER OF PAYMENT/SHUTDOWN		44
10.1	DATE AND MANNER; ACCRUED HIRE RATE; SHUTDOWN.	44
10.2	PAYMENT PERIOD	48
10.3	LATE PAYMENTS	48
10.4	NO WAIVER AS TO PAYMENTS	49
10.5	INVOICE DISPUTES	49
10.6	INVOICE CONTENTS	49
10.7	CHANGE OF OWNER BANK ACCOUNT	49

ARTICLE 11 LIENS		49
11.1	NO LIENS	49
11.2	LIENS ARISING BY OPERATION OF LAW	50
11.3	CHARTERER’S QUIET ENJOYMENT	50

ARTICLE 12 HEALTH, SAFETY AND ENVIRONMENTAL OBLIGATIONS		50
12.1	ENVIRONMENTAL LAWS	50
12.2	SAFETY LAWS	50
12.3	HELICOPTERS/SUPPLY BOATS	50

ARTICLE 13 TAXES/DUTIES		51
13.1	TAXES AND DUTIES	51
13.2	STATUTORY EXEMPTIONS	52
13.3	CHARTERER’S TAX INDEMNITY	52
13.4	OWNER’S TAX INDEMNITIES	52
13.5	CERTAIN MALAYSIAN TAX AND CUSTOMS DUTIES REQUIREMENTS	53
13.6	CHARTERER’S TAX INDEMNITIES	54
13.7	OTHER TAX INDEMNITIES	55
13.8	TAX SAVINGS	56

ARTICLE 14 CONFLICTS OF INTEREST; FEES; GOVERNMENT PAYMENTS		56
14.1	COMMISSIONS/FEES	56
14.2	CORRUPT PAYMENTS	56
14.3	ARTICLE 14 CLAIMS	57

ARTICLE 15 OPTION TO PURCHASE THE FPSO		57
15.1	OPTION	57
15.2	EXERCISE OF OPTION	57
15.3	TERMS AND CONDITIONS OF SALE	57
15.4	CLOSING OF SALE	57
15.5	ASSIGNMENT OF PURCHASE RIGHT	58

ARTICLE 16 PARTY REPRESENTATIVES		58
16.1	OWNER REPRESENTATIVE	58
16.2	CHARTERER REPRESENTATIVE	58

ARTICLE 17 TERMINATION		58
17.1	TERMINATION BY CHARTERER	58
17.2	EARLY TERMINATION PAYMENT AND EXPENSES	58
17.3	CHARTERER’S OTHER GENERAL TERMINATION RIGHTS	59
17.4	OWNER’S TERMINATION RIGHTS	61
17.5	PARTIES’ OTHER TERMINATION OR CANCELLATION RIGHTS.	62

17.6	OWNER’S MATERIAL BREACH - PROCEDURES.	62
17.7	TERMINATION WITHOUT PREJUDICE	62
17.8	SPECIFIC PERFORMANCE.	63
17.9	FPSO OPERATING AND MAINTENANCE AGREEMENT.	63

ARTICLE 18 MAINTENANCE, REPAIRS AND DRYDOCKING		63
18.1	OBLIGATIONS	63
18.2	OTHER REPAIRS, INSPECTIONS, FPSO CLASSIFICATION CERTIFICATES, ETC.	63
18.3	DRYDOCKING DUE TO OWNER BREACH, ETC.	64
18.4	[INTENTIONALLY LEFT BLANK.]	67
18.5	FPSO OPERATING AND MAINTENANCE AGREEMENT	67

ARTICLE 19 REPLACEMENT EQUIPMENT OR MACHINERY		67
19.1	EQUIPMENT REPLACEMENT	67
19.2	FPSO ASSISTANCE	67

ARTICLE 20 REQUISITION OR SEIZURE		68
20.1	GOVERNMENT ACTION	68
20.2	INDEMNIFICATION	68

ARTICLE 21 ACTUAL OR CONSTRUCTIVE TOTAL LOSS		69
21.1	TOTAL LOSS TERMINATION	69
21.2	REMOVAL OF WRECK AND/OR DEBRIS	69
21.3	MITIGATION OF EXPOSURE; REIMBURSEMENT	69
21.4	REPAIRS	69

ARTICLE 22 AUDIT		70

ARTICLE 23 VARIATIONS		70
23.1	GENERALLY	70
23.2	CHARTERER’S REQUEST FOR VARIATION	71
23.3	VARIATION PROPOSAL PROCEDURES	71
23.4	OWNER’S VARIATION PROPOSAL; VARIATION ORDER	71
23.5	INCREASE IN COMPENSATION	72
23.6	VARIATION ORDER COSTS	72
23.7	IMPLEMENTATION OF VARIATION ORDER	72
23.8	WRITTEN AUTHORIZATION	72
23.9	ALTERATION AND INSTALLATION OF ADDITIONAL EQUIPMENT	72
23.10	CHARTERER’S RIGHT OF AUDIT	73
23.11	VARIATION ORDER PROCEDURES AND FORMATS	73

ARTICLE 24 ASSIGNMENT AND SUBCONTRACTING		73
24.1	ASSIGNMENT BY CHARTERER	73
24.2	CHARTERER’S OBLIGATIONS UPON ASSIGNMENT	74
24.3	ASSIGNMENT BY OWNER	74
24.4	TRANSFER OF THE FPSO; ASSIGNMENT TO AFFILIATE OF OWNER	74
24.5	NOVATION AGREEMENT	74
24.6	OWNER’S SUBCONTRACT RIGHTS	74
24.7	CHARTERER’S RIGHT TO REVIEW SUBCONTRACTS	75
24.8	BREACH OF CHARTER BY SUBCONTRACTOR OR CONTRACTOR	75
24.9	CHARTERER’S SUB-CHARTER RIGHTS	75

ARTICLE 25 REDELIVERY OF FPSO		75
25.1	REDELIVERY	75
25.2	DEMOBILIZATION COSTS	75
25.3	CRUDE OIL AND PROCESSED OIL	75
25.4	CHARTERER SUPPLIED ITEMS	76

ARTICLE 26 FORCE MAJEURE		76
26.1	FORCE MAJEURE	76
26.2	HIRE RATE DURING FORCE MAJEURE	76
26.3	CHARTERER’S FORCE MAJEURE TERMINATION RIGHT	77
26.4	OWNER’S FORCE MAJEURE TERMINATION RIGHT.	77

ARTICLE 27 PATENT INDEMNIFICATION		78

27.1	OWNER’S INDEMNIFICATION OBLIGATION	78
27.2	CHARTERER’S INDEMNIFICATION OBLIGATION	78
27.3	INTELLECTUAL PROPERTY OWNERSHIP AND LICENSE	78
27.4	IMPROPER USE	78

ARTICLE 28 INDEMNITIES AND LIABILITIES		79
28.1	PRIOR TO DELIVERY DATE	78
28.2	ON AND AFTER THE DELIVERY DATE AND DURING THE TERM	79
28.3	POLLUTION	81
28.4	WRECK REMOVAL	82
28.5	NO CONSEQUENTIAL DAMAGES	82
28.6	THIRD PARTY LIABILITY	82
28.7	BOTH-TO-BLAME COLLISION CLAUSE	84
28.8	GENERAL AVERAGE	84
28.9	SURVIVAL OF INDEMNITIES	84
28.10	INDEMNITIES ABSOLUTE	84
28.11	INDEMNITIES COVERED BY INSURANCE	85

ARTICLE 29 INSURANCES		85
29.1	GENERAL	85
29.2	POLICY PROVISIONS WITH RESPECT TO ALL POLICIES AND COVERAGES.	86
29.3	INSURANCES AND COVERAGES	87
29.4	OTHER REQUIRED INSURANCE PROVISIONS, LIMITS AND COVERAGES	90
29.5	INSURANCES UNDER THE FPSO OPERATING AND MAINTENANCE AGREEMENT; NO DUPLICATION	91
29.6	INSURANCE PROCEEDS.	91

ARTICLE 30 NOTICES		91

ARTICLE 31 APPLICABLE LAW AND ARBITRATION		92
31.1	GOVERNING LAW	92
31.2	DISPUTE RESOLUTION	92
31.3	SMALL DISPUTES	94
31.4	[INTENTIONALLY BLANK]	94
31.5	ARBITRATION PROVISIONS SURVIVE	94

ARTICLE 32 CONFIDENTIAL INFORMATION		94
32.1	CONFIDENTIAL DATA	94
32.2	PRESS RELEASES; ANNOUNCEMENTS	96
32.3	CONFIDENTIALITY PROVISIONS SURVIVAL	96

ARTICLE 33 ENTIRE AGREEMENT		96

ARTICLE 34 SURVIVAL		96

ARTICLE 35 RISK ZONE		96
35.1	DANGEROUS LOCATION	96
35.2	RISK ZONE PROCEDURES	97

ARTICLE 36 ENGLISH LANGUAGE AND INTERPRETATION		97
36.1	COMMUNICATIONS	97
36.2	HEADINGS	97
36.3	SINGULAR; PLURAL	97
36.4	GENDER	97

ARTICLE 37 SUCCESSORS AND ASSIGNS		98

ARTICLE 38 WAIVER; CUMULATIVE REMEDIES		98
38.1	NO WAIVER	98
38.2	WAIVER IN WRITING	98
38.3	POWERS CUMULATIVE	98

ARTICLE 39 PARTIAL INVALIDITY		98

ARTICLE 40 MODIFICATIONS		98

ARTICLE 41 EXECUTION BY FACSIMILE AND/OR COUNTERPARTS		99
41.1	FACSIMILE SIGNATURES	99
41.2	COUNTERPARTS	99

ARTICLE 42 RIGHTS OF THIRD PARTIES		99

ARTICLE 43 CROSS REFERENCES		99

ARTICLE 44 MISCELLANEOUS		99
44.1	GENERAL PROVISIONS	99

44.2	GENERAL SURVIVAL	99
44.3	HOST COUNTRY REQUIREMENTS	100
44.4	WAIVER OF SOVEREIGN IMMUNITY	101
44.5	FTL.	101

APPENDICES

1

v

This FPSO Charter Contract (together with all Appendices attached hereto, this “Charter”) is made as of the 31st day of January, 2005.

BETWEEN:

Murphy Sabah Oil Co., Ltd., a company incorporated under the laws of The Bahamas and having its place of business at the address set forth in Article 30 hereof (referred to as “Charterer”);

and

Malaysia International Shipping Corporation Berhad, a Malaysian company with its registered office at the address set forth in Article 30 hereof (referred to as “Owner”).

This Charter consists of this Charter document and Appendices A through M attached hereto and made a part hereof for all purposes.

RECITALS:

(i)	Charterer is engaged in oil and gas exploration activities offshore Sabah, Malaysia pursuant to the Production Sharing Contract entered into with Petronas (hereinafter defined);

(ii)	Charterer desires to charter from Owner the use of the “FPSO” (as hereinafter defined) at the “Field” (as hereinafter defined) located offshore Sabah, Malaysia or such other Field offshore Malaysia or other reasonable location determined by Charterer from time to time;

(iii)	Charterer is desirous of having the Owner make certain modifications to a very large crude oil carrier to convert it into an FPSO in accordance with the Specifications to render it suitable as a FPSO for use at the Field prior to delivery;

(iv)	Owner is willing to cause such modifications to be made and to charter the use of the FPSO to Charterer;

(v)	As a condition of entering into this Charter, Charterer requires “Owner Guarantor” (as hereinafter defined) to execute and deliver to Charterer the “Owner Guarantee” (as hereinafter defined) which guarantees Owner’s obligations under this Charter;

(vi)	As and from the Delivery Date and thereafter throughout the Term, Charterer shall, unless otherwise provided herein, be responsible for the manning, management, operation, maintenance and supervision associated with the FPSO; and

(vii)	Concurrently with the execution and delivery of this Charter and of even date herewith, Contractor and Charterer are entering into the FPSO Operating and Maintenance Agreement (hereinafter defined).

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, IT IS AGREED as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

The following terms shall have the meaning set forth below for the purposes of this Charter:

Actual Flow Rate	Has the meaning given to it in Clause 9.2(ii).

Accrued Hire Rate	The per Day sum (expressed in U.S. dollars) of (i) Daily Accrued Reduced Hire Rate which accrued during both the First Reduced Hire Rate Period and the Second Reduced Hire Rate Period, plus (ii) Daily Accrued Full Hire Rate which accrued during the Full Hire Rate Accrual Period, which is payable, on a Day by Day basis, pursuant to the provisions of Article 10.

Additional Equipment	Equipment for the FPSO that is provided and owned exclusively by Charterer, including but not limited to Charterer Supplied Items (except the Fluid Transfer Lines, DTU Riser Facilities and Umbilicals), Subsea Related Equipment and Charterer’s Communications Equipment, but expressly excluding the FPSO.

Affiliate(s)	In relation to any Person, any entity (incorporated or unincorporated) that controls that Person, is controlled by that Person or is controlled by another entity which also controls that Person, and, “control” and “controlled” means a shareholding (or voting right) of greater than fifty percent (50%) of another entity, provided that any joint venture entity (whether incorporated or unincorporated) between any entity or joint venture in which both Owner and IHC, Inc. S.A., or their Affiliates, has any interest shall be deemed to be an Affiliate of Owner irrespective of the percentage interest therein held by either Owner or IHC, Inc. S.A.

Agreed Interest Rate	A floating interest rate, compounded monthly, equal to two percentage points (2%) per annum above LIBOR.

Annual Maintenance Allowance	The time allowed for maintenance and/or repair as set forth in Clause 5.4 of the FPSO Operating and Maintenance Agreement during which the Hire Rate shall be payable regardless of any Shutdown, which is
	calculated with respect to a percentage equal to	of the total time (in hours) that exists in
the Primary Term, and that exists in any Secondary Term, and which is allocated by Owner with the agreement of Charterer on an annual basis in advance of each contract year of the Term.

Annual Maintenance Allowance Schedule	The annual written budgeted schedule of Contractor’s proposed Annual Maintenance Allowance hours to be allocated to the immediately following contract year, which Owner and Contractor present to Charterer for its approval pursuant to the provisions of Clauses 5.4 (ii) and 5.4(iii) of the FPSO Maintenance and Operating Agreement.

Arrival Date	The Day on which the FPSO arrives at the FPSO Site after its initial voyage from the shore-based last location where work on the FPSO is being performed by the Builder.

Best Efforts	All efforts having the highest likelihood of accomplishing their intended purpose in light of (i) the ability of the Party charged with exercising such efforts to take such action and (ii) the justifiable expectations of the Party to which the benefit of such efforts will accrue, if successful.

Builder	Malaysia Shipyard and Engineering Sdn. Bhd. or other ship builder or contractor performing the FPSO Work with respect to the Building Contract and in accordance with the Specifications, to make the FPSO ready for delivery on the Delivery Date.

Builder’s Documents Register	A register of all drawings, building guidelines, procedures and technical documents compiled by Owner, Builder and all Subcontractors with respect to the FPSO and Additional Equipment and delivered to and approved by Charterer pursuant to the provisions of Clause 8.4(ii).

Building Contract	The contract for the construction, refurbishment, conversion and upgrade of the FPSO, and installation of the Additional Equipment and all other equipment necessary to make the FPSO ready for delivery on the Delivery Date between Owner and Builder, a true copy of which will be delivered to Charterer within thirty (30) Days after the Contract Date, provided however that all commercial pricing information will be deleted from such copy delivered to Charterer.

Business Day	Means a Day on which banks are open for business in Malaysia.

Certificate of Final Acceptance	Written notification from Owner, and executed by Charterer showing Charterer’s acceptance, specifying that: (i) the FPSO has successfully undergone FPSO Commissioning in compliance with the Specifications, which shall specify the date and time of the Successful Run Completion Date, evidencing completion of FPSO Commissioning; (ii) the FPSO is classed with the final FPSO Classification as required hereunder; (iii) the Delivery Date has occurred; and (iv) Owner has received a certified copy of the final FPSO Classification certificate issued by the Classification Society confirming that the FPSO meets the requirements of (i) and (ii) above, with no requirements or recommendations which would impede, restrict or prevent the FPSO from conducting Commercial Operations.

Charter	This Charter and all of the Appendices hereto, all of which are attached hereto and made a part hereof for all purposes.

Charterer Group	Any or all of Charterer, its respective Affiliates, any Co-Venturer, its and their contractors and their subcontractors, and the Personnel of any entity mentioned above; but excluding Owner Group and excluding Petronas or any other Government entity or instrumentality party to the PSC (other than Petronas Carigali SDN Bhd., which shall be considered part of Charterer Group).

Charterer Guarantee	The guarantee of Charterer’s performance under this Charter given by Charterer Guarantor, the form of which is attached as Appendix G-2, and referenced in Clause 5.5.

Charterer Guarantor

.

Charterer’s Notice of Readiness – Hydrocarbons	Written notice from Charterer, after it has received Owner’s Notice of Readiness – FPSO Commissioning, that Charterer is ready to deliver hydrocarbons and commence FPSO Commissioning.

Charterer Property	All equipment, property, facilities, vessels, if any, consumables, and materials of Charterer Group (whether owned by Charterer Group or owned by or leased or rented from Third Parties), including without limitation, the Additional Equipment, the Wells, Christmas Tree, Riser Facilities and Umbilicals, and the Crude Oil and Processed Oil on board the FPSO, regardless of whether the Crude Oil and Processed Oil is owned by Charterer and the Co-Venturers, the Government or a Third Party, the Fluid Transfer Lines and DTU.

Charterer Representative	Such Person as Charterer shall designate from time to time (or any other member of Charterer Group appointed by Charterer or such Person to be such Person’s alternate), who shall carry out technical and administrative co-ordination of the duties of Charterer as set out in Clause 16.2 and who shall be entitled to be and remain on the FPSO at any time.

Charterer Supplied Items	Such information, services and equipment for which Charterer shall have the responsibility to provide to Owner as set forth in Appendix B, Part B and Appendix E or elsewhere in this Charter

Charterer’s Communications Equipment	Certain equipment owned by Charterer to be installed by Owner for ship to shore communications, satellite transmissions, fax transmissions and other similar communications equipment required by Charterer for communicating and transferring voice, videos, data and information.

Christmas Tree	The system of pipes, valves, gauges and related equipment, located on and around the DTU or attached to any subsea wellheads, that controls the flow of Crude Oil, gas and other hydrocarbons produced from, and the flow of water and gas injection to, the Wells.

Claims	All claims, losses, liabilities, suits, demands, judgments, and causes of action of any kind (including, but not limited to, those for bodily injury, illness, loss of consortium, death, property damage, loss or destruction, and wrongful termination of employment) in any way arising under or relating (directly or indirectly) to: (i) this Charter; (ii) any subcontract or other agreement executed in connection herewith; or (iii) the operation of the FPSO or any helicopter, tanker, shuttle tanker, supply or crew boat or other vessel used in connection with the Services or with respect to the operations of the FPSO, including, without limitation, claims for any and all damages (including, without limitation, punitive and exemplary damages), expenses, bonding fees, penalties, assessments, costs (including, without limitation, attorneys’ fees and court costs), and losses, and whether asserted by either Party or an injured Person (as to personal injury or property damage) or such Person’s spouse, heirs, survivors or legal representative, or those Persons or entities entitled to assert claims on account of bodily injury, illness, loss of consortium or support, death, or damage to or loss of personal property, and irrespective of whether any of same arises in contract, tort or strict liability.

Classification Society	American Bureau of Shipping (“ABS”) or another equivalent body agreed by the Parties in writing.

Closing	Shall have the meaning given in Clause 15.4 with respect to Charterer’s option to purchase the FPSO.

Co-Venturer	Any party to the PSC other than Petronas.

Commercial Operations	The production, receiving, storage and processing of Crude Oil, processing and compression of natural gas, injection of water into the Wells and storing and off-loading Processed Oil in accordance with the Specifications and the Classification Society’s FPSO Classification certificate.

Contract Date	The date of this Charter set forth in the first paragraph of this Charter above.

Contractor	The Person (as agreed in writing by Charterer) who shall perform the O&M Services for the FPSO under the FPSO Operating and Maintenance Agreement.

Crude Oil	Liquid petroleum and other hydrocarbons produced at the wellhead in a liquid state at atmospheric pressure.

Daily Accrued Full Hire Rate	The Hire Rate per Day which accrues on a Day by Day basis during the Full Hire Rate Accrual Period, and which shall be paid on a Day by Day basis after the Hire Rate Payment Commencement Date in the manner set forth in Clause 10.1.

Daily Accrued Reduced Hire Rate	The U.S. dollar amount per Day equal to seventy five percent (75%) of the Hire Rate which accrues on a Day by Day basis during the First Reduced Hire Rate Period and the Second Reduced Hire

Rate Period, if any, and which shall be paid on a Day by Day basis on and after the Hire Rate Payment Commencement Date in the manner set forth in Clause 10.1.

Day or day	The period commencing at 00.01 hours of any day and ending at 24.00 hours on the same day.

Delivery Date	Has the meaning set forth in Clause 3.1(v).

Demobilization Costs	The Owner Group’s documented costs required to demobilize the FPSO to a nearby location in Malaysia, as more particularly described and payable as set out in Appendix B, Part A, Section 2.

Demobilization Date	The Day on which the FPSO has been disconnected from the Riser Facilities at the end of the Term and is ready for tow to the agreed place of re-delivery with the intent to cease operation hereunder.

Downtime	Any time pursuant to the provisions of this Charter or the FPSO Operating and Maintenance Agreement commencing at and during which there is a reduction, restriction, suspension or complete cessation of the flow of Crude Oil to the FPSO for any reason, including but not limited to, (i) a reduction or cessation of water injection or gas purification or compression which causes Charterer to order a reduction, restriction, suspension or cessation of Crude Oil production or processing, or (ii) subject to the provisions of Clause 9.2, the FPSO being unable to produce, receive, process, store or offload (or any combination of the foregoing) Crude Oil or Processed Oil (as the case may be) in compliance with the Specifications and this Charter or the FPSO Operating and Maintenance Agreement; and such reduction, restriction, suspension or cessation is not due to: (a) the well stream being outside the parameters set forth in the Specifications; (b) the offloading vessel (for any reason not attributable to Owner Group or the FPSO) being unable to receive the Processed Oil; (c) any malfunction or operational default of Charterer’s Fluid Transfer Lines, DTU, Charterer’s subsea equipment, Riser Facilities, Wells and Umbilicals or Additional Equipment (other than, with respect to the Additional Equipment, any malfunction or operational default due to the default of, or breach by, any of Owner Group of any obligations under this Charter or the FPSO Operating and Maintenance Agreement); (d) any Sole Fault of Charterer Group; or (e) an event of Force Majeure.

DTU	The surface facility attached to the mudline used to support the Christmas Tree and Wells, which is located near to the FPSO Site and is used to control the flow of hydrocarbons from the casinghead.

Early Payment Commencement Date	The sixty-first (61st) Day after the Full Hire Rate Accrual Date (or if such day is not a Business Day, the first Business Day which occurs after such Day).

Early Termination Payment	With respect to any applicable date of termination of this Charter, the United States dollar amount calculated and payable to Owner with respect to such date as provided in Appendix B, Part A.

Encumbrance or Encumbrances	One or more, liens, mortgages, charges, repairman’s or shipyard’s lien, maritime liens, security interests, encumbrances, or liens for (i) unpaid insurance premiums or calls, (ii) judgments, (iii) port charges, (iv) annual charges or (v) fees of the FPSO’s Flag State or liens of any other kind on or against the FPSO, or any portion thereof, its earnings or insurances.

Extended Term	Any extension of the Term which occurs pursuant to the provisions of Clause 6.3.

Field	Kikeh Field, Block K, offshore Sabah, Malaysia.

First Reduced Hire Rate Period	The period commencing on, and including, the Ready for Commissioning Date and continuing until, and including, the Day immediately prior to the Full Hire Rate Accrual Date.

Flag State	The country or state where the FPSO is registered, as approved in writing by Charterer.

Fluid Transfer Lines	Equipment provided by Charterer comprising three (3) ten (10) inch in diameter production lines, one (1) ten (10) inch in diameter water injection line and one (1) Umbilical from and to the DTU from the FPSO.

Force Majeure	An occurrence resulting from circumstances (other than strikes, industrial disputes or lockouts caused by or involving a Party’s or any Subcontractors’ own workforces, except if part of a nation-wide general strike or except if a strike by the workforce of any shipyard and other than mere shortage of labor, materials, equipment or supplies) that are beyond the control of the Party affected which prevents the due performance by such Party of the provisions of this Charter (including, but not limited to, earthquakes, floods (except inclement weather or storms of the ordinary seasonable nature), wars, expropriation, intervention of civil or military authorities or Government, explosions or fires, riots, insurrections, sabotage or blockades) and which, by the exercise of due diligence, such Party is unable to prevent or overcome, provided that the affected Party gives written notice to the other Party no later than five (5) Days after the Party giving notice is first made aware of the occurrence, the facts and circumstances giving rise to it, and the obligation or performance which is delayed or is prevented by it.

FPSO	The registered floating, production, storage and offloading tanker facility (including the Mooring System and the Process Equipment and all Additional Equipment that is installed on the FPSO by Owner Group), that is to be designed, engineered and constructed or refurbished and modified and capable of producing, receiving, and processing Crude Oil, injecting water into the reservoir as needed, separating associated natural gas and water from the Crude Oil produced, processing, purifying and compressing the separated associated natural gas and storing and exporting Processed Oil to an offloading tanker, and all engines, generators, pumps, storage tanks, valves, computer hardware, anchors, tools, machinery and equipment belonging thereto and a part thereof, all as more particularly described in the Specifications.

FPSO Classification	ABS Class + A1 Oil Production and Storage, or such other designation used by ABS or other agreed Classification Society to classify a Class A1 floating production and storage vessel.

FPSO Commissioning	Shall have the meaning given in Clause 3.1(iv).

FPSO Drydocking Costs	Has the meaning set forth in Clause 18.3(i)(d).

FPSO Operating and Maintenance Agreement	That certain agreement dated as of the Contract Date by and between the Charterer and Contractor, or an Affiliate thereof (as agreed by the Charterer) pursuant to which the Contractor thereunder shall perform the O&M Services for the FPSO for the Charterer during the Term or such other term as set forth in such Agreement.

FPSO Pre-Commissioning	All activities necessary for Owner to be ready to begin FPSO Commissioning.

FPSO Site	The location in the Kikeh Field designated in Appendix D, Part D to which Owner is to deliver, moor, install, and charter the FPSO.

FPSO Terms and Conditions of Sale	The purchase and sale terms and conditions attached as Appendix F and referenced in Clause 15.1 that apply to the purchase and sale of the FPSO upon exercise of the Option.

FPSO Work	All work performed by the Owner Group pursuant to the terms of this Charter and the Specifications, in connection with the engineering, designing, constructing, converting, installing, refurbishing and equipping the FPSO and the Mooring System, installing the Additional Equipment, towing and mobilizing the FPSO to the FPSO Site, installing the Mooring System at the FPSO Site, safely moving and hooking up the FPSO to the Mooring System at the FPSO Site making the FPSO and Additional Equipment on board the FPSO ready for FPSO Pre-Commissioning, hooking up to and making commercially operational the FPSO to the Fluid Transfer Lines, carrying out the FPSO Commissioning at the FPSO Site, and obtaining the FPSO and Additional Equipment classification (except for the Fluid Transfer Lines and DTU, Riser Facilities and Umbilicals which shall be Charterer’s responsibility), and all other work described in Clause 2.4, Appendix A or elsewhere in this Charter.

Full Hire Rate Accrual Date	The date which is the earlier of (i) the forty-third Day after the Ready for Commissioning Date or (ii) the Ready for Hydrocarbons Date.

Full Hire Rate Accrual Period	Means the period commencing on the Full Hire Rate Accrual Date and continuing until, and including, the Day immediately before the earlier of the Early Payment Commencement Date or the Ready for Hydrocarbons Date.

Full Flow Rate	Has the meaning set forth in Clause 9.2(ii).

Government	The government of Malaysia and of any other relevant jurisdiction where the Services may be performed, and any agency, ministry, taxing authority, administrative subdivision, entity or instrumentality thereof.

Gas Compression Run Time	Subject to the provisions of Clause 3.1(ix), a period of seventy-two (72) continuous hours during which gas compression, processing and separation operations are successfully achieved by Owner, in accordance with this Specifications, with respect to the gas handling and compression equipment on board the FPSO at the FPSO Site, all to Charterer’s reasonable satisfaction.

Gas Compression Testing	Means work performed by Owner Group after the Ready for Hydrocarbons Date in order to successfully achieve the Gas Compression Run Time on the FPSO and its equipment.

Gas Compression Testing Period	Means the period of time commencing on the later of (i) the Ready for Hydrocarbons Date or (ii) the first Day on which gas is available in sufficient quality and quantity to achieve minimum gas compression speed and ending on the Day which is twenty-eight (28) Days after such date.

Government Approvals	Shall have the meaning set out in Clause 5.2.

Gross Negligence	Such an entire want of care and lack of judgment as to establish that the act or omission in question was the result of actual conscious indifference to the rights, welfare, or safety of the persons or property affected by it.

Group	Either Owner Group or Charterer Group, as the context may require.

Hire Rate	The daily hire rate in respect of the FPSO, which rate is payable by Charterer to Owner in the amounts and in the manner set out in Article 9, Article 10 and Appendix B, Part A.

Hire Rate Payment Commencement Date	Means the earlier to occur of (i) the Successful Run Completion Date or (ii) the Early Payment Commencement Date.

Indemnified Party	Has the meaning given to it in Clause 28.6(ii)(a).

Indemnifying Party	Has the meaning given to it in Clause 28.6(ii)(a).

Insurance Reimbursables	All reasonable costs and expenses of Owner incurred in connection with obtaining the insurance policies and coverages, including P&I coverage (excluding, however, any P&I Club membership fees of Owner for vessels other than for the FPSO and other than for other vessels used by Owner Group for the FPSO Work, the Services or the O&M Services but subject to exclusions set forth in Clause 9.4), which Owner is required to purchase pursuant to the provisions of Clause 9.4 and Article 29.

Key Personnel	Such Owner Personnel required for the FPSO Work and Services who are identified as Key Personnel in Owner’s Project Execution Plan set forth in Appendix C, Part A.

Lender or Lenders	Owner’s lender or lenders, if any, providing financing to Owner for the Services to be performed by Owner prior to the Delivery Date.

LIBOR	The one-month London Interbank Offered Rate as displayed on Reuters Screen Page LIBOR for United States dollar deposits at 11:00 a.m., London time, two Business Days prior to the first Day of the period for which such rate is required, or if not so displayed, then the rate per annum published by the Financial Times of London on such Day as the one month LIBOR for U.S. dollar deposits, failing which the rate shall be the rate quoted by Citibank N.A., London on such Day for such one-month period.

LOI	The letter of intent executed and dated by the Parties prior to the Contract Date, to be delivered to Petronas, with respect to the FPSO Work, the Services and FPSO Commercial Operations during the Term.

Malaysia	Malaysia and all of its states, territories and protectorates and including all of its and their territorial waters, continental shelf and exclusive economic zone.

Master	The Person in charge of the FPSO during the performance of the FPSO Work after Sailaway, which Person shall be appointed by the Owner or Contractor and shall be a member of Owner and Contractor Group.

Mooring System	The equipment to safely moor the FPSO, the design and specification of which is described in the Specifications.

Notice of Readiness – FPSO Commissioning	Written notification from Owner to Charterer, after the Ready for Risers Date has occurred, specifying that (i) all pre-commissioning activities listed in Appendix B, Part C, Section A hereto and in

Clause 3.9(iii) of this Charter have been completed and (ii) Owner is ready to commence FPSO Commissioning, which written notification shall enclose a copy of the Classification Society’s provisional certificate of FPSO Classification.

Novation Agreement	The Novation Agreement referenced in Article 24 hereof, a form of which is attached hereto as Appendix L.

Offsite Repair Work	Has the meaning set forth in Clause 18.3(i).

O&M Compensation	The compensation structure for Contractor’s provision of the O&M Services under the FPSO Operating and Maintenance Agreement.

O&M Services	Shall have the meaning ascribed to the term “Services” as set forth in the FPSO Operating and Maintenance Agreement.

Operating Area	Those areas offshore Sabah, Malaysia (including the Field) or elsewhere offshore Malaysia in which Co-Venturers may from time to time conduct operations.

Option	Charterer’s option to purchase the FPSO as more particularly defined and described in Article 15.

Owner Group	Any or all of Owner, its Affiliates, Contractor, Owner’s Personnel, representatives, or agents, the Builder and the Subcontractors of Owner and the subcontractors of its Affiliates, any contractors (including their subcontractors) of Owner’s Subcontractors and the Personnel of any entity mentioned in this definition, other than Petronas or any other Government entity or instrumentality party to the PSC.

Owner Guarantee	The guarantee of Owner’s performance under this Charter given by Owner Guarantor, the form of which guarantee is attached as Appendix G-1 and referenced in Clause 4.7.

Owner Guarantor

Owner Property	All equipment, property, facilities, consumables, materials (whether owned, leased or rented) of Owner Group, including, without limitation, the FPSO.

Owner Supplied Items	Such information, services, materials and equipment for which Owner shall have the responsibility to provide to Charterer as generally set forth in this Charter.

Party or Parties	Charterer or Owner or both, as the context requires and their assignees permitted under this Charter who have signed a Novation Agreement.

Performance Data	Has the meaning set forth in Clause 4.6.

Permitted Delay

Any delay:

(a)    to the extent due to the Sole Fault of any member of Charterer Group;

(b)    directly caused by Owner’s consideration of Charterer’s reasonable requests or suggestions for variations which do not result in an agreed Variation Order, but only if this directly and demonstrably negatively impacts the Schedule;

(c)    resulting from Force Majeure described in Article 26;

(d)    agreed as extended time in a Variation Order under Article 23; or

(e)    caused by the acts or omissions of both the Owner Group and Charterer Group; provided, however, in the case of any such delay caused in part by the acts or omissions of both the Owner Group and Charterer Group, the time allowed for such Permitted Delay shall be fifty percent (50%) of the actual time of such Permitted Delay.

Permitted Encumbrance	Any (i) Encumbrance for liens or Claims arising by law in the ordinary course of business for debts or maritime claims not yet due, or (ii) any Encumbrance in favor of Owner’s lenders in connection with the financing of the FPSO or performance of Owner’s obligations under the Charter as will be specifically set out in the QEL.

Person	Any individual, partnership, joint venture, legal entity, limited liability company, corporation, or unincorporated organization, including any Party.

Personnel	The officers, directors, employees, representatives, agents or invitees (as the case may be) of Owner or of Owner Group (including the Site Representative) or of Charterer or of Charterer Group (including Charterer’s Representative) (as the case may be).

Petronas	Petroliam Nasional Berhad, the national oil company of Malaysia with its registered office at Tower 1, Petronas Twin Towers, Kuala Lumpur City Centre, 50088 Kuala Lumpur, Malaysia.

Pollution Limit	Shall have the meaning given in Clause 29.3(vi).

Pollution Claims	Shall have the meaning given in Clause 28.3(i).

Pre-Payments	Has the meaning set forth in Clause 9.3.

Primary Term	The period commencing on the Delivery Date and ending on the date eight (8) years after the Delivery Date.

Process Equipment	All process equipment installed on board the FPSO to separate, treat and process the fluid stream (Crude Oil and other liquids) received by the FPSO into Processed Oil and liquid waste and gases and the compression of natural gas, as needed, the design and specification of which is described in the Specifications.

Processed Oil	Crude Oil that has been processed on board the FPSO and is suitable for storage and export in accordance with the Specifications.

Progress Reports	Has the meaning set forth in Clause 3.3.

Protocol of Delivery and Acceptance	A certificate in the form of Appendix I hereto, with all blank spaces appropriately completed, executed by Owner and Charterer certifying that the FPSO has been delivered to and accepted by Charterer on the Delivery Date.

PSC	The Production Sharing Contract, dated 27 January, 1999, for the exploration, development and production of hydrocarbons executed by Charterer, Petronas Carigali SDN BHD and Petronas, covering the Field; and any additional parties to the PSC as may be signatories from time to time and notified by Charterer to Owner.

QEL	Has the meaning set forth in Clause 4.9.

Rate Savings	The costs and expenses Owner certifies to Charterer that it will save by its reasonable endeavors as agreed between the Parties to reduce costs and expenses.

RCA	Has the meaning set forth in Clause 31.2.

Ready for Commissioning Date	The date Owner delivers its Notice of Readiness – FPSO Commissioning to Charterer.

Ready For Hydrocarbons Date	The date on which Charterer delivers to Owner Charterer’s Notice of Readiness – Hydrocarbons.

Ready for Risers Date	The date on which the Owner delivers to Charterer written notice certifying that (i) the FPSO: (a) has arrived on the FPSO Site at least in compliance with the Specifications; and (b) is fully and safely moored in accordance with Charterer’s notice identifying the FPSO Site, (ii) all activities listed in Appendix B, Part C, Section A hereto and in Clause 3.9(ii) of this Charter have been completed and all permits and certificates required therein have been provided, and (iii) (a) Owner is ready to hook into the Riser Facilities; (b) no further actions are required by Owner to connect the FPSO to the Riser Facilities; and (c) the FPSO is provisionally classified with the provisional certificate of FPSO Classification, which notice shall attach a true copy of the Classification Society’s provisional certificate of FPSO Classification as required hereunder.

Riser Facilities	Umbilicals and risers extending from the Fluid Transfer Lines and subsea Wells to and connected with the FPSO, as described in Appendix E.

Risk Zone	Has the meaning set forth in Clause 35.1.

Run Time	Subject to the provisions of Clause 3.1(ix), a period of seventy-two (72) consecutive hours during which continuous production, and water injection operations on the FPSO are successfully achieved in accordance with the Specifications at the FPSO Site without any Downtime, all to Charterer’s reasonable satisfaction.

Sailaway Date	The date the FPSO sails from the Owner’s conversion yard or other location where the FPSO is located at the time it commences its voyage to the FPSO Site.

Schedule	The target dates defined in this Article 1 and as further defined or supplemented by the provisions of the Owner’s FPSO Level 3 Schedule contained in Appendix C, Part B.

Secondary Term	Any of the periods of three (3) years after the Primary Term that this Charter is extended pursuant to the provisions of Clauses 6.1 and 6.2, not to exceed a total of fifteen (15) years, in addition to the Primary Term.

Second Reduced Hire Rate Period	The period commencing on the Ready for Hydrocarbons Date and continuing until, and including, the Day immediately before the Successful Run Commencement Date.

Services	The FPSO Work and the other services to be provided, or caused to be provided, by Owner Group, at its own cost and expense, under this Charter and all Appendices hereto (including, but not limited to, all work itemized in the FPSO Work, Appendix A and the Specifications, the mobilization of the FPSO to the FPSO Site, the FPSO Commissioning, Services required pursuant to the provisions of Clauses 18.3 and 19.2 and the demobilization of the FPSO from the FPSO Site following the termination of this Charter).

Shutdown	Any time under the FPSO Operating and Maintenance Agreement commencing when there is a cessation of Crude Oil production or processing which is due to the default of, or breach of any obligations under this Charter or the FPSO Operating and Maintenance Agreement by, any of Owner Group.

Shutdown Period	Any period of time during the Term commencing when Shutdown first occurs and ending when the FPSO has recommenced processing Crude Oil.

Site Representative	The Person engaged by Owner to supervise and cause the FPSO Work and the Services to be satisfactorily performed prior to the Sailaway Date.

Sole Fault	The act or omission of any Person and such act or omission was not contributed in any material way to or caused by (i) the act or omission of any other Person outside of such Person’s Group, or (ii) any Force Majeure Event or any other event outside of the control of the first Person.

Specifications	Subject to the provisions of Clause 2.4(iv), the description and specifications of the FPSO set out in Appendix D.

Subcontractor	Any entity to whom Owner has subcontracted any of its obligations or Services under this Charter.

Subsea Related Equipment	Systems on board the FPSO to control the subsea valve functions, operation of the Fluid Transfer Lines and collection of data related to subsea Wells.

Successful Run Commencement Date	The date on which the first successfully completed Run Time begins.

Successful Run Completion Date	Means the date on which the first successful Run Time is completed to Charterer’s satisfaction.

Supply Base	The Charterer’s supply base and facilities at Labuan Island, Malaysia.

Target Ready For Risers Date
.

Term	Collectively, the Primary Term, any Secondary Term and any Extended Term of this Charter.

Third Party or Third Parties	Means any party or parties not a member of Owner Group or Charterer Group.

Third Party Claim	Has the meaning given to it in Clause 28.6(ii)(a).

Topsides Equipment	Subsea Related Equipment, Process Equipment and other equipment to be placed on or in the FPSO by Owner to monitor and control the subsea equipment, pipes and valves provided by Charterer, including a master control station, a hydraulic power unit with respect to the subsea trees and manifolds, electrical power unit for the subsea equipment, uninterruptible power supply and topsides umbilical termination assemblies.

Umbilicals	Equipment provided by the Charterer that provides for various services between the FPSO and the DTU and subsea Wells and other subsea facilities.

UNCITRAL	The United Nations Commission on International Trade Law.

Variation Order	A change in or revision to the Specifications, the FPSO Work, the other Services or any schedule in the Appendices attached hereto agreed in writing between the Parties and issued pursuant to Article 23.

Water Filtering Equipment	Elements used in the water filtration package as more fully described in Appendix D.

Water Injection Module	The equipment on board the FPSO to lift, treat and inject seawater.

Well or Wells	Any crude oil, water or gas injection well or wells in the Field that Charterer may designate and connect to the FPSO in accordance with this Charter.

Willful Misconduct	An act or failure to act by any Person (including the supervisory personnel of a Party), which was intended to cause (or which was in reckless disregard of or wanton indifference to the possibility that the act or failure to act would cause) damage or harm giving rise to delay or suspension of the performance of the Services or this Charter, and “supervisory personnel” for the purposes of this definition shall mean any employee of a Party who functions at a management level or an officer or director.

The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

Unless the context otherwise requires, in this Charter the singular shall include the plural and vice versa, and unless otherwise provided in this Charter, the use of the words “year” or “month” shall mean a calendar year or month, respectively and the term “contract year” shall mean the period remaining from either the Contract Date or any anniversary thereof until the next annual anniversary date; a “contract month” shall mean any thirty (30) Day period in any such contract year.

All provisions of and obligations, agreements, undertakings, indemnities, governing law and dispute provisions, representations and warranties of the Parties set forth in this Charter shall bind the Parties and be applicable for the full Term.

ARTICLE 2

FPSO TO BE CHARTERED

2.1 Charter Period/Class. Charterer agrees to lease and charter the FPSO for the Term and upon the terms and conditions stated herein at the FPSO Site. Owner warrants that the FPSO shall be provisionally classed by the Classification Society on the Delivery Date (with no requirements or recommendations which might impede, restrict or prevent the FPSO commencing and continuing Commercial Operations) in accordance with Clause 3.1, and that the FPSO, on the Delivery Date, will conform to the Specifications. Charterer, and not the Owner, shall have exclusive possession, control and command of the FPSO during the entire Term from and after the Delivery Date.

2.2 Owner’s Services. Owner shall lease and charter the FPSO to Charterer for the Term and shall perform the Services under the terms and conditions of this Charter.

2.3 Compliance with Laws. In the performance of this Charter, Owner Group and its Personnel shall comply fully with all applicable laws and regulations and conventions binding on Malaysia and the Flag State. Any change of the Flag State requested by Owner must first be approved by Charterer in writing, approval of which shall not be unreasonably withheld. In addition to the laws governing this Charter as set forth in Article 31, Owner shall also comply with the applicable laws of all jurisdictions where the FPSO operates under the provisions of this Charter) in force during the Term. Owner shall in no circumstance be required to change the FPSO’s Flag State against its wishes.

2.4 Work and Specifications/Sailaway Date.

(i)	FPSO Work. Owner shall in accordance with the Specifications, before the Delivery Date, perform or cause the performance of the FPSO Work and otherwise procure, design, construct, overhaul, modify, and install certain equipment (including the Additional Equipment), on the FPSO so that the FPSO shall comply with the work and specifications included in the Specifications (subject to the provisions of Clause 2.4(iv)), and all amendments thereto and Variation Orders in respect thereof, and the rules of the Classification Society. Except as otherwise expressly provided in this Charter, all costs, risks and expenses of the FPSO Work and to otherwise overhaul and modify the FPSO in compliance with the Specifications shall be borne and paid for by Owner. Any modification to the Specifications or the FPSO Work shall be mutually agreed in a Variation Order.

(ii)	Additional Equipment. Owner shall install all Additional Equipment onboard the FPSO. Owner shall pay for all costs and expenses of installing such Additional Equipment, which costs and expenses shall be included in the FPSO conversion cost. Charterer shall provide Owner with all Additional Equipment in a timely manner in a condition ready to be installed on board the FPSO, and Charterer shall be solely responsible for the conformity of Additional Equipment with the Specifications and any Downtime or Shutdown costs or expenses related to failure to deliver such equipment timely or in a condition conforming to the Specifications, unless otherwise set forth in this Charter, the Specifications or any other agreement in writing of the Parties. Owner, however, shall be responsible for the correct installation of the Additional Equipment in compliance with the Specifications and Charterer’s directions.

(iii)	FPSO Classification. Owner shall obtain the FPSO Classification in a manner which complies with the requirements of Clause 4.11 of this Charter.

(iv)	Specifications. Owner and Charterer each agree it has reviewed the Specifications and accepted them. However, the Parties agree that if there is any conflict or discrepancy between the provisions of Part A of

Appendix D (Charterer Specifications) and Part B of Appendix D (Owner Specifications), Charterer’s Specifications in Part A of Appendix D shall prevail.

(v)	Inspection and Supervision of FPSO Work. Owner shall arrange for inspections and tests to be carried out by Owner Group to supervise the FPSO Work and other work specified in the Specifications. Charterer may, at its own cost and risk, have as many of Charterer Group Personnel as it deems reasonably necessary attend these inspections and tests on the FPSO (subject to availability of the accommodations on board the FPSO, if needed at the time of the inspection) or elsewhere. All such inspections and tests shall be performed in compliance with Clause 18.2 of this Charter.

(vi)	Delivery Window.

(a)	Prior to the Sailaway Date, Owner shall provide Charterer with written notices of its final estimated Sailaway Date in accordance with the following notification schedule:

(1)	one hundred and eighty (180) Days before the estimated Sailaway Date (incorporating all approved Variation Orders) – the estimated Sailaway Date +/- thirty (30) Days.

(2)	ninety (90) Days before the estimated Sailaway Date (incorporating all approved Variation Orders) – the estimated Sailaway Date +/- ten (10) Days.

(3)	sixty (60) Days before the estimated Sailaway Date (incorporating all approved Variation Orders) – estimated Sailaway Date +/- seven (7) Days.

(b)	Not less than five (5) Days prior to the proposed Sailaway Date, Owner shall deliver to Charterer a list of the outstanding work or items on the FPSO, if any, that the Classification Society has accepted in writing will be completed on the voyage to the FPSO Site or at the FPSO Site or will remain as exceptions to the FPSO Classification until the next annual survey by the Classification Society. Charterer shall have the right to require that all or part of such outstanding work or items be completed prior to the Ready for Risers Date (except for minor punch list items), and the time required to perform such outstanding work or install such items shall not be a Permitted Delay.

(vii)	Provisional FPSO Classification. On completion of the inspections and tests in compliance with this Clause 2.4, Owner shall have received from the Classification Society, prior to the Sailaway Date, provisional classification certificate stating that the FPSO and Additional Equipment are or will be classed with the FPSO Classification (subject to any further inspection or tests to be carried out on location at the FPSO Site), and is safe and ready to sail or be towed to the FPSO Site all as, certified by a marine warranty surveyor in writing.

2.5 Charterer’s Personnel On Board. Charterer shall have the right to have a reasonable amount of its Personnel acceptable to Owner on board the FPSO during the voyage from the shipyard location to the FPSO Site. Accommodations and meals for such persons shall be at Owner’s cost and expense.

2.6 FPSO Name. Owner shall consult with Charterer as to the naming of the FPSO, which name shall be agreed in writing by the Parties and the cost of such naming shall be paid by Owner without reimbursement by Charterer.

2.7 First Oil/Ownership. All Crude Oil produced, loaded, processed, stored or off loaded during FPSO Commissioning prior to the Delivery Date shall belong to Charterer.

2.8 Exclusive Use. During the Term, Charterer shall have exclusive use of the FPSO for the sole purpose of operations as a FPSO pursuant to the provisions of this Charter.

2.9 Owner Supplied Items. Owner shall provide or pay for or provide and pay for (as the case may be) all items referred to as being its responsibility under this Charter and in Appendix B.

ARTICLE 3

DELIVERY

3.1 FPSO Commissioning; Delivery Date.

(i)	Target Ready for Risers Date. Owner shall cause the Ready for Risers Date to occur on or prior to the Target Ready for Risers Date.

(ii)	Pre-Commissioning Activities. On the Ready for Risers Date, Owner shall immediately commence FPSO Pre-Commissioning Activities and when the Owner and the FPSO are ready to commence FPSO Commissioning, Owner shall deliver to Charterer its Notice of Readiness – FPSO Commissioning.

(iii)	Notice of Readiness-Hydrocarbons. When Charterer is ready to commence FPSO Commissioning and all of its relevant production and Riser Facilities’ equipment is in place, Charterer shall deliver to Owner its Charterer’s Notice of Readiness – Hydrocarbons, and, upon Owner’s receipt of such notice, the Ready for Hydrocarbons Date shall occur.

(iv)	FPSO Commissioning. As soon as possible after the Ready for Hydrocarbons Date, after successful hook up by the FPSO to all Riser Facilities and consultation with Charterer, Owner shall conduct FPSO Commissioning tests to demonstrate to Charterer that the FPSO is capable of receiving and processing Crude Oil and processing and injecting water in compliance with the Specifications, for a minimum period equal to the Run Time (referred to as “FPSO Commissioning”).

(v)	Delivery Date. The Delivery Date (“Delivery Date”) shall occur on the Successful Run Completion Date, provided the FPSO Commissioning and Run Time have been successfully completed to Charterer’s satisfaction. On the Delivery Date, Owner shall deliver to Charterer a true copy of the Classification Society’s provisional FPSO Classification certificate for the FPSO, and Owner and Charterer shall execute the Protocol of Delivery and Acceptance.

(vi)	Delivery Free of Encumbrances. Delivery of the FPSO shall be made by Owner to Charterer, free and clear of all Encumbrances except for Permitted Encumbrances, if any, on the Delivery Date. Delivery of the FPSO by Owner to Charterer shall be evidenced by execution by the Parties of the Protocol of Delivery and Acceptance on the Delivery Date. The Protocol of Delivery and Acceptance shall be executed in duplicate originals.

(vii)	Gas Compression Testing. Subject to the provisions of Clause 3.1(viii) below, on the Ready for Hydrocarbons Date, Owner shall commence Gas Compression Testing with a view to successfully completing such testing to demonstrate to Charterer that the gas handling and gas compression equipment on the FPSO is capable of processing, separating and compressing associated natural gas in compliance with the Specifications for a minimum period equal to the Gas Compression Run Time. Notwithstanding any other provision to the contrary contained in this Charter, if Owner does not achieve a successful Gas Compression Run Time on or before the last Day of the Gas Compression Testing Period, the Downtime and Shutdown provisions of Clause 9.2 and the other provisions of this Charter pertaining to termination shall apply.

(viii)	Gas Flaring Approval. Prior to the Ready for Hydrocarbons Date, Owner Group, on behalf of Charterer, shall obtain written approval from Petronas and any other Government entity or authority required by Malaysian law or regulation, permitting Owner Group and Charterer Group to flare all gas associated with Crude Oil production and processing from and by the FPSO for the Gas Compression Testing Period. If such written approval is not timely obtained or ceases to be effective at any time during the Gas Compression Testing Period, the Downtime and Shutdown provisions of Clause 9.2, and the termination provisions of this Charter shall also apply.

(ix)	Interruption of Run Time. Notwithstanding any provision to the contrary in Clauses 3.1(iv) or 3.1(vii) or elsewhere in this Charter, if either the Run Time or Gas Compression Run Time is interrupted or adversely affected for any reason due to the Sole Fault of Charterer Group, the period of time during which 72 hours of continuous Run Time or Gas Compression Run Time, as applicable, is interrupted due to such Sole Fault shall not count against the Run Time or Gas Compression Run Time, as applicable. It is the intention of the Parties that the Run Time or Gas Compression Run Time, as applicable, shall be deemed to be paused during any period when FPSO Commissioning or Gas Compression Testing, respectively, have been interrupted due to the Sole Fault of Charterer Group and the Run Time or Gas Compression Run Time, as applicable, shall be deemed to continue unabated as of the point in time when (a) in the case of the Run Time, FPSO Commissioning is again resumed at the flow rates achieved prior to interruption, and (b) in the case of the Gas Compression Run Time, Gas Compression Testing is again resumed at compression rates achieved prior to the interruption.

(x)	Certificate of Final Acceptance. Within a reasonable period of time, after completion of both the FPSO Commissioning and the Gas Compression Testing, Owner shall issue and deliver to Charterer an executed Certificate of Final Acceptance, prepared in duplicate, which shall be subject to Charterer’s written acceptance, which acceptance shall not be unreasonably withheld. Charterer’s acceptance of the Certificate of Final Acceptance shall, however, be conditioned upon its satisfaction that (a) the FPSO materially complies with the terms and conditions of this Charter, the FPSO Work and the Specifications, (b) FPSO Commissioning has been successfully completed, (c) Gas Compression Testing has been completed in accordance with the Specifications to Charterer’s reasonable satisfaction, and (d) the Classification Society has issued its final FPSO Classification certificate for the FPSO and its operation at the FPSO Site, as required by sub-clause (xi) below.

(xi)	FPSO Classification. Prior to execution of the Certificate of Final Acceptance by the Charterer, Owner shall cause the Classification Society to complete its FPSO Classification and certify that the FPSO conforms to the technical and safety standards required for final FPSO Classification. The Classification Society shall then issue its final FPSO Classification certificate to Owner and Owner shall deliver a true copy thereof to Charterer.

(xii)	Charterer’s Acceptance of Certificate of Final Acceptance. Charterer shall, within five (5) Days from the date of its receipt of the Certificate of Final Acceptance, either accept or reject the Certificate of Final Acceptance, and if Charterer rejects the Certificate of Final Acceptance, it shall state its reasons in writing for withholding the acceptance of such certificate. In such event, Charterer shall commence discussions with the Owner in an effort to resolve Charterer’s concerns.

(xiii)	Charterer’s Disputes. If the Charterer is unable to resolve its concerns (as per sub-clause (xii))) with the Owner’s Certificate of Final Acceptance within five (5) Days after it commences discussions with the Owner, Charterer may reduce or shut down production in which event the Downtime and Shutdown provisions of this Charter shall apply.

3.2 Commencement of Hire. Hire Rate shall begin to accrue on a day by day basis as of the Ready for Commissioning Date, in the manner set forth in Article 9 and shall begin to be payable on the dates and in the manner set forth in Article 10.

3.3 Progress Reports.

(i)	Periodic Reports. Owner shall provide Charterer with periodic written reports (“Progress Reports”) advising of progress on the FPSO Work. All such Progress Reports shall be given in accordance with the provisions of this Clause 3.3 and the Specifications.

(ii)	Progress Reports in Writing. Each Progress Report shall be in writing in a form from time to time proposed by Owner and approved in writing by Charterer (such approval not to be unreasonably withheld) and shall include statements of any events or circumstances which may cause delivery of the FPSO to Charterer to be delayed and the estimated period of such delay. Owner shall also deliver to Charterer (within ten (10) Days after Owner’s receipt thereof) copies of the reports submitted by any Subcontractor to Owner for any repairs, modifications and refurbishments. Progress Reports shall be in addition to the notices provided for under Clause 3.4.

(iii)	Progress Deliverables. In addition, Owner shall deliver to Charterer copies of the following documents received by Owner Group in relation to FPSO Work:

(a)	promptly upon execution of this Charter, one copy of all Builder or engineering drawings previously received by Owner, and Charterer shall be provided reasonable access to all of the above project documentation in the possession of Owner;

(b)	all additional drawings as submitted by Builder, including all design and construction drawings related to the FPSO modification;

(c)	documentation of any specification modifications being considered between Owner and Charterer;

(d)	periodic reports by Owner’s Site Representative with all comments on status of the construction program, including photographs of the FPSO and components under construction;

(e)	schedules of all key milestones, major tests, and trials;

(f)	reports from all major tests and trials upon their conclusion;

(g)	reports and documentation of any major incidents, unplanned events, or recurring deficiencies during modification and construction; and

(h)	reports on any issues or problems among Owner, Builder, relevant governmental authorities, Crude Oil containment designer, Water Module and any other entities which may affect technical, performance, operational, or schedule provisions of the FPSO.

In addition to the foregoing submitted documentation, Charterer shall be afforded access at all reasonable times to all relevant project documentation at the home office and shipyard site office of the Owner and Builder.

3.4 Permitted Delay. Permitted Delays may delay the Schedule; however, Owner shall use Best Efforts to minimize the impact of Permitted Delays on the Schedule, and shall, by written notice, keep Charterer informed of such.

3.5 Delayed Ready for Risers Date/Cancellation.

(i)	[Intentionally Left Blank]

(ii)	Liquidated Damages.

(iii)	Set-Off of Liquidated Damages. Any liquidated damages due to Charterer under Clause 3.5(ii) shall be paid by Owner to Charterer on demand. If Owner fails to pay all or any portion of such liquidated damages within thirty (30) Days after Charterer’s written demand for payment, Charterer may offset any such liquidated amounts owed against any Hire Rate due to Owner as reflected in Owner’s monthly invoices, and such offsets shall continue until Charterer has been paid for all such liquidated damages in full by Owner.

(iv)	Cancellation for Late Ready for Risers Date. Charterer may cancel this Charter by giving notice thereof to Owner, without making any Early Termination Payment or payment of Demobilization Costs, if the Ready for Risers Date does not occur for any reason due to Owner’s or Builder’s default by a date which is one hundred-eighty (180) Days after the Target Ready for Risers Date.

(v)	Cancellation for Slow Construction Schedule. In addition to Charterer’s rights under Clause 3.5(iv), if, during the period of modification and refurbishment of the FPSO, Charterer reasonably determines on the basis of a Progress Report or other information available to it that, due to Owner’s or Builder’s default, the Ready for Risers Date will not take place prior to two hundred seventy (270) Days after the Target Ready for Risers Date (or such later date if Variation Orders which delay the Ready for Risers Date have been agreed under Article 23), then Charterer may cancel this Charter by giving written notice thereof to Owner. Prior to giving such notice of cancellation, Charterer shall give Owner fourteen (14) Days’ written notice of its proposed cancellation, during which period, Charterer shall consult with Owner to ascertain whether alternatives acceptable to Charterer (including an acceptable plan to accelerate the FPSO Work Schedule) can be implemented. If Charterer determines in its reasonable discretion that no such alternatives can be implemented or Owner fails to meet or cooperate with Charterer, Charterer shall be free to exercise its right to cancel.

(vi)	[Intentionally Left Blank]

(vii)	Builder’s Breach. No breach or default of or by Builder shall relieve Owner from any obligation under this Charter, and Owner shall be responsible for any act, neglect, or omission of Builder as though such act, neglect, or omission were that of Owner under the provisions of this Charter. If the Owner cancels any contract with the Builder or any Subcontractor for the modification and refurbishment of the FPSO, Owner shall pay to Charterer any amounts, if any, which Owner is entitled to recover from such Builder or Subcontractor under any such contract as a result of said cancellation, minus: (i) amounts required to enable Owner to discharge its indebtedness to each mortgagee with respect to the FPSO; and (ii) Owner’s fully documented equity expended on the FPSO Work to the date of such contract cancellation.

(viii)	Owner’s Refund of Pre-Payments. In the event of termination of this Charter pursuant to Clauses 3.5(iv) or 3.5(v), in addition to payment of the liquidated damages amount set forth in Clause 3.5(ii) (with respect to termination under Clause 3.5(iv) only), Owner shall refund to Charterer, within thirty (30) Days after Charterer’s written demand,

the Pre-Payments previously paid by Charterer to Owner under Clause 9.3, up to a maximum of ten million dollars ($10,000,000) of such Pre-Payments paid to Owner.”

3.6 Adjustments to Ready for Risers Date. If the circumstances that give Charterer the right to cancel this Charter under Clause 3.5(iv) arise, Owner may give written notice to Charterer requesting it to not to cancel this Charter and specifying a reasonable new date as the Target Ready for Risers Date if Charterer elects not to cancel this Charter. Within fifteen (15) Days after receiving such notice, Charterer shall give written notice to Owner advising Owner of Charterer’s decision. Without prejudice to accrued liquidated damages under Clause 3.5(ii), if Charterer elects to continue this Charter, the new date so specified by Owner and agreed in writing by Charterer shall become the agreed new Target Ready for Risers Date. If the Target Ready for Risers Date hereunder is delayed by more than fifteen (15) Days after such agreed new Target Ready for Risers Date, Charterer shall again have the right to cancel this Charter.

3.7 No Commercial Use Prior to Delivery. In no event shall the FPSO perform any voyage (other than sea trials and the voyage to the FPSO Site) or perform any Commercial Operations (other than in connection with FPSO Commissioning and operations during the Run Time under the provisions of this Charter) prior to the Delivery Date without Charterer’s prior written consent.

3.8 FPSO Site. Prior to the Sailaway Date, and in accordance with the Schedule, (i) Charterer shall perform and provide to Owner preliminary soil data relative to the FPSO Site, (ii) Owner shall perform and provide to Charterer a detailed report on soil borings tests and geological work at the FPSO Site, as well as selecting, marking and clearing the sea bottom at the FPSO Site in preparation for the FPSO mooring, (iii) Owner shall have obtained all necessary Malaysian and other applicable permits and licenses required under the provisions of Clause 4.14, or as otherwise required by applicable law or regulation, for the arrival and installation of the FPSO and Mooring System at the FPSO Site prior to the Ready for Risers Date, and (iv) Owner shall take responsibility for the risk of the FPSO Site conditions in respect of its obligations in relation to sub-clause 3.8.

3.9 Deliverables. In addition to the Owner deliverables otherwise required under this Article 3 or elsewhere in this Charter, Owner shall deliver the documents listed below to Charterer and Charterer shall deliver to Owner the documents listed under Charterer’s name below:

(i)	Prior to Contract Date or Reasonable Time Thereafter. At or prior to the Contract Date, Owner shall deliver to Charterer a certified copy of corporate resolutions of Owner authorizing the execution, delivery and performance of this Charter, the LOI and all transactions contemplated hereby and thereby by Owner. In addition, at or prior to the Contract Date Owner shall have received a duplicate original of the FPSO Operating and Maintenance
Agreement duly executed by the Contractor. Within a reasonable time after the Contract Date,
Owner and Charterer shall have executed and delivered the QEL as required by Clause 3.9(x) hereof.

(ii)	At or Prior to Ready for Risers Date. At or prior to the Ready for Risers Date, Owner shall deliver to Charterer the documents and deliverables, and shall have completed the work set forth in Appendix B, Part C, Section A attached hereto. Also, on the Ready for Risers Date all deliverables, documents and actions required to have been delivered or taken, as the case may be, by either Party prior to such Ready for Risers Date, shall have been delivered or taken, as the case may be.

(iii)	Prior to Ready for Commissioning Date. Prior to the Ready for Commissioning Date, Owner shall deliver to Charterer the deliverables and documents, as appropriate, set forth in Appendix B, Part C, Section B attached hereto.

(iv)	At or prior to Delivery Date - Documents. At or prior to the Delivery Date, Owner shall deliver to Charterer the Classification Society’s provisional FPSO Classification certificate. In addition, on the Delivery Date, Owner and Charterer shall execute and deliver to each other the Protocol of Delivery and Acceptance.

(v)	At or Prior to Delivery Date - Actions and other Deliverables. At or prior to the Delivery Date, Owner shall have performed the work and delivered the documents and deliverables, as appropriate, set forth in Appendix B, Part C, Section C, attached hereto.

(vi)	Prior to Certificate of Final Acceptance. Prior to the date of execution of the Certificate of Final Acceptance by Charterer, Owner shall:

(a)	complete the activities listed in Appendix B, Part C, Section D, Part 1, and

(b)	deliver to Charterer the following documents and items:

(1)	the Classification Society’s final FPSO Classification certificate;

(2)	the documents and deliverables listed in Appendix B, Part C, Section D, Part 2.

(vii)	Charterer’s Deliverables - Contract Date. At or prior to the Contract Date, Charterer shall deliver to Owner the following executed documents:

(a)	a certified copy of corporate resolutions of Charterer authorizing the execution, delivery and performance of this Charter and all documents and transactions contemplated hereby by Charterer; and

(b)	written notice from Charterer advising that Petronas has awarded Charterer the rights to proceed with the FPSO under the terms and conditions of this Charter.

(viii)	Owner Guarantee; Charterer Guarantee. Within the time periods set forth in Clauses 4.7 and 5.5, Owner and Charterer shall each deliver to the other Party the Owner Guarantee and the Charterer Guarantee, respectively.

(ix)	Building Contract. Within a reasonable time after their execution, Charterer shall have the right to request that Owner deliver to Charterer the Building Contract and all other contracts for the performance of the FPSO Work, and any agreements or change orders amending such Building Contract or other contracts, which contracts or amendments shall not include commercial pricing information, except as otherwise required by the provisions of Clause 8.4(ii) concerning reimbursable costs.

(x)	QEL. Pursuant to the provisions and procedures set forth in Clause 4.9, on or before	, Owner,
Lender and Charterer shall execute and deliver a QEL, in form and substance satisfactory to each such Person.

Notwithstanding any provision to the contrary contained in this Charter, the actions required to be taken and deliverables and documents required to be delivered on or prior to the dates set forth above in this Clause 3.9 shall be conditions precedent to occurrence of the dates and milestone events listed therein and such dates and milestone events shall not be deemed to have occurred until the conditions precedent to the applicable date or milestone event have occurred.

3.10 OCIMF. Owner undertakes to ensure at the Delivery Date and throughout the Term that the FPSO will comply with the applicable Oil Companies International Marine Forum (OCIMF) standards and guidelines, including, but not limited to, standards and guidelines for marine equipment, manifold compatibility, single point mooring and offloading arrangements and equipment, ship/shore emergency shut down system, loading and unloading operations and safety.

ARTICLE 4

OWNER’S OBLIGATIONS

4.1 Timely Performance. Owner shall timely perform or cause to be performed all FPSO Work, the other Services and other work required hereby and by the Specifications and in accordance with the time lines set forth in the Schedule and Appendix B, Part C.

4.2 Performance of the Services. Owner shall provide or perform all of the Services to be provided by Owner under this Charter and as set forth in Owner’s Project Execution Plan in Appendix C, Part A. Unless otherwise expressly provided in this Charter, the Hire Rate, Pre-Payments and other compensation specifically agreed in this Charter covers and includes all the costs and expenses incurred by Owner to provide or perform all of the Services (including, without limitation, the FPSO Work and all procurement, design, modifying, refurbishing, repairing and FPSO Commissioning of the FPSO, transporting and mobilizing the FPSO to the FPSO Site mooring the FPSO to the Mooring System and hooking it up to the Fluid Transfer Lines and Riser Facilities and performing all tests necessary to accomplish the FPSO Commissioning and achieve the Delivery Date and demobilizing the FPSO following the termination of this Charter), contemplated in this Charter and there shall not be any other payments made by Charterer for Owner’s provision or performance of the Services contemplated by this Charter. The performance of the Services shall always be under the supervision and control of Owner, provided that Charterer may inspect the performance of the Services from time to time and advise Owner of any substandard performance. Charterer, Government and the Classification Society shall have access at all reasonable times to the FPSO and all places where the Services are being performed for the purpose of inspecting the performance of the Services. The inspection of any aspect of the performance of the Services, which does not interfere with the Services, shall not excuse Owner from any obligation hereunder. The failure on the part of Charterer or others to inspect the Services, to witness, test, to discover defects or to fail to reject Services performed or provided by Owner that are not in accordance with this Charter shall not relieve Owner from liability or obligation under this Charter.

4.3 Owner’s Personnel. Owner shall provide or shall cause to be provided all Personnel listed or referred to in Owner’s Project Execution Plan contained in Appendix C, Part A with respect to the performance of the Services to be provided by Owner under this Charter. Owner represents and warrants that such Personnel are and shall at all times be competent and qualified to perform the Services as contemplated by this Charter and will meet and comply with all applicable Malaysian and other applicable laws and regulations regarding such Personnel. Owner shall not reassign or permit reassignment of Key Personnel without the prior written consent of Charterer, which consent shall not be unreasonably withheld; provided however, Charterer shall have the continuing right to request upon reasonable cause shown that Owner remove or substitute or cause to be removed or substituted any or all such Key Personnel and other non-Key Personnel, and upon such request, Owner shall promptly substitute or cause to be substituted such Personnel. All costs of any such removal or substitution prior to the Delivery Date shall be paid by Owner. Key Personnel shall be fluent in both written and spoken English. The Master and all officers and crew working on board the FPSO shall be trained in accordance with the relevant provisions of the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978 (“STCW”), as amended in 1995, and the STCW Code, including any future amendments, supplements or replacements of such convention or code, and shall hold valid certificates of competence in accordance with the requirements of the law of the Flag State, and all production personnel shall hold valid certificates of competence in accordance with the requirements of the relevant Classification Society. Such personnel shall be trained in accordance with, and otherwise comply and have all of the rights and benefits of all applicable Malaysian labor and safety laws.

4.4 Safety of Owner’s and Charterer’s Personnel. To the extent of Owner’s performance of the FPSO Work and the other Services required under this Charter, Owner, at its expense, shall provide or shall ensure that all Owner Group Personnel and Charterer Group Personnel are provided with all necessary protective clothing; including, at a minimum, hardhat, gloves, non-slip, steel-toed safety boots, overalls, and ear and eye protection. In the event any Owner Group Personnel or Charterer Group Personnel are incapacitated through injury or illness, Owner shall, subject to the terms of Article 28, be responsible for providing medical treatment and for such Personnel’s replacement without undue delay and shall immediately notify Charterer of same. Charterer shall reimburse Owner at cost for all costs and expenses of medical treatment of Charterer’s Personnel.

4.5 English Communications. All reports and all communications sent to Charterer shall be in writing and shall be in the English language or, if not in English, shall be accompanied by a quality translation (at Owner’s expense) in English, unless otherwise agreed by Charterer Representative.

4.6 Performance Data. Owner shall ensure that the FPSO and all Owner Property and Charterer Property will function without error or interruption relating to the manner in which it captures, stores, uses, manipulates or reports data which includes an indication of or a reference to a Day, month or year or any component thereof (“Performance Data”). Without limiting the generality of the foregoing, such equipment shall be capable of processing century performance data and leap year performance data.

4.8 [Intentionally Left Blank]

4.9 Quiet Enjoyment Letter and Estoppel. Within the time period set forth in Clause 3.9(x), Owner and Charterer shall negotiate and agree to the terms of and shall execute and deliver, the Quiet Enjoyment Letter and Estoppel (“QEL”), which QEL shall recognize and protect the interests of both the Lender (under any mortgage or other financing instrument in connection with the financing of the FPSO) and the Charterer’s rights under the Charter (provided that Charterer continues to pay Hire Rate as required by the terms of the Charter). Irrespective of anything else in this Charter, each Party agrees Lenders shall be entitled to enforce their security in respect of the FPSO if a default occurs under Owner’s loan arrangements, in respect of which Charterer has been given written notice by Owner or Lenders, and Lenders and Charterer do not agree upon a mutually acceptable way to proceed within 180 days of such default.

4.10 FPSO Documentation on Board at Delivery. Owner undertakes that on the Delivery Date, in addition to any actions or deliverables required in Clauses 3.9(iv) and 3.9(v) of this Charter, the FPSO shall have on board such valid vessel and FPSO documentation and classification certificates as may be required to enable the FPSO to carry out all required operations as an FPSO under this Charter without delay, let, or hindrance. Owner further undertakes that it shall be responsible for any loss, damage, delay or expense arising from its failure to fulfill its obligations under this Clause 4.10.

4.12 Evidence of Authorizations, Approvals, etc.. Owner shall promptly furnish to Charterer at any time upon Charterer’s request such evidence of the authorizations, approvals, actions and/or registrations required of Owner, referred to in Clause 8.2 or elsewhere in this Charter;

4.13 Insurance. From and after the Contract Date, Owner shall at the times required during this Charter, be responsible for obtaining all required insurance coverages required pursuant to the provisions of Article 29 or as required by applicable law.

4.14 Operating Area Permits. Owner at Owner’s expense shall, in connection with the performance of the Services, obtain any and all required Classification Society certificates and Malaysian Ministry of Transport Marine Department and other authorizations and permits required for the FPSO to enter, proceed to, and remain and operate in the Operating Area, to depart from the Operating Area and leave Malaysia and all other agreed areas of FPSO operation after the Delivery Date.

ARTICLE 5

CHARTERER’S OBLIGATIONS

5.1 Charterer’s Instructions. The instructions of Charterer shall be consistent with the provisions of this Charter. Such instructions shall be confirmed in writing by Charterer Representative prior to implementation.

5.2 Government Approvals. Subject to the provisions of Clauses 3.8 and 4.14 concerning Owner’s obligations to obtain certain permits and licenses), Charterer shall obtain and maintain such consents, authorizations, approvals, permits and licenses, including those required under the PSC (“Government Approvals”), to enable Charterer to perform its obligations under this Charter and Charterer shall save, indemnify, defend, protect and hold harmless Owner Group from and against any cost, expense, Claim, demand or liability suffered or incurred by Owner as a result of Charterer’s failure to comply with this Clause 5.2. Owner agrees to provide all reasonable assistance and co-operation as may be required to assist Charterer in obtaining and maintaining the Government Approvals.

5.3 [Intentionally Left Blank]

5.4 Charterer Supplied Items. Charterer undertakes to provide and/or pay for (as the case may be) all items referred to as being Charterer’s responsibility under Appendix B, Part B and Appendix E and as set forth elsewhere in this Charter.

.

ARTICLE 6

TERM OF CHARTER

6.1 Early Termination. With effect from the Delivery Date, the period of this Charter shall be not less than the Primary Term except where this Charter is cancelled or terminated earlier in accordance with the terms hereof.

6.2 Renewal Option. This Charter shall, at the sole option of Charterer by notice in writing to Owner provided at least nine (9) months prior to the expiration of the then current term, continue for one or more Secondary Terms of three (3) years each up to a maximum of fifteen (15) additional years beyond the Primary Term, unless otherwise earlier terminated in accordance with the provisions of this Charter. Charterer’s failure to notify Owner within the time period set forth above shall be deemed to be Charterer’s election not to extend this Charter for a Secondary Term.

6.3 Extended Term. On expiration of the Primary Term and any Secondary Term, the applicable term then ending (whether the Primary Term or any Secondary Term) shall be automatically extended for an additional period which shall equal the number of Days of Shutdown recorded by the Parties during the respective term of this Charter (i.e., the Primary Term or Secondary Term in question); subject, however, to a maximum extended period of thirty (30) Days of Shutdown for the Primary Term and a maximum of ten (10) Days of Shutdown for each Secondary Term.

6.4 Lay Up. Charterer shall have the option of laying up the FPSO at an agreed safe port or place for all or any part of the Term, in which case the Hire Rate will continue to be paid less all Rate Savings. Charterer shall reimburse Owner for any direct costs and expenses incurred by it as a result of such lay-up, or in breaking lay-up upon resumption of Services (including but not limited to all reasonable demobilization, towing and remobilization costs and all other documented costs of Owner incurred as a direct result of such lay up). The lay-up option granted to Charterer may be exercised one or more times during the Term of this Charter.

6.5 Relocation of FPSO. Charterer shall have the right to relocate the FPSO at any time to any other location within the territorial waters of Malaysia; provided that such relocation shall not impose additional risk on the FPSO. Such right of relocation shall be subject to Owner’s approval with regard to the technical and operational limits of the FPSO and the Owner being fully compensated for all documented costs and overheads related to or arising from such relocation, including demobilization, moving, transportation and remobilization costs, and any required repair, dry dock, insurance, increased maintenance or FPSO upgrade costs agreed in writing by the Parties to be necessary in connection with such relocation. During any relocation, Charterer shall continue to pay the Hire Rate, unless otherwise agreed by the Parties in a Variation Order.

6.6 Third Party Crude Oil. Subject to the Variation Order provisions of Article 23, Charterer shall have the right to have the FPSO receive and process Crude Oil, water, or gas and to store and offload Processed Oil produced by or belonging to Third Parties without any increase in the Hire Rate; provided Charterer shall meet any additional obligations, costs and expenses, if any, required to receive, process, store, or offload such Third Party Crude Oil, water or gas.

ARTICLE 7

RELATIONSHIP OF THE PARTIES

7.1 Owner Group Personnel. In the performance of this Charter, Owner shall maintain, or cause to be maintained, complete and exclusive control over Owner Group Personnel. Owner Personnel shall at all times remain in the employment of Owner or other members of Owner Group. Without prejudice to Article 28 of this Charter, Owner shall assume all responsibilities and obligations and shall save, indemnify, defend, protect and hold harmless Charterer Group from all Claims with regard to such Personnel that may be imposed by virtue of any applicable laws and regulations imposed by any authority having jurisdiction including, but not limited to visas, permits, wages, benefits or other amounts due to such Personnel.

7.2 Neither Party May Bind Other Party. Nothing in this Charter shall be construed to appoint or constitute one Party as a representative or agent of the other, and the Parties shall have no authority to commit or bind the other or any of their respective Affiliates.

7.3 No Claims Against Co-Venturers. Charterer enters into this Charter on its own behalf and for its own benefit. Accordingly, Owner shall look only to Charterer for the performance of this Charter (Charterer being in all respects fully responsible for such performance, except to the extent any operations or performance are being performed by the Contractor under the FPSO Operating and Maintenance Agreement), and waives any and all rights to make or pursue any claim against the Co-Venturers with respect to operations under the Charter or the PSC.

7.4 Control of FPSO. Subject to the provisions of Article 28, the Master shall during any period when the Services are being performed, be in charge of the FPSO and shall be responsible for, and have ultimate authority in relation to the safe operation of the FPSO, and the safety and discipline of all persons on board the FPSO.

7.5 Owner Group Personnel’s Wages. Subject to the provisions of Article 28, Owner shall be responsible for and shall save, indemnify, defend, protect and hold harmless Charterer Group from any liability or Claim for payment of all wages, salaries, benefits and other remuneration and for payment of all taxes and contributions required by governmental authorities (including any political subdivision thereof), applicable to Owner Group Personnel, including, without limitation, payment in compensation for an accident, injury or occupational disease.

7.6 Charterer’s Inspection Rights. Charterer may inspect the FPSO, including engineering work, at any time during performance of the Services (including, without limitation, construction, modification or conversion, transporting, testing, and FPSO Commissioning and Run Time). Charterer and the Government shall have access at all reasonable times to the FPSO provided that such access shall not interfere with Owner Group’s performance of the Services. The inspection of any aspect of the FPSO shall not excuse Owner from any obligation hereunder. The failure on the part of Charterer or others to inspect the FPSO, to witness, test, to discover defects or to fail to reject equipment not in compliance with this Charter shall not relieve Owner from liability or obligation under this Charter.

7.7 Hydrocarbon Deposits. Owner and any other members of Owner Group, and their respective officers, directors, employees, agents, subcontractors, successors and assigns shall have no equitable, legal or other interests in any mineral and hydrocarbon deposits which are known or which might be discovered in the Operating Area or by Charterer Group. If any such Persons assert or attempt to establish or establish any interest in the mineral or hydrocarbon deposits, Owner shall save, indemnify, defend, protect and hold harmless Charterer Group from and against all claims, losses, damages, costs and expenses (including reasonable attorneys’ fees and other legal costs and expenses) resulting therefrom.

7.8 Environmental Laws’ Waiver. Owner shall not, without the express written consent of Charterer (which consent shall not be unreasonably withheld), apply to or petition, or enter into negotiations with, or agree with the Government or any Government representative for a variation of or exemption from laws and regulations concerning safety, health, pollution (air, water, noise) and environmental protection relating to this Charter.

7.9 Control of Crude Oil Production. At all times during the Term, Charterer, through the Charterer Representative, shall have control of and authority to direct all operations with respect to Crude Oil production from the Wells.

ARTICLE 8

UNDERTAKINGS, REPRESENTATIONS AND WARRANTIES

8.1 Owner. Owner represents and warrants that, as of the Contract Date: (i) it has fully acquainted itself with the information contained in this Charter and the Appendices and knows of no reason why any physical or material aspects would interrupt or delay the diligent performance of its obligations in accordance with this Charter; and (ii) it is fully acquainted with the nature of the duties it undertakes to perform in this Charter and knows of no reason and anticipates no interruptions, whether by labor disputes or otherwise, which would prevent it from diligently performing its obligations in accordance with this Charter.

8.2 Other Representations and Undertakings of Owner. Owner represents, warrants, covenants and undertakes that the following is or will be (as appropriate) true and correct:

(i)	Contract Date. As of the Contract Date (unless otherwise stated below),

(a)	it is duly organized and validly existing under the laws of Malaysia;

(b)	it has the full power and authority to execute, deliver and perform its obligations under this Charter and to enter into and carry out the transactions contemplated herein and, except for Permitted Encumbrances, there are no Encumbrances on, over or relating to the FPSO;

(c)	the execution, delivery and performance of this Charter has been duly authorized, executed and delivered, this Charter constitutes a valid and binding obligation of Owner, enforceable according to its terms, and such execution, delivery and performance is not in breach, conflict with or in contravention of applicable law, rule or regulation or court order or decree or of Owner’s corporate organizational documents or any mortgage, indenture, agreement or undertaking to which Owner is a party or by which it is bound or which otherwise affects or covers the FPSO, nor does such execution, delivery or performance require consents under any other agreement to which Owner is party or is bound;

(d)	[Intentionally Left Blank]

(e)	there are no Third Party rights that limit or restrict the ability of Owner to perform its obligations under this Charter and all permits, licenses, and other rights that are the obligation of Owner in connection with this Charter have been obtained;

(f)	there are no material actions, suits or proceedings pending, or to the knowledge of Owner, threatened against or affecting it or the FPSO that would, if determined adversely thereto, impair the ability of Owner to perform its obligations under this Charter;

(g)	there are no petitions filed or threatened to be filed, orders entered or resolutions passed for the winding up, receivership, bankruptcy or reorganization of Owner, Owner has not made an assignment for the benefit of creditors, nor has a receiver or administrator been, about to be or threatened to be, appointed to its assets;

(h)	there are no defaults or events of default existing or potentially likely to exist by Owner with regard to this Charter;

(i)	there is no information known to Owner which would cause the information disclosed by Owner pursuant to this Charter in any provided documents to be materially incorrect or misleading;

(j)	Owner is, the owner of all right, title and interest in and to the FPSO, free and clear of all Encumbrances other than Permitted Encumbrances;

(k)	Owner has and will have the necessary expertise and is ready and able to perform its obligations hereunder in accordance with the terms of this Charter;

(l)	the use of the FPSO as contemplated hereunder will comply with all applicable safety, health and environmental laws and regulations; and

(m)	the Specifications, the FPSO Work and the other Services to be performed by Owner hereunder comply with all applicable safety, health and environmental laws and regulations;

(ii)	Delivery Date Certifications. On the Delivery Date, by delivering possession and use of the FPSO to the Charterer, Owner will be deemed to have been restated and certified to the Charterer that:

(a)	the FPSO is (a) classed by the Classification Society in compliance with its FPSO Classification, (b) designed,

constructed, converted and engineered in accordance with the Specifications

(c) tight, staunch, strong and in
all respects seaworthy with Crude Oil production, processing, storage and offloading systems necessary for the safe and efficient operation of the FPSO, with its machinery, boilers and hull in such a state as to permit at all times the safe and efficient use of the FPSO at the FPSO Site, and (d) has a provisional FPSO Classification from the Classification Society;

(b)	the FPSO has all required certificates of financial responsibility and other certificates concerning pollution required by applicable law; and

(c)	all representations, warranties, covenants and undertakings set forth in Clause 8.2(i) above are true and correct and will be performed, as appropriate, as of such Delivery Date.

(iii)	Delivery Date Representations. Prior to the Delivery Date and throughout the term of the Charter,

(a)	this Charter, will remain, duly authorized, executed and delivered by Owner and will constitute a valid and binding obligation of Owner, enforceable against it in accordance with its terms;

(b)	(1) except as otherwise permitted by this Charter, Owner agrees (by way of an undertaking and not by representation of a fact) that it will not transfer, sell or otherwise dispose of the FPSO or any parts or portion thereof or assign the Building Contract, (2) will not change the Flag State without Charterer’s prior written consent, and (3) will not change its jurisdiction of incorporation or organization, merge or otherwise combine with another entity or transfer its title or rights in the FPSO or all or substantially all of its assets to another entity without Charterer’s prior written consent; provided however that notwithstanding anything to the contrary contained in this Charter, Charterer shall not withhold consent to a proposed transfer of the FPSO or assignment of this Charter and/or the Building Contract, and any rights hereunder or thereunder, by Owner if: (A) such transfer or assignment is to (x) a Lender or is required as security to a mortgagee and in connection with the financing of the FPSO or (y) an Affiliate of Owner financially and technically capable of performing the Services and satisfactory to Charterer; (B) the Owner Guarantee remains in full force and effect in accordance with its terms, such that the guarantee of Owner’s obligations under this Charter in favor of Charterer is not adversely affected by such transfer or assignment; and (C) the Charterer, Owner, any acceptable Owner Affiliate, and Lender (if any) have executed a Novation agreement satisfactory to Charterer, pursuant to the provisions of Article 24 of this Charter, whereby such permitted transferee takes assignment and novation of this Charter and/or Building Contract; provided however that Owner shall ensure no assignment or transfer to any Lender, Affiliate or other permitted transferee shall negatively impact the accounting treatment of this Charter as an “operating lease” pursuant to applicable accounting principles governing such Lender, Affiliate or other permitted transferee hereto; and

(c)	Owner shall continue to have full power and authority to perform all of its obligations under this Charter and to carry out all of the transactions contemplated below.

8.3 Charterer Representations and Warranties. Charterer represents and warrants that the following is and will be, as appropriate, be true and correct:

(i)	Contract Date. As of the Contract Date:

(a)	it is a corporation duly organized and validly existing under the laws of The Bahamas with a branch office in Malaysia;

(b)	it has, the full power and authority to execute, deliver and perform its obligations under this Charter and to enter into and carry out the transactions contemplated herein;

(c)	the execution, delivery and performance of this Charter is not be in breach, conflict or contravention of applicable law, rule or regulation or court order or decree or Charterer’s Memorandum and Articles of Association, or any mortgage, indenture, agreement or undertaking to which Charterer is a party or by which it is bound, nor does it require consents (that have not been obtained) under any other agreement to which Charterer is party or bound and this Charter has, by proper corporate action, been duly authorized, executed and delivered by Charterer and all steps necessary have been taken to constitute this Charter a valid and binding obligation of Charterer;

(d)	the Charterer Group is entitled to develop, produce and process Crude Oil, inject water and export Processed Oil from the FPSO Site by use of the FPSO;

(e)	there are no material actions, suits or proceedings pending, or to the knowledge of Charterer threatened, against or affecting it that would, if determined adversely thereto, substantially impair the ability of Charterer to perform its obligations under this Charter;

(f)	subject to the provisions of the PSC, there are no Third Party rights that limit or restrict the ability of Charterer to perform its obligations under this Charter and all permits, licenses, and other rights that are obligation of Charterer in connection with this Charter have been or will be obtained;

(g)	there are no petitions filed or threatened to be filed, orders entered or resolutions passed for the winding up or bankruptcy of Charterer, Charterer has not made an assignment for the benefit of creditors, nor, to its knowledge, has a receiver or administrator been, about to be or threatened to be, appointed to its assets;

(h)	there are no material defaults or events of default by Charterer existing or potentially likely to exist with regard to this Charter; and

(i)	there is no information known to Charterer which would cause the information disclosed by Charterer pursuant to this Charter in any provided documents to be materially incorrect or misleading.

(ii)	Delivery Date. On the Delivery Date, by taking delivery of use and possession of the FPSO, Charterer will be deemed to have restated and certified to Owner that all of its representations and warranties in Clause 8.3(i) above are true and correct.

8.4 FPSO Building, Refurbishment and Conversion Contract.

(i)	Charterer’s Right to Review Documents. Charterer shall have the right at any time, and from time to time, at its election, to review all specifications, diagrams, charts, plans and drawings for the FPSO. Charterer shall also have the right to participate as an observer in all meetings between Owner (and its Affiliates) and Builder, or other representative, of the FPSO and subcontractors and suppliers of Owner and Builder related to technical issues and changes to the Specifications. In addition, Charterer shall have the right to receive promptly copies of drafts of the proposed Variation Orders and any correspondence relating thereto and to the technical issues.

(ii)	Owner to Provide Drawings, Etc. Owner shall provide Charterer with all design drawings and the Builder’s Documents Register, if requested by Charterer. Charterer agrees that (except with respect to policies, contracts, purchase orders and documents relating to Insurance Reimbursables, Demobilization Costs, Variation Orders, upfront start-up costs in Clause 9.3(i)(b), upfront budgeted estimated costs in Clause 9.3(i)(c), chemicals, lubes and first fill reimbursables under Clause 9.3(i)(f) and any other reimbursable costs under this Charter), copies of any documents or contracts it receives from Owner under the Charter shall have all Subcontractor price information deleted. Such design drawings and Builder’s Documents Register, once delivered to and approved in writing by Charterer, shall become part of the Specifications and the Building Contract. Charterer shall have fourteen (14) calendar Days after receipt from Owner of the drawings and Builder’s Documents Register to notify Owner in writing as to whether Charterer approves or rejects the drawings and Builder’s Documents Register or needs reasonable additional time to review and comment on same. Charterer shall include with its notice of rejection detailed comments explaining the basis for rejection, whereupon Owner shall cause Builder to consult with Charterer and resolve the issues leading to rejection of the design drawings and/or the Builder’s Documents Register. Charterer’s approval of the design drawings and Builder’s Documents Register will be deemed to be given if Charterer does not notify Owner in writing within the fourteen (14) calendar Day period described above.

(iii)	FPSO Design and Construction. Owner represents and warrants that the FPSO shall be designed, constructed, converted and engineered in accordance with the Specifications, and maintained by Contractor in such a manner which shall enable the FPSO to remain on station fully classified by the Classification Society and capable of conducting Commercial Operations at the FPSO Site for twenty (20) years without any need for drydocking or Offsite Repair Work.

(iv)	Affiliate Novation. If any of the FPSO Work, Services or Building Contract and this Charter have been novated to an Affiliate in connection with a permitted transfer under Clause 8.2(iii)(b):

(a)	Owner shall procure that no material right of the Charterer under the Building Contract or any contract or subcontract for the FPSO Work or Services is waived; and

(b)	unless this Charter has been terminated, Owner shall procure that the Building Contract is not, and no contracts or subcontracts for the FPSO Work or Services are, by reason of this novation, terminated.

ARTICLE 9

COMPENSATION

9.1 Hire Rate Accrual.

(i)	Accrual Commencement. Subject to Clauses 9.2 and 10.1, the Hire Rate (at the applicable rate) and all other compensation due under this Charter, pursuant to and in the amounts set forth in Appendix B, Part A, Section 1, shall commence accruing, in the manner set forth in this Clause 9.1, each Day on and from the Ready for Commissioning Date to the end of the Term, except as otherwise provided in this Charter, and shall be payable on the dates and in the manner set forth in Article 10.

(ii)	Daily Accrued Reduced Hire Rate. Commencing on the Ready for Commissioning Date and daily thereafter during the First Reduced Hire Rate Period, Hire Rate shall accrue (but not be paid) at the Daily Accrued Reduced Hire Rate.

(iii)	Daily Accrued Full Hire Rate. Commencing on the Full Hire Rate Accrual Date and daily thereafter during the Full Hire Rate Accrual Period, Hire Rate shall accrue (but not be paid) at the Daily Accrued Full Hire Rate.

(iv)	Accrued Hire Rate. All of the above Accrued Hire Rate shall commence being paid by Charterer on the Hire Rate Payment Commencement Date, pursuant to the provisions of Clause 10.1.

(v)	Second Reduced Hire Rate Period. Commencing on the Ready for Hydrocarbons Date and daily thereafter during the Second Reduced Hire Rate Period, Hire Rate shall again accrue (but not be paid) at the Daily Accrued Reduced Hire Rate. During the Second Reduced Hire Rate Period no Hire Rate or Accrued Hire Rate shall be paid pursuant to the provisions of Clause 10.1(i)(b).

9.2 Hire Rate Adjustment; Downtime/Shutdown; Annual Maintenance Allowance.

(i)	Downtime Calculation. After the Delivery Date and throughout the Term of this Charter, the Hire Rate shall be subject to adjustment for all Downtime (up or down) as follows:

(b)	Whenever a Downtime event occurs outside of the Annual Maintenance Allowance, Monthly Downtime Percentage shall be calculated as the sum of the actual hours (or part thereof) recorded in each preceding calendar month during which there was Downtime as follows:

(1)	Daily Downtime (hours) =

(Full Flow Rate – Actual Flow Rate) x 24(hours)
Full Flow Rate

where

“Full Flow Rate” and “Actual Flow Rate” have the meanings given to them in Clause 9.2(ii) below.

(2)	Monthly Downtime Percentage shall equal the sum of daily Downtime (hours), calculated as per (1) above, during the month in question, divided by the total number of hours in the month in question.

(c)	The above formula will also apply for any period of time following a Shutdown Period during which the Wells are being brought back on stream until Full Flow Rate has once more been achieved.

(ii)	Full Flow Rate. For the purposes of this Charter, “Full Flow Rate” means the average of the oil production flow rate for the most recent three (3) Days where no Downtime has been recorded and “Actual Flow Rate” means the actual oil production flow rate recorded during the Day on which Downtime occurred.

(iii)	Water Injection or Gas Compression Reduction. Any time period during which water injection or gas compression is reduced, restricted or is not possible for any reason, and such reduction, restriction or failure causes Charterer (at its option) to reduce or restrict Crude Oil production, shall be counted as Downtime.

(iv)	Shutdown. Any Shutdown shall not count as Downtime for the purpose of compensation under this Clause 9.2 or for any other purpose under this Charter but shall give rise to the Hire Rate Reductions set forth in Clause 9.2(xi).

(v)	Ability to Offload Oil. If the ability of the FPSO to offload Processed Oil shall be reduced or restricted, such inability to offload shall not be deemed to constitute Downtime hereunder except to the extent that such inability to offload shall reduce, restrict, or suspend Crude Oil production flow to the FPSO.

(vi)	Daily Production Report. All Downtime shall be reported by the FPSO’s operation manager in the daily production report, which shall be co-signed by each of the Master under the FPSO Operating and Maintenance Agreement and the Charterer Representative onboard the FPSO.

(vii)	Cessation of O&M Services. If Charterer requires cessation of all or part of the O&M Services in accordance with the terms of Clause 4.16 of the FPSO Operating and Maintenance Agreement (including those of Attachment F thereof), and such cessation causes the reduction, restriction or suspension of Crude Oil production, such cessation of O&M Services shall count as Downtime hereunder.

(viii)	Prohibited Gas Flaring. If Charterer is unable to compress associated gas and is forced to flare associated gas in excess of guidelines established by Petronas and such inability causes a cessation of production, the Shutdown provisions of this Charter shall apply.

(ix)	[Intentionally Left Blank]

(x)	Resumption of Production. All time required to resume Full Flow Rate after a Shutdown shall be considered Downtime.

(xi)	Shutdown Period Hire Rate.

.

(xii)	Annual Maintenance Allowance. For the purposes of this Charter, all Annual Maintenance Allowance hours not utilized by Owner in any contract year may be carried over by Owner to any following contract year of the Primary Term or any Secondary Term (but not beyond the applicable Term for which such hours were allocated) for use as Annual Maintenance Allowance or Downtime and Shutdown calculations during the applicable Term, all in a manner provided for in Clause 5.4(v) of the FPSO Operating and Maintenance Agreement. The Owner may allocate the Annual Maintenance Allowance over the course of the Primary Term and any Secondary Term in any manner it reasonably determines, subject to Owner’s and Contractor’ s obligations to maintain and operate the FPSO and its equipment in a manner and condition set forth under Owner’s warranties and obligations under this Charter and Contractor’s obligations under the FPSO Operating and Maintenance Agreement. With respect to Owner’s allocation of Annual Maintenance Allowance hours, Owner shall present to Charterer for its approval an Annual Maintenance Allowance Schedule with respect to the immediately following contract year at the times and in the manner set forth in the FPSO Operating and Maintenance Agreement. Each Annual Maintenance Allowance Schedule is subject to approval by Charterer in accordance with the provisions of Clause 5.4(ii) of the FPSO Operating and Maintenance Agreement.

(xiii)	Annual Maintenance Allowance Hours Cash Out. At the end of the Primary Term or any Secondary Term, Owner may, at its option, upon written notice delivered to Charterer at least thirty (30) Business Days prior to the end of any such Term, request Charterer to pay Owner in cash, for all or any part of Annual Maintenance Allowance accumulated but unused by Owner during such Term. Such cash amount shall be equal to the quotient obtained by applying the following formula:

Provided Owner has timely elected the above cash in option, such cash payment amount shall be invoiced to Charterer by Owner on the last Business Day of the Primary Term or any Secondary Term, as applicable, and shall be paid by Charterer within thirty (30) Days after receipt by Charterer of Owner’s invoice.

The actual costs of all such budgeted amounts will also be billed to and paid by Charterer on a monthly in arrears basis against presentation by Owner of detailed invoices and back up documents for such costs and shall be certified as due by Charterer Representative. Although such reimbursable costs are estimates only, Owner agrees to use reasonable efforts to ensure that it does not exceed the above total agreed budgeted amounts.

(d)	Payments. All payments for any of the above stated amounts shall be paid by Charterer within thirty (30) Days after receipt by Charterer of Owner’s detailed invoice together with a certificate executed by Owner’s Site Representative and Charterer Representative that such amounts are due.

(e)	Soil Investigations.

:

(1)	Charterer has exercised this option by notice in writing to Owner within forty-five (45) days after the effective date of the LOI;

(2)	The soil investigation is based on the Owner’s required specifications;

(3)	The Owner (A) reviews and agrees the field survey scope of work, (B) participates in and oversees the soil field survey scope of work; and (C) Owner is responsible for ensuring that the data required to adequately design and install the mooring system is obtained, provided that Charterer complies with this sub-clause 9.3(i)(e) and causes any contractor hired under this Section to follow the reasonable requests of Owner in relation to the performance of the work; and

(4)	The soil investigation is executed in time to support the FPSO Schedule.

(f)	Reimbursement of Chemicals, Lubes, First Fill. Owner will reimburse Charterer for all first fill items paid for by Charterer in sub-clause (c) above which remain unused by Owner on the Successful Run Commencement Date.

(g)	Fixed Maximum Amounts. Owner and Charterer agree that the Pre-Payments in Clause 9.3(i)(a) above and the upfront start-up costs in Clause 9.3(i)(b) above are fixed maximum amounts to be paid by Charterer with respect to items set forth in said sub-clauses (a) and (b). Absent an agreed Variation Order, no further payments by Charterer to Owner will be made with respect to Pre-Payments and start-up cost needs of Owner apart from the Reimbursable Costs referred to in Clause 9.3 (i) (c), and any applicable mark-up in accordance with Appendix B.

(ii)	Intentionally Left Blank

9.4 Insurance Costs and Reimbursables. Prior to the Delivery Date, Owner shall be responsible, at its own non-reimbursable cost and expense, for obtaining and maintaining in place all insurance policies and coverages required pursuant to the provisions of Article 29 of this Charter. On and after the Delivery Date, Owner shall also be required to obtain and maintain in place all insurance policies and coverages required pursuant to Article 29, but Charterer shall reimburse Owner, at documented cost, for the cost of Insurance Reimbursables in connection with all insurance policies or coverages Owner purchases or obtains after the Delivery Date pursuant to the provisions of Article 29 of this Charter. Except as set forth below, in no event will Charterer reimburse Owner for any of the following insurances:

(c)
.

ARTICLE 10

MANNER OF PAYMENT/SHUTDOWN

10.1 Date and Manner; Accrued Hire Rate; Shutdown.

(i)	Payment of Hire Rate and Accrued Hire Rate. Charterer shall commence paying Hire Rate and Accrued Hire Rate on the Hire Rate Payment Commencement Date in the following manner:

(a)	Early Payment Commencement Date.

(1)	If, due to the Sole Fault of Charterer, the Ready for Hydrocarbons Date does not occur on or prior to the sixtieth (60th) Day after the Full Hire Rate Accrual Date, Charterer shall commence paying the Hire Rate and Accrued Hire Rate on the Early Payment Commencement Date. Otherwise, Hire Rate and Accrued Hire Rate shall commence being paid on the Delivery Date.

(2)	If the Hire Rate Payment Commencement Date begins on the Early Payment Commencement Date, Owner and Charterer shall calculate the number of Days during each of the First Reduced Hire Rate Period and the Full Hire Rate Accrual Period for the purpose of determining the number of Days for which the Accrued Hire Rate is payable. Then, on the Hire Rate Payment Commencement Date, Owner shall invoice, and Charterer shall pay within the time period provided in this Charter, the following:

(A)	The per Day U.S. dollar amount of Daily Accrued Reduced Hire Rate multiplied by the number of Days from the Early Payment Commencement Date to the last Day of the calendar month in which the Early Payment Commencement Date occurs;

(B)	The per Day U.S. dollar amount of the Daily Accrued Full Hire Rate multiplied by the number of Days from the Early Payment Commencement Date to the last Day of the calendar month in which the Early Payment Commencement Date occurs; and

(C)	All daily Hire Rate which shall be payable in advance by Charterer from the Early Payment Commencement Date to the last Day of the calendar month during which the Early Payment Commencement Date occurs.

(3)	Subject to the provisions of Clause 10.1(i)(b) below, on the first (1st) Business Day of each calendar month following the Early Payment Commencement Date, the Owner shall invoice Charterer, and Charterer shall pay, within the time period provided in this Charter, the following:

(A)	The per Day U.S. dollar amount of all Daily Accrued Reduced Hire Rate, which remains unpaid on such Day, multiplied by the number of Days which will occur in such calendar month.

(B)	The per Day U.S. dollar amount of all Daily Accrued Full Hire Rate, which remains unpaid on such Day, multiplied by the number of Days which will occur in such calendar month.

(C)	All daily Hire Rate due in advance by Charterer for such calendar month.

(b)	Pause in Payments. If the Hire Rate Payment Commencement Date occurs on the Early Payment Commencement Date, on the Ready for Hydrocarbons Date, Charterer shall cease paying all Accrued Hire Rate and shall, instead, once more commence accruing Reduced Accrued Hire Rate for each Day during the Second Reduced Hire Rate Period. Charterer shall thereafter only commence paying Hire Rate once more on the Delivery Date.

(c)	Delivery Date Payments.

(1)	On the Delivery Date, Charterer shall commence paying (or if the Early Payment Commencement Date has occurred, shall recommence paying, if applicable) full Hire Rate and all unpaid Accrued Hire Rate retroactively with effect from the Successful Run Commencement Date. Thereafter, Charterer shall, subject to the Downtime and Shutdown and the provisions of Clause 10.1(ii) of this Charter, continue to pay the full Hire Rate, monthly in advance, throughout the remainder of the Term. On the Delivery Date, Owner shall invoice, and Charterer shall pay, within the time period set forth in this Charter, on a per Day basis the following:

(A)	The U.S. dollar amount obtained by multiplying (I) the sum of (x) Daily Accrued Reduced Hire Rate which accrued on a Day by Day basis during both the First Reduced Hire Rate Period (if any daily amounts for such period remain unpaid), and the Second Reduced Hire Rate Period plus (y) Daily Accrued Full Hire Rate (if any such daily amounts for such period remain unpaid), by (II) the number of Days from the Delivery Date to the last Day of the calendar month in which the Delivery Date occurs; and

(B)	All daily Hire Rate due in advance by Charterer for such immediately following calendar month.

(d)	Post-Delivery Date Payments. Thereafter, Charterer shall continue to pay each month (A) on a Day by Day basis all Accrued Hire Rate which remains unpaid until the total amount of such all Accrued Hire Rate has been paid in full and (B) all Hire Rate due on a monthly basis for the rest of the Term.

(e)	Invoicing. On or prior to the first (1st) Business Day of each month following the Hire Rate Payment Commencement Date, Owner shall deliver to Charterer an invoice for all Hire Rate due in advance for such month. Charterer shall, unless otherwise provided in this Charter, pay all of Owner’s invoices for Hire Rate (at the applicable rate) on or prior to the tenth (10th) Day of each month, provided that if Owner’s invoice is not received by Charterer on or before the first (1st) Business Day of any month, then Charterer shall make payment within ten (10) Days after its receipt of such invoice. For all other payments and reimbursables, if any, due by Charterer to Owner under this Charter, Owner shall at the end of each month prepare and send to Charterer an invoice for the amounts payable (or credits due to Downtime reduction or Shutdown) by Charterer for such month. Charterer shall make payment with regard to all such other payments, in arrears, within ten (10) Days after receipt of the appropriate invoice (subject to Clause 10.1(ii), (iii) and (iv) below). Charterer shall have the right to withhold from payments to be made to Owner all amounts that it in good faith disputes, provided that Charterer, no later than five (5) Days prior to withholding any amounts due to Owner, shall notify Owner that it is disputing an invoice and shall give detailed reasons for its dispute. Prior to Owner submitting its first invoice for payment hereunder, Owner shall furnish documentary evidence to Charterer that Owner is duly authorized by Bank Negara Malaysia in Kuala Lumpur to accept payment in U.S. dollars. All payments hereunder shall be made in immediately available freely transferable U.S. dollars, without discount, setoff or deduction of any kind, except as expressly permitted by this Charter, by inter-bank transfer, free of bank charges, to such bank or financial institution as Owner shall designate, in writing, for credit to the account of Owner.

(f)	Incomplete Gas Compression Testing. Notwithstanding anything to the contrary contained in this Clause 10.1 or elsewhere in this Charter, if Owner has not successfully completed Gas Compression Testing and achieved the Gas Compression Run Time, pursuant to the provisions of Clause 3.1(vii), on or before the last Day of the Gas Compression Testing Period, the Downtime and Shutdown provisions of Clause 9.2 shall immediately apply.

(g)	No Duplicate Payments. Notwithstanding any other provision of this Clause 10.1 or any other provision of this Charter to the contrary, in no event shall the payment provisions of this Clause 10.1 (or the payment provisions of any other Clause of this Charter) require or obligate Charterer to pay to Owner duplicate payments of Accrued Hire Rate, Hire Rate or any other amounts due Owner by Charterer hereunder.

(ii)	Downtime and Shutdown Adjustments. All adjustments or deductions due to Downtime, Shutdown or other causes as provided for in Clause 9.2 or elsewhere in this Charter shall be charged or credited by Owner to Charterer on the invoice for the first (1st) month which occurs following the month in which the Downtime or Shutdown occurred. All such invoices shall state, in reasonable detail, the cause and duration of all such Downtime or Shutdown. Charterer may offset against any Hire Rate due, any and all (a) liquidated damages due under Clause 3.5(ii), subject to the provisions of Clause 3.5(iii), (b) disputed compensation amounts (provided it complies with the 5-Day notice provision in Clause 10.1(i)(e) above), (c)

Downtime, Shutdown or Force Majeure deductions, and (d) amounts, if any, due by Owner to Charterer under the terms of this Charter and not paid by Owner to Charterer within thirty (30) Days after their due date, unless such reduced amounts in (c) and (d) above of this sub-clause (ii) are already reflected as a discount on Owner’s invoices.

(iii)	Payments in U.S. Dollars; Conversion. The Hire Rate and all other payments due under this Charter are stated in US dollars and in the event that Owner is not authorized to accept U.S. dollars, or Charterer cannot for any period of time make any such payment in U.S. dollars (by Government intervention or law, rule or regulation or order of any court or tribunal of competent jurisdiction), then payment shall be made in Malaysia Ringgits. For the purpose of converting U.S. dollars to enable payment to be made in Malaysia Ringgit, during the Primary Term the rate of exchange to be used shall be the average of the selling and buying rates of Telegraphic Transfer published in the opening of business rate sheet by Malayan Banking Berhad Kuala Lumpur on the due date for payment. If such Day falls on a Day where the rate is not available, the rate quoted immediately before such Day shall be used. During any Secondary Term, the exchange rate shall be the Malaysian Ringgit amount equal to the selling rate in Malaysia of the U.S. Dollar, as published in said business rate sheet on the due date, discounted by the lesser of (a) the average of the difference between the buying and selling rates at the date of exchange, or (b) the average of the difference between the buying and selling rates on December 1, 2004 as reported by Bank Negara.

Excess Shutdown; Reduced Hire Rate.

10.2 Payment Period. Except as otherwise provided herein, the Hire Rate shall become payable as of the Delivery Date and cease to be payable as of the Demobilization Date or date of termination, as applicable, pursuant to the express provisions of this Charter, or as otherwise provided herein. Any Hire Rate paid in advance by Charterer representing compensation for a period beyond the Demobilization Date or date of termination shall be refunded by Owner within thirty (30) Days after the Demobilization Date or effective date of termination, as applicable.

10.3 Late Payments. Without prejudice to Owner’s rights under Clause 17.4, if Charterer fails to make payment of any undisputed amount owing within thirty (30)

Days of Charterer’s receipt of an invoice, then all money due to Owner shall accrue interest, at the Agreed Interest Rate, from the due date of payment to the date of receipt by Owner. If Charterer fails to pay any such undisputed amount by the end of such thirty (30) Day period, Owner may give Charterer thirty (30) Days written notice to pay such undisputed amount. If Charterer still fails to pay same within such further thirty (30) Day period, Owner shall thereafter have the right terminate this Charter pursuant to the provisions of Clause 17.4(i) and pursue any remedies to which it is entitled under applicable law or under the provisions of this Charter.

10.4 No Waiver as to Payments. Payment by Charterer shall not prejudice its rights in the future to dispute any part of any invoice including any invoice previously paid. In the event of a dispute over any part of an invoice, Charterer shall nevertheless pay the undisputed portion and shall not delay payment of any such undisputed portion of the invoice.

10.5 Invoice Disputes. Any unresolved dispute concerning an amount contained within an invoice shall be resolved between the Parties as set out in Article 31. Following resolution of the dispute or issuance of an arbitration award, any amount agreed or found to be payable by one Party to the other Party shall be paid within ten (10) Days after the date of such resolution or award (unless such award otherwise provides), together with interest at the Agreed Interest Rate calculated for the period between the final date of payment and the date the amount was initially due for payment; provided, however, if any delay is the justifiable result of the Party concerned failing to provide material information, interest will be payable from thirty (30) Days following receipt of such information.

10.6 Invoice Contents. All invoices submitted by Owner shall:

(i)	refer to this Charter and if applicable, quote Charterer’s purchase order number (which Charterer will furnish to Owner);

(ii)	be submitted with sufficient documentation to support such invoices and permit verification by Charterer; and

(iii)	be submitted to and received by Charterer for the purposes of this Charter at Charterer’s nominated address in Article 30 (or such other place as may be agreed for this purpose in writing).

10.7 Change of Owner Bank Account. Should Owner wish to change any bank or other financial institution to which payment is to be made, at least thirty (30) Days prior written notice shall be given to Charterer of the new bank or financial institution and account details where such payment is to be made.

ARTICLE 11

LIENS

11.1 No Liens. Except for Permitted Encumbrances and Charterer’s lien for any unperformed Owner obligations as provided below, subject to the Lender’s rights in the QEL referenced in Clause 4.9, neither Charterer nor Owner shall have the right, power or authority to create, incur, or permit to be imposed upon the FPSO any Encumbrance whatsoever.

11.2 Liens Arising by Operation of Law. Certain liens or Encumbrances may attach to the FPSO from time to time by operation of law. If any action is taken to enforce any Encumbrance on the FPSO (whether a Permitted Encumbrance or not), Owner shall immediately notify Charterer thereof and take such steps as are necessary to prevent any such action from adversely affecting Charterer’s rights under this Charter. In the event that: (i) without the prior written consent of Charterer, Owner grants or suffers to exist a mortgage or other form of consensual security interest in respect of the FPSO other than a Permitted Encumbrance, or (ii) if an Encumbrance arising by operation of law attaches to the FPSO and Owner fails to remove such lien or Encumbrance within the time period set forth in Clause 17.3(v), then in addition to any other rights Charterer may have under this Charter, Charterer may terminate this Charter pursuant to the provisions of Clause 17.3(v) provided the termination conditions in such Clause 17.3(v) are met, whereupon: (a) Owner shall immediately reimburse Charterer for any sums paid and not earned and any other sums to which Charterer is entitled under this Charter; and (b) Charterer shall not be obligated to pay the Early Termination Payment.

11.3 Charterer’s Quiet Enjoyment. Owner shall promptly comply with the terms and conditions of all Permitted Encumbrances and in no event shall Owner permit the existence of any such Permitted Encumbrance or its compliance with the conditions thereof to interfere with or in any way delay the timely performance of Owner’s obligations under this Charter. Except as may be otherwise agreed in the QEL between Owner, Lender and Charterer, and subject to the provisions of Article 4.9 herein, the existence of any Permitted Encumbrance shall in no way limit or restrict Charterer’s rights or obligations under this Charter and the holder or owner of any such Permitted Encumbrance shall be subject to Charterer’s rights under this Charter.

ARTICLE 12

HEALTH, SAFETY AND ENVIRONMENTAL OBLIGATIONS

12.1 Environmental Laws. Owner represents that it is fully capable of performing the Services in compliance with all applicable Malaysian and other applicable federal, state, and local safety, health and environmental laws, guidelines and regulations and good maritime operating practice and procedures as well as international protocols and treaties binding upon the FPSO or Owner in the performance of the Services and Owner shall also comply with the HSE policies and rules set forth in Appendix M.

12.2 Safety Laws. With respect to the Services, Owner is responsible for providing and maintaining a safe and healthy work environment at the FPSO for Owner Group Personnel, Charterer Group Personnel and all Third Parties. All such people at the FPSO are required to comply with Owner’s efforts to provide and maintain a safe and healthy work environment.

12.3 Helicopters/Supply Boats. The Master may, in connection with the performance of the Services, regulate the landing and taking off of helicopters and handling of supply boats, shuttle tankers, launches and small boats employed by the Charterer whilst alongside the FPSO and may defer offloading during the FPSO Commissioning if the Master sees fit, in each case for safety purposes.

ARTICLE 13

TAXES/DUTIES

13.1 Taxes and Duties.

(i)	Malaysian Tax Laws. This Charter has been entered into under the current tax laws and regulations of Malaysia, including, but not limited to, turnover and sales taxes, taxes on or deductible from payments, consumption taxes, value added taxes, business taxes and customs duties, the Malaysian Income Tax Act 1967, as amended, and taxes on gains or net income.

(ii)	Required Withholdings. Subject to the provisions of Clauses 13.1(iii), (iv) and (vi) hereof, Charterer shall be authorized to withhold taxes from the payments made under this Charter in accordance with the laws, regulations and/or directives in force in Malaysia and all other appropriate jurisdictions from time to time.

(iii)	Hire Rate Exclusive of Taxes. Hire Rate and other payments described in this Charter made by Charterer to Owner are exclusive of any Malaysia income, corporate, withholding, value-added, goods and services taxes, and other tax of a similar nature or effect chargeable in Malaysia. Charterer shall assume full and exclusive liability for payment of all such taxes and, subject to the provisions of Clauses 13.1(iv) and 13.8, Charterer hereby agrees to save, defend, indemnify and hold harmless Owner from and against any such taxes..

(iv)	No Withholding Taxes Due to Owner’s Residency Status. On condition that Owner submits to Charterer a letter from its external auditor, or tax consultant or legal counsel stating that Owner is a resident in Malaysia under clause 7 or 8 of the Income Tax Act 1967, no Malaysian withholding tax shall be deducted or paid in respect of any sums payable to Owner under this Charter.

(v)	Owner Discharge of Encumbrances. Owner shall promptly discharge any lien or Encumbrance arising by operation of law that attaches to the FPSO and shall save, defend, indemnify, and hold harmless Charterer from any claims, liabilities, losses, or damages suffered or incurred by Charterer in relation to such liens or Encumbrances.

(vi)	Hire Rate Gross Up for Required Withholdings.

(vii)	Owner’s Reimbursement of Taxes. If Charterer pays any withholding or other taxes or duties to any Malaysian authority on behalf of Owner under the provisions of this Article 13 and Owner recovers any such taxes or duties which Charterer has overpaid, or Owner is not required to pay as a result of an exemption, preferential tax treatment or otherwise, Owner shall, on demand by Charterer, repay to Charterer all such taxes or duties paid by Charterer and refunded to Owner. If Owner is required to pay any taxes to any Malaysian authority for which it claims Charterer is responsible under the provisions of this Article 13, Owner shall provide evidence to Charterer of all such taxes paid to and official tax receipts from the relevant taxing authority.

13.2 Statutory Exemptions. If Owner claims to be exempted from any statutory withholding tax or deduction, it shall inform Charterer in writing and promptly provide any necessary documentation to support such exemptions, including a certificate of exemption or preferential tax treatment from the relevant taxing authority.

13.3 Charterer’s Tax Indemnity. If any Claim or demand for payment of taxes in Malaysia related to this Charter is made on Owner, which is not required by law or by this Charter, then Charterer shall save, indemnify, defend, protect and hold harmless Owner Group with regard to such Claim or demand.

13.4 Owner’s Tax Indemnities. Except as otherwise provided in this Charter, while performing the Services, Owner shall be responsible for, shall pay at its own expense when due and payable, and shall save, indemnify, defend, protect and hold harmless Charterer Group in respect of, all taxes and duties payable by Owner or any member of the Owner Group in Malaysia or any other country in relation to the Owner’s general corporate or other business taxes on its earnings and profits (other than the Hire Rate or other compensation due to Owner under this Charter) and with respect to the Services (whether performed by Owner or any of its Affiliates or the Subcontractors of either), including without limitation with respect to Owner Property:

(i)	Sales, Excise, Use Taxes, Etc. All sales, excise, storage, consumption and use taxes, licenses, permit and registration fees, income, profit, excess profit, franchise, and personal property taxes; and

(ii)	Employment Taxes. All employment taxes and contributions imposed or that may be imposed by law, trade union contracts, or regulations with respect to or measured by the compensation (wages, salaries or other) paid to employees of Owner including, without limitation, taxes and contribution for unemployment and compensation insurance, old age benefits, welfare funds, pensions and annuities, and disability insurance and similar items;

(iii)	Customs Duties. Subject to the provisions of Clause 13.6(iii), all Duties applicable on the import into and export from Malaysia of Owner Property, Owner’s goods, equipment and materials for the FPSO and its related equipment in connection with the FPSO Work and Services prior to the Delivery Date (but not afterwards), including items imported in Charterer’s name and which are on the prevailing “Master List of Materials and Equipment for Upstream Petroleum Operations Exempted from Customs Duties and Sales Taxes” (referred to below as the “Master Exemption List” ; and

(iv)	Owner’s Failure to Comply with Exemptions. Any tax liability in excess of the maximum set forth in Clause 13.1(vi) above and any taxes on Hire Rate or other compensation due Owner under this Charter for which Charterer becomes liable due to any loss of exemption or preferential treatment in relation to any Customs Duties or taxes due to Owner’s failure to comply with any requirements associated with such exemptions or preferential treatment.

13.5 Certain Malaysian Tax and Customs Duties Requirements. In relation to the importation of Owner’s equipment and materials into Malaysia for purposes of performing the Services hereunder:

(i)	Imported Goods. Any goods, equipment or materials imported overland into Malaysia for performance of the Services shall be delivered under bond to the Supply Base.

(ii)	Master Exemption List. If Owner’s goods, equipment or materials which fall within the Master Exemption List are to be imported in the name of Charterer by a route other than via the Supply Base, Owner shall be required to move such equipment under bond to the Supply Base. Owner shall obtain Charterer’s prior written approval and shall provide sufficient notice to Charterer for customs clearance.

(iii)	Goods to be Imported Under Owner’s Name. Importation of such goods, equipment and materials shall be made in the name of Owner if Owner has a warehouse at the Supply Base; otherwise, such imports shall be made in the name of Charterer.

(iv)	Temporary Imports. If any of Owner’s goods, equipment or materials which are not listed on the Master Exemption List will not be consumed in the performance of the Services, but will be utilized for a period of less than six (6) months, Owner shall import such goods, equipment or materials on the basis of temporary import for re-export; and Charterer shall, if requested, provide reasonable help to enable Owner to obtain such exemption, at Owner’s expense.

(v)	Import/Export Documentation. Owner shall be responsible for the preparation of all documents required by governmental authorities in connection with the import and export of Owner Property and Owner’s goods, equipment and materials and other products for which it is responsible under the provisions of this Charter to and from Malaysia. Charterer agrees to use reasonable efforts to assist Owner with respect to the documents and approvals required by Owner under this sub-clause (v).

(vi)	Responsibility for Owner Property. Owner shall be responsible for its Owner Property and Owner’s goods, equipment and materials imported into Malaysia while such items are in Owner’s custody. Owner shall defend, indemnify, and hold harmless Charterer Group from and against any Claims, demands and causes of action which may arise as a result of damage to, shortages, or overages in inventory of such equipment.

(vii)	Removal of Owner’s Goods and Equipment. Upon termination of this Charter, Owner shall take immediate steps to remove such Owner’s goods, equipment and materials from Malaysia (unless such goods, equipment or materials have been used, lawfully abandoned or consumed in the performance of the Services or lawfully transferred to Charterer). Unless Charterer agrees otherwise in writing, Owner shall comply with all reasonable and lawful directions and procedures as required by Charterer to cause such equipment to be removed as aforesaid as expeditiously as possible.

(viii)	Sale of Owner’s Goods - Notice to Charterer. If any of Owner Property and Owner’s goods, equipment or materials listed in the Master Exemption List and imported in Charterer’s name into Malaysia are to be sold, transferred, disposed of or otherwise dealt with prior to their removal from Malaysia, Owner shall give reasonable notice to Charterer of its intention and such action shall only be taken after written consent from Charterer. Charterer shall attempt to obtain the necessary approvals from the relevant governmental authorities for such action.

(ix)	Owner’s Tax Indemnity. Owner shall save, indemnify, defend, protect and hold harmless Charterer Group from and against any and all taxes, duties, surcharges, fines, or penalties of whatsoever nature for which Charterer shall be or become liable as a result of Owner’s failure to comply with the reasonable and lawful directions and procedural requirements notified to it by Charterer with respect to the removal from Malaysia of Owner Property and Owner’s goods, equipment or materials imported in Charterer’s Name, or as a result of Owner’s unauthorized act in selling, transferring, or disposing of such items prior to their removal from Malaysia, or as a result of Owner’s failure to furnish proper and accurate information for the import into Malaysia of such goods, equipment and materials.

13.6 Charterer’s Tax Indemnities. Charterer shall be responsible for, shall pay at its own expense when due and payable, and shall save, defend, indemnify, protect and hold harmless Owner Group in respect of, all taxes and duties payable by Charterer or any member of Charterer Group in Malaysia or any other country in relation to Charterer’s performance of any of its obligations under this Charter, or (to the extent permitted by this Charter) its assigning or conferring the benefits of this Charter or the Services performed hereunder on any Person, including without limitation with respect to Charterer Property:

(i)	Sales, Use Taxes, Etc. All sales, excise, storage, consumption and use taxes, licenses, permit and registration fees, income, profit, excess profit, franchise, and personal property taxes assessed against Charterer’s Property;

(ii)	Employment Taxes. All employment taxes and contributions imposed or that may be imposed by law, trade union contracts, or regulations with respect to or measured by the compensation (wages, salaries or other) paid to employees of Charterer including, without limitation, taxes and contribution for unemployment and compensation insurance, old age benefits, welfare funds, pensions and annuities, and disability insurance and similar items; and

(iii)	Customs Duties.

(a)	Charter Supplied Items. All Customs Duties which apply in Malaysia to the import into or export from Malaysia of Charterer Supplied Items.

13.6.1	Export Duties on Owner Property, Goods, Equipment, Etc.

13.7 Other Tax Indemnities.

(i)	Parties’ Cross Indemnities. Each of the Parties shall save, indemnify, defend, protect and hold harmless the other and its respective Group against all Claims, demands and causes of action based on any failure by the first party to make timely payment of any taxes or duties for which it is liable or to comply with applicable reporting, return, or other procedural requirements with respect to their payment. This indemnity shall include, without limitation, all penalties, awards and judgments, court and arbitration costs, attorneys’ fees, and other reasonable expenses associated with such Claims, demands, and causes of action.

(ii)	Notices of Non-Payment, Etc. Each Party shall give prompt notice to the other of all matters pertaining to non-payment, payment under protest,

claims of immunity, or exemption from any taxes or duties, to the extent that such action or omission could impact on the tax position of the other Party.

13.8 Tax Savings. Notwithstanding any provision to the contrary contained in this Article 13 or elsewhere in this Charter, Owner shall use Best Efforts to obtain preferential tax free treatment or exemptions under Labuan law for its operations under this Charter, within one hundred-twenty (120) Days after the Contract Date. In addition, Owner shall use Best Efforts to ensure that any permitted assignee of Owner’s rights, benefits and obligations under this Charter also obtains such Labuan preferential tax free treatment or exemptions. Owner agrees that any and all savings, exemptions or incentives obtained by Owner with respect to income or corporate taxes or duties, imposts or other taxes of any kind (including but not limited to those set forth in Clause 13.1(i)) from or with respect to any applicable taxing jurisdiction or authority as a result of Owner’s, the Charterer’s and/or any co-venturer’s structuring, whether or not involving Subcontractors and/or Contractor, of the ownership or chartering of the FPSO or the performance of the Services shall be refunded to Charterer to the extent Owner has been compensated by Charterer for such amounts.

ARTICLE 14

CONFLICTS OF INTEREST; FEES; GOVERNMENT PAYMENTS

14.1 Commissions/Fees. No member of Owner Group shall pay any commissions or fees or grant any rebates or other remuneration or gratuity to any member of Charterer Group. No member of Owner Group shall grant any secret rebates, one to the other, nor pay any commissions or fees to the employees or officers of the other.

14.2 Corrupt Payments. Owner warrants that neither it nor any other member of Owner Group has made, will make, or will permit to be made, with respect to the Services or other matters provided for under this Charter, any offer, payment, promise to pay or authorization of the payment of any money, or any offer or gift, or give or promise to give or authorize the giving of anything of value, directly or indirectly, to or for the use or benefit of any official or employee of the Government or to or for the use or benefit of any Malaysian or other Government political party, official, governmental department, agency or instrumentality thereof or any Government controlled entity or candidate for the purpose of: (i) influencing an official act or decision of that Person; (ii) inducing that Person to do or omit to do any act in violation of his, her or its lawful duty; or (iii) inducing that Person to use his, her or its influence within the Government to affect any Government decision or secure any improper advantage. Owner further warrants that neither it nor any member of Owner Group has made or will make any such offer, payment, gift, promise or authorization to or for the use or benefit of any other Person if Owner or any other member of Owner Group knows, has a firm belief, or is aware that there is a high probability that the other Person would use such offer, payment, gift, promise or authorization for any of the purposes described in the preceding sentence. The foregoing warranties do not apply to any facilitating or expediting payment to secure the performance of routine Government action. Routine Government action, for purposes of this Clause 14.2, shall not include, among other things, Government action regarding the terms, award, amendment, or continuation of this Charter. Owner shall respond promptly, and in reasonable detail, to any notice from Charterer or its auditors pertaining to the above stated warranty and representation and shall furnish documentary support for such response upon request from Charterer.

14.3 Article 14 Claims. Owner shall and hereby agrees to save, indemnify, defend, protect and hold harmless Charterer Group from and against all Claims in connection with the warranties and agreements contained in this Article 14.

.

ARTICLE 16

PARTY REPRESENTATIVES

16.1 Owner Representative. Owner shall nominate by notice in writing to Charterer one of Owner’s Personnel as Owner Representative for the purpose of monitoring the performance of Charterer’s obligations under this Charter.

16.2 Charterer Representative. Charterer shall nominate by notice in writing to Owner one of its Personnel as Charterer Representative for the purpose of monitoring the performance of Owner’s obligations under this Charter.

ARTICLE 17

TERMINATION

17.1 Termination by Charterer.

(i)	Before the Delivery Date. Charterer may terminate this Charter at any time prior to the Delivery Date by giving Owner no less than ninety (90) Days prior written notice of termination.

(ii)	After the Delivery Date. Charterer may, by written notice to Owner, terminate this Charter at any time after the Delivery Date and before the expiration of the Primary Term or any Secondary Term; provided, if this Charter is in the Primary Term, Charterer shall give Owner at least six (6) months prior written notice and if this Charter is in a Secondary Term, Charterer shall give Owner at least three (3) months prior notice. If either of such events occurs, the termination date of this Charter shall be the Day six (6) months (if in the Primary Term) or three (3) months (if in the Secondary Term), as the case may be, after the Day on which Owner receives Charterer’s notice of termination.

17.2 Early Termination Payment and Expenses. A termination of this Charter by Charterer under Clause 17.1, 17.9 (if such termination would qualify for an Early Termination Payment under the provisions of the last sentence of this Clause 17.2),

Clause 18.3(ii)(a) (but only if such termination is for drydocking or Offsite Repair Work for reasons under Clause 18.3(i)(b)), Clause 26.3, or Clause 35.2 or by Owner under Clause 17.4 or Clause 26.4 shall be subject to the applicable Early Termination Payment but in no other case shall an Early Termination Payment be due to Owner by Charterer. In addition, to the Early Termination Payment, Charterer shall pay Owner’s Demobilization Costs in accordance with the provisions of Clause 25.2, except that Charterer shall only pay Owner’s Demobilization Costs under Clause 17.1(i) if the FPSO has left the Owner’s conversion yard or other shore-side location (where the FPSO Work was being carried out) for the FPSO Site, or is actually on location at the FPSO Site, after the Sailaway Date. The Parties also agree that, in connection with any termination under Clause 17.9, Charterer shall be required to pay an Early Termination Payment and/or Demobilization Costs if such termination of the FPSO Operating and Maintenance Agreement is for reasons which under the provisions of this Charter would require Charterer to pay an Early Termination Payment and/or Demobilization Costs (provided that Charterer shall never be required to make duplicate payments of such amounts).

17.3 Charterer’s Other General Termination Rights. In the event:

(i)	Owner’s Breach. Owner is in breach of any of its material obligations under this Charter and fails to resolve such breach to Charterer’s satisfaction pursuant to the procedures and within the time limits set forth in Clause 17.6;

(ii)	Owner’s Insolvency. Owner suspends payment of its debts or is unable to pay its debts as they become due, a petition is filed or an order is made or entered (and is not stayed within thirty (30) Days of service thereof) or a resolution is passed or an involuntary petition is filed for the winding up, receivership, bankruptcy or reorganization of Owner, or Owner makes an assignment for benefit of all or substantially all of its creditors, or a receiver or administrator is appointed to all or substantially all of its assets;

(iii)	Owner’s FPSO Title Failure. Except as otherwise expressly permitted in this Charter, Owner ceases to own the whole (100% or, if under British registry or equivalent, 64/64th) of the FPSO (unless the FPSO is assigned to a Lender for financing purposes) or fifty percent (50%) or more of the voting shares or stock of Owner is sold or voting control or control of the board of directors of Owner is transferred to any other Person;

(iv)	Insurance Lapse. Any insurance required of Owner under this Charter is not obtained or lapses (provided, however, that, in the case of any insurance renewal, if Owner demonstrates to Charterer’s reasonable satisfaction prior to any such renewal that insurance coverages in any specified amount or for any specified risk listed in Article 29 is not available in the marketplace or from Owner’s P&I Club at the time of any renewal and Charterer and Owner agree in writing to alternative amounts or coverages prior to any such renewal, then Owner shall not be in breach under this Clause 17.3(iv), as long as no agreed insurance lapses or ceases to be in effect at any time);

(v)	Encumbrances which Interfere with Charterer’s Operations. Owner permits or suffers to exist any Encumbrance or other consensual or non-consensual security interest in respect of the FPSO (other than a Permitted Encumbrance) and such encumbrance or other security interest interferes with Charterer’s operations at the FPSO Site or its other operations in the Kikeh Field and such Encumbrance or other security interest has not been removed by Owner within forty (40) Days after written notice requesting its removal has been given by Charterer to Owner.

(vii)	Owner’s Corporate Status. The corporate status of Owner terminates;

(viii)	False Representations. Any representation or warranty of Owner under this Charter:

(a)	shall prove to be untrue, false or materially misleading when made or for the time covered; and

(b)	as a consequence shall materially and adversely affect Charterer’s rights or benefits under this Charter; and

(c)	which Owner has failed to remedy to Charterer’s satisfaction within thirty (30) Days after written notice from Charterer;

(ix)	Certain Changes without Charterer’s Consent. Without Charterer’s prior written consent or as otherwise specifically provided in this Charter:

(a)	the FPSO shall cease to be registered under the laws of the Flag State;

(b)	the Classification Society shall remove the FPSO classification;

(c)	the FPSO shall be arrested as a consequence of any Claim or event other than a Claim arising by, through or under Charterer and is not released from such arrest within twenty (20) Days after being arrested; and

(d)	Owner shall make any assignment prohibited by Clause 24.3 of Owner’s rights or obligations under this Charter;

(x)	Owner Guarantor Events. The Owner Guarantor:

(a)	suspends payment of its all or substantially all of debts or is generally unable to pay its debts in the ordinary course of its business;

(b)	passes a resolution, commences proceedings or has proceedings commenced against it (which are not stayed within twenty-one (21) Days of service thereof on the Owner Guarantor) in the nature of bankruptcy or reorganization resulting from insolvency or for its liquidation or for the appointment of a receiver, trustee in bankruptcy or liquidator of its undertaking or assets; or

(c)	enters into any composition or scheme or arrangement with its creditors;

(xi)	Owner Guarantee Failure. The Owner Guarantee ceases to be in full force and effect before the expiry of its agreed term (as agreed in writing by Charterer) (unless, within ten (10) Business Days thereafter, a replacement Owner Guarantee, by an entity and a form satisfactory to Charterer, is executed and delivered to Charterer in substitution for the original Owner Guarantee);

(xii)	Excessive Shutdown. Unless otherwise mutually agreed in writing by the Parties, Shutdown occurs and continues for a period of ninety (90) consecutive Days at any time during this Term plus any unused hours of Annual Maintenance Allowance, as set forth in Clause 9.2(xii), for the year or years in which such ninety (90) consecutive Days of Shutdown occurred, in which event Charterer shall not be required to pay any Early Termination Payment, unless otherwise agreed in writing by the Parties; or

then:

Charterer, in addition to any other rights it might have under this Charter, shall have the right to immediately terminate this Charter on demand by giving Owner fourteen (14) Days written notice, at which time the Charter shall terminate without further obligation on either Party, except for those provisions (other than payment provisions, unless otherwise expressly provided in this Charter) which expressly survive termination pursuant to the provisions of this Charter.

17.4 Owner’s Termination Rights. In the event:

(i)	Charterer’s Payment Failure. Charterer shall, for any reason, fail to make any Hire Rate payment due under this Charter (other than disputed amounts) and such default continues after receipt by Charterer of Owner’s ultimate written demand for payment given pursuant to the provisions of Clause 10.3;

(ii)	Charterer’s Breach. Charterer is in breach of any other of its material obligations under this Charter; and such failure or breach continues for a period of thirty (30) Days after written notice has been received by Charterer and such breach or failure has not been remedied by Charterer within such thirty (30) Day period;

(iii)	Charterer’s Insolvency. Charterer generally suspends payment of its debts or is unable to pay its debts as they become due, a petition is filed or an order is made or entered (and is not stayed within thirty (30) Days of service thereof) or a resolution is passed or an involuntary petition is filed for the winding up, receivership, bankruptcy or reorganization of Charterer, or Charterer makes an assignment for benefit of all or substantially all of its creditors, or a receiver or administrator is appointed to all or substantially all of its assets; or

(iv)	Charterer Guarantor and Guarantee. (a) Charterer Guarantor suffers or initiates any of the events outlined in Clause 17.3(x) above with respect to Charterer Guarantor or its operations, or (b) the Charterer Guarantee ceases to be in full force and effect and is not replaced with a Charterer Guarantee satisfactory to Owner within the time period set forth in Clause 17.3(xi);

then, Owner may at its option terminate this Charter (a) in the case of Clause 17.4(i), upon seven (7) Days, (b) in the case of Clauses 17.4(ii) and (iii), upon sixty (60) Days and (c) in the case of Clause 17.4(iv), upon fourteen (14) Days prior written notice to Charterer. If this Charter is terminated as set forth above, Charterer shall remain liable for all amounts owing or earned and unpaid to the date of termination pursuant to the provisions of Article 9 (whether or not invoiced) and shall be required to pay the Early Termination Payment and Owner’s Demobilization Costs.

17.5 Parties’ Other Termination or Cancellation Rights. The Parties acknowledge that other cancellation and termination rights are set forth elsewhere in this Charter, including, but not limited to, the following additional Articles or Clauses of this Charter (provided, however, that this list is not intended to be exclusive):

(i)	Clause 3.5(iv) (Late Ready for Risers Date);

(ii)	Clause 3.5(v) (Cancellation in anticipation of late Ready for Risers Date);

(iii)	Clause 15.4 (Closing of sale of FPSO);

(iv)	Clause 17.9 (FPSO Operating and Maintenance Agreement termination);

(v)	Clause 18.3(ii) (Excessive Drydocking);

(vi)	Article 20 (Requisition or seizure);

(vii)	Article 21 (Total or constructive total loss);

(viii)	Clause 26.4 (Force Majeure); and

(ix)	Clause 35.2(iii) (Risk Zone insurance failure).

17.6 Owner’s Material Breach - Procedures. In the event of Owner’s material breach under Clause 17.3(i) above, Charterer shall notify Owner in writing to cure such breach. Owner shall then use Best Efforts to cure the breach within thirty (30) Days after it receives such written notice from Charterer. If it fails to either (i) cure such breach or (ii) demonstrate to Charterer’s reasonable satisfaction, by delivering a detailed written proposal to Charterer, that it will be able to cure such breach within a reasonable period of time, Charterer may terminate this Charter by giving Owner a further fifteen (15) Days written notice, upon the expiration of which notice, the Charter shall terminate.

17.7 Termination without Prejudice. Termination of this Charter by either Party shall be without prejudice to the Parties’ rights under this Charter accrued up to the applicable termination date. Where an express termination provision has been provided for in this Charter, no other termination rights at law or otherwise shall apply.

17.8 Specific Performance. Owner acknowledges and agrees that damages for Owner’s breach of contract would be difficult or impossible to ascertain in the event of either:

(i)	Owner’s intentional and unauthorized or unjustified withdrawal from the FPSO Work or its intentional and unjustified cessation of all of the FPSO Work prior to the Delivery Date; or

(ii)	Owner’s intentional and unauthorized relocation and use of the FPSO or intentional and unauthorized cessation of the Services at the FPSO Site for the convenience of any of Owner Group or the benefit of any client other than Charterer or its permitted assigns after the Delivery Date and prior to the end of the Term.

In such events, the Parties agree that Charterer would have no clear and adequate remedy at law for such breach and that as a remedy for such Owner’s breach, Charterer has the right (exercisable in its sole discretion) to demand and obtain specific performance of this Charter for the resumption of FPSO Work or Services or return of the FPSO to the FPSO Site, as applicable, with respect to Owner’s above-referenced breaches. The provisions of this Clause 17.8 shall be without prejudice to and subject to the Lender’s rights under the provisions of the QEL. For the avoidance of doubt, it is agreed that any cessation of FPSO Work or Services which is due to Force Majeure or default by Charterer or any member of Charterer Group will not entitle Charterer to any rights under this Clause 17.8.

17.9 FPSO Operating and Maintenance Agreement. If the FPSO Operating and Maintenance Agreement terminates for any reason, this Charter shall terminate provided that, in such event, the Early Termination Payment and Demobilization Costs shall be payable to the extent same are due under the provisions of Clause 17.2 of this Charter.

ARTICLE 18

MAINTENANCE, REPAIRS AND DRYDOCKING

18.1 Obligations. Charterer shall contract for Contractor to maintain the FPSO’s continuous machinery survey cycle and the annual class inspections of the FPSO’s hull and other parts of the FPSO required by the Classification Society. Subject to the provisions of Clause 21.4, Charterer shall cause Contractor to maintain and repair the FPSO throughout the Term, and require Contractor at all times to maintain, repair and preserve the FPSO in good condition, working order and repair, ordinary wear and tear excepted, so that the FPSO shall be tight, staunch, strong and well and sufficiently tackled, appareled, furnished, equipped so that the FPSO remains in good operating condition.

18.2 Other Repairs, Inspections, FPSO Classification Certificates, Etc. From and after the Delivery Date and thereafter throughout the Term, Charterer shall require Contractor to cause the FPSO to be maintained so as to comply with its FPSO Classification and be generally maintained, inspected and repaired (subject to the provisions of Clause 21.4), as necessary,

18.3 Drydocking Due to Owner Breach, Etc.

(i)	Unauthorized Drydocking. If,	after the Delivery Date, a drydocking of the FPSO
or repair work on the FPSO which requires removal of the FPSO from the FPSO Site must take place (“Offsite
Repair Work”), the following provisions shall apply, concerning Hire Rate and drydocking and repair costs and expenses:

(a)	Owner/Contractor Breach; Classification Society or Government Requirement. If any such drydocking or Offsite Repair Work is required due to (I) breach or failure of any of the obligations, representations or warranties of either of Owner under the Charter or Contractor under the FPSO Operating and Maintenance Agreement, (II) requirement or recommendation of the Classification Society, or (III) requirement or order of any Government body or authority (which, in the case of both sub-clauses (II) and (III) of this Clause 18.3(i)(a), is not due to any event contemplated in Clauses 18.3(i)(b) or 18.3(i)(c) below), then subject to any remaining unused Annual Maintenance Allowance (during which Hire Rate is payable), Hire Rate shall cease to be payable to Owner from the time of commencement of the Shutdown Period, as such Shutdown Period commencement may be extended by any such unused Annual Maintenance Allowance.

(b)	Charterer’s Primary Fault. If any such drydocking or Offsite Repair Work is required for any reason primarily caused by a breach of this Charter by any of Charterer Group, Charterer shall continue to pay the full Hire Rate during any such drydocking or Offsite Repair Work.

(c)	Force Majeure Event. If any such drydocking or Offsite Repair Work is required due to any Force Majeure event, without any such drydocking or Offsite Repair Work being primarily caused by the existence of any pre-existing defects in or outstanding repairs needed to the FPSO or its equipment (as determined by an independent surveyor acceptable to both Owner and Charterer) in breach of Charterer’s obligations and warranties under this Charter or Contractor’s duties and obligations under the FPSO Operating and Maintenance Agreement, Charterer shall pay the Force Majeure rates set forth in Clause 26.2 until the FPSO has been returned to the FPSO Site and Full Flow Rates have resumed.

(d)	Costs and Expenses.

(1)	In the case of any unscheduled drydocking or Offsite Repair Work all costs and expenses related to such unscheduled drydocking or Offsite Repair Work (collectively, “FPSO Drydocking Costs”) shall be paid and borne by the Parties in the manner set forth in sub-clause (d)(2) below. The FPSO Drydocking Costs include: the costs and expenses of (A) shutting down all systems on the FPSO and disconnecting the FPSO from the Riser Facilities and unhooking the FPSO and its turret from the Mooring System at the FPSO Site, (B) transporting the FPSO from the FPSO Site and subsequently returning it to the FPSO Site from the drydocking or repair location, (C) the drydocking, upgrades and repairs, capital improvements or maintenance required and (D) all costs and expenses of returning the FPSO to the FPSO Site and having it reclassified by the Classification Society and of reconnecting the FPSO and its turret to the Mooring System and Riser Facilities at the FPSO Site after such drydocking or Offsite Repair Work.

(2)	All FPSO Drydocking Costs in sub-clause (d)(1) shall be borne and paid as follows: (A) by Owner, in the case of any event under either Clause 18.3(i)(a) or Clause 18.3(i)(c) above; and (B) by Charterer in the case of an event under Clause 18.3(i)(b) above.

(ii)	Excessive Drydocking - Charterer Cancellation Rights; Charterer’s Costs.

(a)	Drydocking Due to Owner Breach or Charterer’s Fault. After the FPSO has been in drydock or Offsite Repair Work is being performed, due to the reasons described in Clause 18.3(i)(a) or Clause 18.3(i)(b) above, for one hundred eighty (180) Days or more, Charterer shall have the right, upon giving three (3) Days prior written notice at any time after such one hundred-eightieth (180th) Day to terminate this Charter. Upon any such termination, Owner shall, without receiving any component of Hire Rate (except as otherwise provided in Clause 18.3(iv) below), perform or cause to be performed and shall bear and pay all costs, risks and expenses of: (I) recovery of the Mooring System, (II) the release or discharge of Contractor or Subcontractor Personnel, and (III) towing and anchor handling vessel charges, import or export fees or duties and surveys of the FPSO; provided, however, that in the case of a termination by Charterer in any case where the drydocking or Offsite Repair Work was primarily due to reasons set forth in Clause 18.3(i)(b), Charterer shall pay Owner an Early Termination Payment plus any FPSO Drydocking Costs for work performed prior to the effective date of Charterer’s termination (but not subsequent to such date).

(b)	Drydocking Due to Force Majeure Event. If the unscheduled drydocking or Offsite Repair Work was due to reasons set out in Clause 18.3(i)(c) above, Owner’s and Charterer’s termination rights and time periods pertaining to such termination rights set forth in Clauses 26.3 and 26.4 of this Charter shall apply.

(c)	Charterer’s Costs and Expenses. Owner shall not be liable for any of Charterer Group’s costs and expenses during any period after Shutdown under this Clause 18.3 except to the extent that Owner or Contractor uses the services of Charterer Group in undertaking Contractor’s responsibilities and obligations described in this Clause 18.3.

(iii)	No Hire Rate until Completion of Post Drydocking FPSO Commissioning.

(a)	No Hire Rate until FPSO Back at the FPSO Site. If the FPSO leaves the drydock or such off-FPSO Site facility where work on the FPSO was performed for reasons set forth in Clause 18.3(i)(a) above, and Charterer has not terminated this Charter, Owner shall not receive any Hire Rate again until the FPSO: (I) has arrived on the FPSO Site in compliance with the Specifications, (II) is fully and safely moored in accordance with Attachment A of the FPSO Operating and Maintenance Agreement in a position in accordance with such Attachment A and no further actions are required by Contractor to connect the FPSO to the Riser Facilities, (III) is classified with the FPSO Classification as required hereunder, and (IV) successfully re-performs the FPSO Commissioning (and all of the above is certified by the Classification Society confirming that the FPSO meets the requirements of (I), (II), (III) and (IV) above in this sub-clause (iii)). Furthermore, in the case of reasons under Clause 18.3(i)(a), the period of time commencing at the time Contractor recommences Crude Oil processing operations until the time when Full Flow Rates are resumed shall be considered Downtime for Hire Rate purposes.

(b)	Hire Rate in Other Cases. If drydocking or Offsite Repair Work is necessary due to reasons in Clause 18.3(i)(b) above, Hire Rate shall continue to be paid. If such drydocking or Offsite Repair Work was necessary for reasons in Clause 18.3(i)(c) above, Charterer shall continue to pay the Force Majeure rate set out in Clause 26.2 until all events in (I), (II), (III) and (IV) above of sub-clause 18.3(iii)(a) have been completed and Full Flow Rates have been resumed.

(iv)	Charterer’s Termination Payments for Termination under Clause18.3(ii). In the event Charterer terminates this Charter pursuant to its termination rights in Clauses 18.3(ii)(a) and 18.3(ii)(b) above, the following termination payment provisions shall apply:

(a)	In the case of termination where drydocking or Offsite Repair Work was due to events in Clause 18.3(i)(a) above, Charterer shall not be required to pay any Early Termination Payment or Demobilization Costs.

(b)	In the case of termination where drydocking or Offsite Repair Work was due to events in Clause 18.3(i)(b) above, Charterer shall pay the Early Termination Payment and Demobilization Costs.

(c)	In the case of termination where drydocking or Offsite Repair Work was due to events in Clause 18.3(i)(c) above, Charterer shall pay the Early Termination Payment (but not the Demobilization Costs) required by Clause 26.3.

18.4 [Intentionally Left Blank.]

18.5 FPSO Operating and Maintenance Agreement Owner acknowledges that Charterer shall cause the Contractor under the FPSO Operating and Maintenance Agreement to carry out and perform all of the maintenance and repair obligations contained in Clauses 18.1 and 18.2 and elsewhere in this Charter. Owner agrees that defaults, breaches or failures of Contractor under the provisions of the FPSO Operating and Maintenance Agreement shall not reduce, eliminate or affect in any way Owner’s obligations or warranties under this Charter. Any such default, breach or failure of or by Contractor under the provisions of the FPSO Operating and Maintenance Agreement shall be considered to be a default, breach or failure of Owner under this Charter.

ARTICLE 19

REPLACEMENT EQUIPMENT OR MACHINERY

19.1 Equipment Replacement. If any equipment or machinery or component part thereof of either the FPSO or the Additional Equipment is damaged, defective or breaks at any time prior to the Delivery Date and such equipment, machinery or component part must be replaced, the capital costs of any replacement thereof shall be borne by (i) the Owner, if same is a part of the FPSO (excluding Additional Equipment), and (ii) by the Charterer, if same is a part of the Additional Equipment.

19.2 FPSO Assistance. In the event that at any time during the Term,

(i)	as an agreed alternative to FPSO drydocking or Offsite Repair Work for which Owner would otherwise be responsible under Clause 18.3(i)(a), the FPSO must be assisted at the FPSO Site by another vessel of any kind in order for the FPSO to remain at the FPSO Site conducting Commercial Operations; or

(ii)	the FPSO is assisted at the FPSO Site by another FPSO, at Owner’s sole option, in order for the FPSO the FPSO to remain at the FPSO Site conducting Commercial Operations;

Charterer shall not be required to pay any costs or expenses of the assisting vessel by way of either an increased Hire Rate or by any other means. Nor shall Charterer be required to pay any costs or expenses of transporting such assisting vessel to the

FPSO Site, mooring it or securing it to the FPSO or the Mooring System or for any other costs of operation while such assisting vessel is on and operating at the FPSO Site, except for the normal Hire Rate agreed to in this Charter. This Clause does not create any obligation on the part of Owner to provide a replacement FPSO.

ARTICLE 20

REQUISITION OR SEIZURE

20.1 Government Action. In the event that the FPSO or title to the FPSO should be requisitioned for use or seized by the Government or any governmental authority on any basis (or the FPSO should be seized by any Person or governmental authority under circumstances which are equivalent to requisition of use or title), Charterer shall continue to pay full Hire Rate for a period not exceeding sixty (60) Days after such requisition or seizure. If such requisition or seizure continues for a period longer than sixty (60) Days, all Hire Rate and other payments due under this Charter shall cease as of the sixty-first (61st) Day (except for any Hire Rate or other compensation due Owner under this Charter which has accrued but remains unpaid) and this Charter shall terminate without any notice from Charterer to Owner and without payment of any Early Termination payment or Demobilization Costs by Charterer. Should Owner either receive any compensation from the Government or other governmental authority or any insurance proceeds with respect to such requisition or seizure, Owner shall promptly reimburse Charterer for all Hire Rates and other compensation, if any, paid by Charterer to Owner after the date of such requisition or seizure. Any such reimbursement due by Owner to Charterer shall constitute a debt of Owner to Charterer until same is paid in full.

20.2 Indemnification.

(ii)

.

ARTICLE 21

ACTUAL OR CONSTRUCTIVE TOTAL LOSS

21.1 Total Loss Termination. In the event of actual or constructive total loss of the FPSO occurring for any reason whatsoever at any time during the Term, this Charter shall be deemed terminated as of, but Charterer shall continue to pay full Hire Rate due under this Charter for a period of sixty (60) Days after, the date of said loss (or if the time of such loss is uncertain, then such loss shall be deemed to have occurred on the date the FPSO was last heard from). On the sixty-first (61st) Day after such loss, all Hire Rate and other compensation due under this Charter shall cease without any notice from Charterer to Owner. After such Loss, Owner shall file and use Best Efforts to pursue all insurance claims it might have pursuant to any insurances it has on the FPSO to protect against such total loss. Should Owner receive any insurance proceeds for the loss of the FPSO, Owner shall promptly reimburse Charterer the amount of all Hire Rate and other payments, if any, made by Charterer to Owner after the date of such loss. Any amounts owing by Owner to Charterer under this Clause 21.1 shall constitute a debt of Owner to Charterer until same is paid in full. In the case of any termination under this Clause 21.1, the Early Termination Payment and Demobilization Costs shall not be payable. No other payments shall be due from Charterer other than accrued but unpaid Hire Rate up to the sixtieth (60th) Day after such loss.

21.2 Removal of Wreck and/or Debris. In the event that prior to the Delivery Date, during the Term or following termination of this Charter the FPSO suffers an actual total or partial loss or becomes a total or constructive total loss (as defined in the terms and provisions of the insurance policies covering the FPSO) or the FPSO is damaged, Owner shall be responsible for causing the removal of its wreck or debris if, and to the extent that, it is required to do so by applicable laws.

21.3 Mitigation of Exposure; Reimbursement. Owner will use its Best Efforts to mitigate the exposure of Charterer in the event of an actual or constructive total loss of the FPSO under this Article 21. Owner will reimburse to Charterer all amounts it owes to Charterer under this Charter, if any, in the event of such loss within fifteen (15) Days after Owner receives payment from underwriters (under its insurance coverage described in Article 29) of the insured value of the FPSO or any other amount in connection with the constructive or total loss of the FPSO.

21.4 Repairs. Notwithstanding any other provision to the contrary contained in this Charter (including but not limited to Charterer’s general obligations to repair and maintain the FPSO), if any repairs to the FPSO are required as a result of casualty loss or other insurance covered loss, such repairs shall be handled in the manner set forth in this Clause 21.4. In the event of damage resulting in less than a total or constructive total loss of the FPSO, Owner shall immediately consult with Charterer and if the FPSO is repairable in the reasonable opinion of Charterer and its surveyors, Owner shall proceed with the repair of the FPSO. Owner shall use its Best Efforts to ensure that repair work is carried out in an expeditious manner.

ARTICLE 22

AUDIT

Owner shall maintain books and records relating to this Charter, the FPSO Work and the Services in accordance with generally accepted accounting principles of the appropriate jurisdiction applied on a consistent basis with all prior periods and shall retain such books and records for a period of not less than two (2) years after termination of this Charter. Charterer and its Personnel shall have access at all reasonable times to the books and records maintained by Owner relating to any reimbursable costs (including, but not limited to, Insurance Reimbursables, and Owner’s upfront start-up costs under Clause 9.3(i)(b), upfront budgeted estimated costs under Clause 9.3(i)(c)), Early Termination Payment calculations for any termination prior to the Delivery Date, Demobilization Costs, and taxes, duties and other similar charges provided for in this Charter and the FPSO’s operations and shall have the right to audit such books and records at any reasonable time or times during the Term and during such additional two (2) year period for the purpose of determining the correctness of the charges made to Charterer and of compliance with this Charter. For the purposes of such audit, Charterer shall have the right to examine, in Owner’s offices, during business hours and for a reasonable length of time, books, records, accounts, correspondence, instructions, specifications, plans, drawings, receipts and memoranda insofar as they are pertinent to those audit rights or for verifying invoices and shall be entitled to copies (free of charge) of all such data, documentation and supporting information. Owner shall reconcile its books and records in accordance with the results of any such audit, and Charterer or Owner, as the case may be, shall promptly pay any adjustments necessary to give effect to such reconciliation. This Article 22 shall survive termination of this Charter for any cause.

ARTICLE 23

VARIATIONS

23.1 Generally

(i)	Variations in the Services or variations to the Specifications shall only be made in accordance with the provisions of this Article 23.

(ii)	Without limiting the foregoing and for illustrative purposes only, the following would be regarded as a variation in the Services or the Specifications, without prejudice to the provisions in this Article regarding variation proposals and Variation Orders:

(a)	the FPSO receives Crude Oil having characteristics different from those set forth in the Specifications which thereby affects the operability of the FPSO or necessitates re-engineering or equipment modifications; provided, that such change in Crude Oil is not caused or contributed to by Owner Group;

(b)	instructions are issued by Charterer which would result in a change to the Specifications;

(c)	any change in applicable law, including any treaty, decree, regulation, or Classification Society requirement occurring after the Contract Date which has an adverse impact on either Party in connection with its performance of this Charter; or

(d)	information or data for which Charterer is responsible under the Charter is found to be inaccurate, inadequate, incomplete or materially differs from the actual conditions at the FPSO Site, thereby giving rise to delay or cost consequences.

(iii)	Without limiting the foregoing and for illustrative purposes only the following would not be regarded as a variation in the Services or the Specifications:

(a)	activities or resources to the extent necessitated, in whole or in part, by the act, error, negligence or omission of Owner Group; or

(b)	activities or resources to the extent necessitated, in whole or in part, by Owner Group’s failure to comply with any provision of this Charter.

23.2 Charterer’s Request for Variation. Charterer may, at its sole discretion, at any time, and from time to time, request in writing a variation to the Services, the FPSO Work or to the Specifications and Owner shall (subject to this Article 23) implement said variation and said variation shall not in any way be construed as invalidating this Charter or any ancillary document, but shall form part of the Services. However, Owner shall not be obligated to proceed with any variation which would entail changes to the FPSO or the Services or the Specifications that are in Owner’s reasonable opinion, outside the general intent of this Charter, or would, in Owner’s reasonable opinion, render the FPSO unsafe as determined by the Classification Society.

23.3 Variation Proposal Procedures. If Owner receives any document, request or instruction from Charterer or an event (other than as specified in Clause 23.1(iii)) occurs, any of which Owner considers would constitute a variation to the Services, the FPSO Work or the Specifications, it shall as soon as is reasonably practical advise Charterer in writing as to the circumstances or happening of said occurrence. In that case, or if Charterer requests a variation, with reasons therefor, under Clause 23.2, Owner shall issue a written variation proposal to Charterer providing:

(i)	a detailed technical narrative description of that which Owner considers constitutes the variation with a full and precise list of impacts and interfaces;

(ii)	a detailed calculation as to increase or decrease in compensation or Hire Rate payable to Owner required for performing the proposed variation; and

(iii)	a detailed calculation utilizing the procedure set out in this Article 23 as to any anticipated impact upon the Schedule due to the proposed variation (together, when relevant, with any previously uncalculated cumulative impact of earlier variations).

23.4 Owner’s Variation Proposal; Variation Order. On receipt of a written variation proposal from Owner, Charterer may accept or reject it in its reasonable discretion. If Charterer reasonably determines that a Variation Proposal constitutes a variation in the Services and accepts the variation proposal, Owner shall issue a

Variation Order for signature by both Parties incorporating the terms of the variation proposal. A Variation Order when so signed shall be binding on both Parties, Owner shall execute the change as provided by such Variation Order, and the subject matter of and Charterer’s performance under the Variation Order shall be governed by the provisions of this Charter.

23.5 Increase in Compensation. Any Variation Order under this Charter that causes an increase in the compensation payable to Owner shall include such increase payable in accordance with any of the following, as Owner and Charterer may in writing agree:

23.6 Variation Order Costs. The basis for the costs referred to in Clause 23.5 includes all costs directly arising from performance of the applicable Variation Order; that is, Subcontractor costs, materials’ costs, financing costs and Owner’s reasonable overhead costs. If the Variation Order is performed by Owner Personnel, then the cost referred to in Clause 23.5 above shall be limited to the actual additional wage costs incurred by Owner and actual additional travel accommodation and subsistence charges directly arising from such Variation Order. Owner shall, in accordance with Clause 23.3(ii), have presented Charterer with a detailed calculation that will be the budgetary cost basis of the applicable Variation Order.

23.7 Implementation of Variation Order. Owner shall not commence implementation of a variation with respect to the Specifications (other than in the instance of an emergency as determined in Owner’s reasonable discretion to be notified immediately to Charterer in writing) until it has received a Variation Order signed by Charterer Representative in respect of such variation to the Specifications.

23.8 Written Authorization. Owner shall not invoice and Charterer will not be obliged to pay any compensation in respect of any variation which has not been authorized by Charterer by means of a written Variation Order signed by Charterer.

23.9 Alteration and Installation of Additional Equipment. Charterer shall, prior to the Delivery Date, have the right to issue proposals for alterations to or installation of additional equipment on the FPSO, with the consent of Owner which consent shall not be unreasonably withheld. Owner may be invited by Charterer to tender for such alteration or installation work and if Owner were awarded such work, Owner and Charterer will enter into a separate written agreement to cover such alteration or installation. If such work is awarded to a Third Party, such work shall be performed in strict compliance with Owner’s safety standards and shall be integrated into the systems onboard the FPSO in a manner reasonably requested by Owner. If an alteration or installation of equipment on the FPSO increases the costs or time of Owner’s performance of the Services, Owner shall have the right to issue a Variation proposal under this Article 23 and the Parties shall endeavor to mutually agree upon a Variation Order or amendment of this Charter to cover such increased costs.

23.10 Charterer’s Right of Audit. Charterer is entitled to audit all payments for Variation Orders under which compensation is payable in accordance with Clause 23.5(iii). Charterer is entitled to perform such audit during and after the Term. Charterer’s right to audit will terminate two (2) years after the end of the Term.

23.11 Variation Order Procedures and Formats Charterer and Owner agree, promptly after the Contract Date, to create and institute Variation Order procedures and formats, which will be agreed to by the Parties.

ARTICLE 24

ASSIGNMENT AND SUBCONTRACTING

24.1 Assignment by Charterer. Charterer may not assign its rights and obligations under this Charter to any other Person except:

(i)	to an Affiliate of Charterer (in respect of which, at the time of the assignment, there is no intention or expectation that it will cease to be an Affiliate) or to a Co-Venturer;

(ii)	to any party other than an Affiliate of Charterer or Co-Venturer with the prior written consent of Owner, which shall not be unreasonably withheld or unduly delayed, or

(iii)	in accordance with the assignment of purchase right and Option provisions in Article 15 above.

Any assignment referred to in this Clause 24.1 shall be subject to the further condition that the assignee shall perform all the obligations of Charterer under this Charter from the effective date of the assignment and that such assignee shall execute the QEL agreeing to perform Charterer’s obligations thereunder. Further, Charterer shall provide and keep in effect the Charterer Guarantee or shall cause equivalent security to be furnished with respect to the assignee’s obligations hereunder.

Notwithstanding any provision to the contrary contained in this Charter, no prior consent shall be required in the event of a corporate merger or consolidation or sale of stock or other conveyance where the principal effect of such transaction is the change of control or corporate merger or consolidation of the ultimate owner of either Party with or into another entity, provided that: (a) the resulting entity is of the same or better credit rating than the Charterer, as determined by Standard & Poor’s Rating Services or by Moody’s Investors Services immediately after such merger or consolidation, and such entity agrees to obtain and provide a guaranty in a substantially similar format to that provided by Charterer; and (b) the resulting entity enters into an identical QEL with the Owner’s Lenders.

24.2 Charterer’s Obligations Upon Assignment. Except with respect to an assignment to an Affiliate, with effect from the effective date of an assignment pursuant to Clause 24.1, Charterer shall be relieved from directly performing its obligations under this Charter but no such assignment shall relieve Charterer from any liability of Charterer prior to the effective date of such assignment or any liability of Charterer Guarantor under the Charterer Guarantee.

24.3 Assignment by Owner. Except as otherwise provided below, Owner shall have no right to assign this Charter, provided, Owner may assign the right to receive compensation and other payments, if any, due to Owner by Charterer under this Charter, and Owner shall, as hereinafter provided, have the right to assign this Charter to an Affiliate.

24.4 Transfer of the FPSO; Assignment to Affiliate of Owner. Except as provided for in Clause 24.3, Owner shall have no right to transfer the FPSO, or assign its rights or obligations under this Charter or the Building Contract; except that Owner may transfer the FPSO and assign all of its rights and obligations hereunder (including those associated with the Services) or the Building Contract to an Affiliate if the provisions of Clause 4.7 and Clause 8.2(i)(j) continue to be satisfied pursuant to their terms and the provisions of Clauses 24.3 and 24.5 are satisfied Any such transfer and assignment shall not relieve Owner or Owner Guarantor of its obligations hereunder or under the Owner Guarantee, respectively, except as may be otherwise provided in the Novation Agreement.

24.5 Novation Agreement. In the event Owner elects to assign all of its rights, title and obligations under this Charter, the FPSO or the Building Contract to an acceptable Affiliate or other permitted transferee, Charterer, Owner and such Owner Affiliate or other permitted transferee shall enter into a Novation Agreement (the form of which is appended hereto as Attachment L), which Novation Agreement shall, with respect to the FPSO, this Charter and the rights and obligations to be assigned, set forth the Parties rights and obligations hereunder with respect to such assignment but Owner shall, if a substitute or equivalent guarantee acceptable in writing by Charterer is not provided on behalf of Owner under the Novation Agreement, guarantee performance by any permitted assignee of all of Owner’s obligations under this Charter, which obligations shall continue to be supported by the Owner Guarantee, which shall remain in full force and effect.

24.6 Owner’s Subcontract Rights. Owner shall have the right to subcontract its obligations in respect of parts of the Services and its obligations to reputable Subcontractors, and Owner shall, as of the Contract Date, and thereafter during the performance of the Services, provide to Charterer a current list of all Subcontractors. Any such subcontract shall not:

(i) relieve Owner or Owner Guarantor of any of the obligations or liabilities under this Charter;

(ii)	remove Owner’s responsibility for the acts or omissions of any assignee or Subcontractor or other members of Owner Group; nor

(iii)	require Charterer to pay any compensation whatsoever other than that payable in accordance with this Charter.

24.7 Charterer’s Right to Review Subcontracts. At Charterer’s request, Owner shall submit for Charterer’s review copies of individual subcontracts that Owner proposes to enter into for the performance of the Services provided that,

all price information shall be redacted from any such subcontract.

24.8 Breach of Charter by Subcontractor or Contractor. No subcontract or breach or default of or by any Subcontractor or other member of Owner Group shall relieve Owner from any obligation under this Charter, and Owner shall be responsible for any act, neglect, or omission of any Subcontractor or other member of Owner Group as though such act, neglect, or omission were that of Owner under the provisions of this Charter.

24.9 Charterer’s Sub-Charter Rights. Charterer may, without limitation, except as otherwise provided in Clause 24.1, sub-charter the FPSO but Charterer shall remain responsible for the continued performance of the obligations of Charterer hereunder.

ARTICLE 25

REDELIVERY OF FPSO

25.1 Redelivery. The FPSO shall, as soon as practical (and in any event within ninety (90) Days) following the expiration or termination of this Charter (unless terminated by reason of the occurrence of total loss or a constructive total loss, requisition or as otherwise provided in Article 20 or Article 21), or unless otherwise instructed by Charterer, be demobilized by Owner. Subject to Clause 25.2 hereof, on termination of this Charter for any reason whatsoever, unless the Option shall have been exercised as contemplated in Article 15 hereof, Owner hereby agrees to accept redelivery of the FPSO on an “AS-IS, WHERE-IS, WITH ALL FAULTS” BASIS, WITHOUT ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED, IN REGARD TO ITS CONDITION OR OPERABILITY.

25.2 Demobilization Costs. On termination of this Charter, unless it is a cancellation under Clause 3.5, or a termination by Charterer pursuant to Clause 17.3 or Clause 18.3(ii)(a) (for reasons in either Clause 18.3(i)(a) or Clause 18.3(i)(c)), Article 20 or Article 21, Charterer shall (subject to the provisions of Clause 17.2 (concerning Clause 17.1(i) terminations)) reimburse Owner for the costs of safely disconnecting the FPSO from the Riser Facilities and pay to Owner the Demobilization Costs as set forth in Appendix B, Part A.

25.3 Crude Oil and Processed Oil. Any residual Crude Oil or Processed Oil not offloaded by Charterer at the end of the Term or Extended Term shall be retained on board by Owner and Owner shall, at Charterer’s cost, remove the Crude Oil and Processed Oil and store same safely for Charterer at an accessible storage location nearby the FPSO location.

25.4 Charterer Supplied Items. In the event of termination as contemplated in Clauses 17.1, 17.3, 17.4, 18.3, 26.3 and 35.2,

Charterer may, in its sole discretion, either: (i) transfer to Owner, for	all of the right, title and interest which

Charterer may enjoy in and to the Charterer Supplied Items (WHICH OWNER SHALL ACCEPT ON AN “AS-IS, WHERE-IS” BASIS, WITHOUT ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED, IN REGARD TO THEIR CONDITION OR OPERABILITY); or (ii) require Owner (and Owner hereby agrees, upon written request from Charterer) to transport the FPSO from the FPSO Site to an onshore base designated by Charterer and disconnect and remove such Charterer Supplied Items from the FPSO. The costs under option (ii) above shall be reimbursed by Charterer to Owner and shall include but shall not be limited to (a) all lifting expenses and reasonable costs, without mark-up, of delivering such Charterer Supplied Items to Charterer, (b) all transportation costs necessary in order to deliver such Charterer Supplied Items to a nearby onshore base in Malaysia or Singapore designated by Charterer, and (c) loss of hire by Owner which shall be compensated by Charterer paying the Hire Rate from the time the FPSO departs the FPSO Site and for each Day thereafter until the Charterer Supplied Items have been delivered to Charterer, provided, that Owner shall use its Best Efforts to timely complete such works to minimize the liability of Charterer. Notwithstanding the foregoing, the Charterer shall owe no compensation to Owner under sub-clause (c) above in the event this Charter is terminated pursuant to Clauses 17.3, 18.3(i)(a) or 18.3(ii)(a) for reasons described in Clause 18.3(i)(a).

ARTICLE 26

FORCE MAJEURE

26.1 Force Majeure. Subject to the provisions of Clause 26.2, neither Party shall be liable for any failure to perform any of its obligations under this Charter (except for, in the case of Charterer, Charterer’s obligation to pay the Hire Rate, reduced Hire Rate set forth in Clause 26.2 below and any other payments due Owner by Charterer under this Charter, and, in the case of Owner, any payments or reduced Hire Rate amounts owed or to be credited by Owner to Charterer) or for any delay in performing any such obligations to the extent that such failure arises due to an event of Force Majeure. To the extent that a Party is delayed in performing or unable to perform its obligations under this Charter due to an event of Force Majeure, such inability shall not be deemed a breach of this Charter; provided, however, such Force Majeure shall not relieve that Party of liability in the event of its failure to use due diligence to remedy the situation and remove the Force Majeure in an adequate manner and with all reasonable dispatch, nor shall such event of Force Majeure relieve a Party of liability unless it gives written notice of the full particulars of the same to the other Party as soon as reasonably possible after the occurrence relied on, and like notice shall be given upon termination of such Force Majeure conditions. Both Parties shall use their Best Efforts to reduce unnecessary costs associated with any event of Force Majeure.

26.2 Hire Rate During Force Majeure. Notwithstanding any other provisions to the contrary contained in this Charter, during any event of Force Majeure occurring after the Ready for Commissioning Date and during the Term, the Hire Rate shall continue to accrue and, following the Delivery Date, shall be paid to Owner at the rates and for the periods set forth below:

If any Force Majeure occurs during the period when any reduced Hire Rate is in effect under the terms of this Charter (other than this Clause 26.2), the percentages payable in the above table shall be deemed to be expressed as a percentage of such reduced Hire Rate. Owner shall reimburse to Charterer such amounts (whether at full Hire Rate or any reduced Hire Rate) paid by Charterer to Owner under this Clause 26.2 within thirty (30) Days after Owner receives payment from underwriters with respect to such amounts, if underwriters make such payment. Owner agrees that for any Force Majeure period it will file and use Best Efforts to obtain insurance recoveries from its underwriters or protection and indemnity club for all insured losses due to such Force Majeure event.

26.3 Charterer’s Force Majeure Termination Right. If any condition of Force Majeure continues for a period of ninety (90) consecutive Days, Charterer shall have the right to terminate this Charter at any time after such ninetieth (90th) Day on thirty (30) Days prior written notice to Owner. A termination of this Charter under the provisions of this Clause 26.3 shall be subject to payment by Charterer of the U.S. dollar amount obtained by multiplying the applicable Early Termination Payment by a factor of 0.95. In addition, Charterer shall pay to Owner all reasonable FPSO Demobilization Costs.

26.4 Owner’s Force Majeure Termination Right. If any condition of Force Majeure continues for a period of two hundred-forty (240) consecutive Days and Charterer has not terminated the Charter hereunder, Owner may request in writing that the percentage of Hire Rate payable to Owner be increased from its then current

Hire Rate with effect from the two hundred and forty-first (241st) Day of such

Force Majeure event onwards. Charterer shall reply in writing within seven (7) Days after receipt of such notice from Owner either accepting or rejecting such increased Hire Rate request. In the event Charterer rejects such request or fails to respond to such request within seven (7) Days after receipt of the request, Owner may terminate this Charter upon giving ten (10) Days’ prior written notice of termination to Charterer, and Charterer shall be required to pay Owner the Early Termination Payment and Owner’s Demobilization Costs. In the event Charterer accepts Owner’s request, Charterer shall pay Owner the Hire Rate from the two hundred and forty first (241st) Day of such Force Majeure onwards until the Force Majeure event ceases; provided, however, that Owner may at any time after three hundred (300) consecutive Days of such Force Majeure elect to terminate this Charter by notice in writing to Charterer and shall be entitled to be paid the Early Termination Payment and Owner’s Demobilization Costs.

ARTICLE 27

PATENT INDEMNIFICATION

27.1 Owner’s Indemnification Obligation. Owner shall save, indemnify, defend, protect and hold harmless Charterer Group from any Claims suffered or incurred by Charterer Group based on a claim that the FPSO, or any design or technology with respect thereto, or any item of equipment or part thereof furnished hereunder by Owner Group (including all Owner Property) or their use by Charterer infringes any intellectual property rights or patents of any Third Party. Charterer shall notify Owner promptly in writing for the defense of same. Owner shall pay all damages and costs awarded therein against Charterer and in addition shall reimburse Charterer for its legal costs and expenses incurred in connection with such claim. In case the FPSO, or any design or technology with respect thereto, or any item of equipment or any part thereof or their use by Charterer is held in such suit to constitute infringement or if Charterer is restrained by any court order from keeping or using the same, Owner shall, at its own expense, either procure for Charterer the right to continue using the FPSO or said design, technology or equipment in the same manner as before, or replace the same with non-infringing components or equipment, or modify it so it becomes non-infringing, in both cases without diminishing the efficiency or effectiveness of the FPSO or other equipment.

27.2 Charterer’s Indemnification Obligation. Charterer shall save, indemnify, defend, protect and hold harmless Owner Group from any Claims suffered or incurred by Owner Group based on a claim that any item of Charterer Property or any design or technology with respect thereto or part thereof furnished by Charterer Group infringes any intellectual property rights or patents of any Third Party. Owner shall notify Charterer promptly in writing for the defense of same. Charterer shall pay all damages and costs awarded therein against Owner and in addition shall reimburse Owner for its legal costs and expenses incurred in connection with such claim.

27.3 Intellectual Property Ownership and License. All intellectual property made discovered or developed solely by Owner prior to, in course of, or by reason of, the performance of the FPSO Work or the other Services for Charterer required by the terms of this Charter shall be the property and copyright of Owner and is to be considered to be confidential information of Owner (to which Article 32 will apply). Owner shall grant and does hereby grant to Charterer and the Co-Venturers a worldwide, non-assignable, non-exclusive, royalty free, irrevocable and perpetual license to use such intellectual property for any of its operations under this Charter.

27.4 Improper Use. Notwithstanding the foregoing, neither Owner nor Charterer shall have any liability to the other for any indemnification and hold harmless provisions hereunder with respect to any infringement claim based on use of the product or equipment in question either (i) with other equipment, products or software not within the Specifications; or (ii) in any manner inconsistent with the terms of this Charter.

ARTICLE 28

INDEMNITIES AND LIABILITIES

ARTICLE 29

INSURANCES

29.1 General. Without limiting any of its obligations and responsibilities under this Charter, including without limitation Article 28, with effect from the Contract Date (unless otherwise specifically provided in this Article 29), Owner shall obtain and maintain, or cause to be obtained and maintained, in full force and effect, insurance with a financially sound and reputable insurance company or companies and a protection and indemnity club acceptable to Charterer on terms and conditions and with policy limits that are customary for owners and operators of an FPSO in similar circumstances and as provided hereafter, and shall comply with all requirements of the national, local and/or other governmental authority(ies) and/or appropriate and/or regulatory authority(ies) where the FPSO Work and the other Services are to be performed and the FPSO Site is located. All such insurance shall be primary and noncontributory and shall be exclusive of any existing valid and collectible insurance carried by Charterer Group for those risks and liabilities expressly assumed by Owner under this Charter. Reasonable deductibles are acceptable and shall be for the account of the responsible Party in accordance with this Charter unless otherwise provided in the FPSO Operating and Maintenance Agreement. Owner shall be entitled to assign all or any of its rights under the insurances to be obtained and maintained by Owner, by way of security, to Owner’s Lenders, provided that pursuant to the provisions of the QEL, Lender honors (i) Charterer’s rights under this Charter to receive a reimbursement of insurances in certain situations as per Clause 29.6 and (ii) Owner’s obligations to repair the FPSO in the event of any loss or damage to the FPSO or its equipment, provided in each case Charterer continues to pay required Hire Rate under the terms of this Charter.

29.2 Policy Provisions with Respect to all Policies and Coverages.

(i)	30-Day Notice Provisions. All of the policies required to be obtained by Owner shall contain thirty (30) Day notice provisions for material change or cancellation to be provided to Charterer by insurers (or, if insurers will not provide direct notice, such notice will be provided to Charterer by Owner), except in respect of war and terrorism coverage where customary notice of cancellation provisions shall apply, and such policies shall have adequate territorial and navigation limits for the location of the FPSO Work and the other Services, including, without limitation, off-shore operations at the FPSO Site.

(ii)	Certificates of Insurance. Within twenty (20) days of the Contract Date, Owner shall furnish to Charterer certificates of insurance coverage for the insurance the Owner is obligated to provide under this Article 29 (except for those insurances Owner is not required to obtain until a later date pursuant to the terms of this Article 29 which shall be provided by Owner at such times), signed by an authorized representative of the broker or insurers evidencing the coverages, limits, endorsements and extensions required under this Charter. Commencement or performance of FPSO Work or Services without delivering such certificate of insurance shall not constitute a waiver of Owner’s obligation to provide the required insurance. Charterer shall have the right to withhold payment of Owner’s invoices for any payments under this Charter until receipt of such certificates. Renewal certificates shall be obtained by Owner as and when necessary and forwarded to Charterer as soon as they are available, but in any event within fourteen (14) Days prior to each renewal date. Owner shall furnish the Charterer from time to time on request, and in any event at least annually, with copies of all insurance policies, cover notes and other documents evidencing the creation and renewal of the insurance required under this Charter.

(iii)	Contractor’s or Subcontractor’s Insurance. Owner shall ensure that any Subcontractor engaged by Owner or Contractor procures and maintains insurance consistent with but not overlapping with the insurance provided in this Article 29 (having regard to the nature of the work performed by Builder, Contractor or any such Subcontractor), together with such other insurance as may be required by law. Any deficiencies in the coverage or limits of their Subcontractors’ insurance and any and all deductibles shall be the sole responsibility of Owner.

(iv)	Minimum Requirements. The limits specified in Clauses 29.3 and 29.4 are minimum requirements and shall not be construed as being a limitation of either liability or indemnity or as constituting acceptance by Charterer of responsibility for financial or other liabilities or indemnities in excess of such limits.

(v)	Charterer’s Rights on Owner’s Failure to Provide Insurance. If Owner fails or refuses to obtain any insurance required under this Article 29 or to provide Charterer with written evidence of insurance when required, Charterer shall have the right but not the obligation, to procure this insurance at Owner’s expense (to the extent of additional insurance costs thereby arising), and any amounts paid by Charterer for this purpose shall immediately become due and payable by Owner to Charterer.

(vi)	Notice of Claims. Owner shall notify Charterer immediately upon receipt of any notice of claims, incidents or demands or of any situation which may give rise to such claims or demands being made under the insurance required under this Article 29. Written notice shall be given as soon as possible and not later than five (5) calendar Days after the Owner becomes aware of the occurrence of any accident. For serious accidents (including but not limited to death or serious injuries) notice shall be given immediately after the Owner becomes aware of the occurrence of any such accident and shall be confirmed in writing by Owner.

(vii)	Assistance by Each Party. Each Party shall give to the other all reasonable assistance that may be required for the preparation and negotiation of insurance claims.

(viii)	Prevention of Loss or Damage. Owner shall at all times take all necessary precautions to prevent loss or damage to the work performed in connection with the FPSO Work, the other Services and this Charter, the FPSO, or any part thereof, the Additional Equipment and other Charterer Property and Owner shall not do anything or permit any of its Subcontractors and Contractor and Contractor Group to do anything whether on or off the FPSO Site which would or might render void or voidable any policy of insurance required under this Article 29.

29.3	Insurances and Coverages

(i)	“Construction All-Risk” Policy. At all times after the Contract Date and during refurbishment and conversion of the FPSO and installation, hook up, testing, mobilizing, commissioning and until the Delivery Date, Owner shall purchase and maintain, at its sole unreimbursable cost and expense “Construction All-Risk” insurance for full replacement value against all risks of physical loss or damage to the FPSO and Additional Equipment, including equipment, materials and structures supplied to or provided by Owner or Charterer, whether at the Builder’s on-shore yard or facility, in transit and/or at the FPSO Site, and which are to be incorporated into the FPSO, except construction tools, equipment and other property belonging to or rented by Owner or Contractor or their Subcontractors. Such Construction All Risk Policy shall include trip and tow and transportation insurance covering the FPSO (including Additional Equipment) and other property referenced above.

(ii)	Other Required Coverages Prior to Ready for Hydrocarbons Date. Prior to the Ready for Hydrocarbons Date, all relevant insurance required of Owner (and, where applicable, its Subcontractors including Builder and its Subcontractors) under this Charter shall be endorsed specifically to include the following:

(iii)	Other Required Coverages After Ready Hydrocarbons Date. After the Ready for Hydrocarbons Date, all relevant insurance required of Owner (and, where applicable, its Subcontractors and Contractor and its Subcontractors) under this Charter shall also be endorsed to include the coverages in Clause 29.3(ii) above and shall also include, if necessary in the circumstances, towers liability coverage when towing of the FPSO is required and coverage for anchor handling operations to the extent same are being performed by Owner, Contractor or Charterer and their Subcontractors.

(iv)	Additional Insured/Joint Entrant Provisions. All insurance required of Owner and its Subcontractors under this Charter shall also contain endorsements that insurers will have no rights of recovery or subrogation against Charterer in respect of claims which are the responsibility of Owner under this Charter. In addition, prior to the Ready for Hydrocarbons Date, Charterer shall be named as an additional insured (except with respect to protection and indemnity club coverage) and after the Ready for Hydrocarbons Date, with respect to Charterer interest in such insurance, Charterer shall be named as an additional insured and shall be entered as a joint entrant with respect to all protection and indemnity club coverage. Such Owner’s agreement to name Charterer as additional insured prior to the Ready for Hydrocarbons Date is made subject to the following conditions: (a) Charterer shall have the benefit of being named as additional insured (only with respect to claims, demands, suits and actions, resulting from activities and operations connected with this Charter; and (b) the naming of Charterer as an additional insured is not intended to and shall not derogate from the division of risk and indemnity agreements described in this Charter. Other than in respect of pollution after the Ready for Hydrocarbons Date, Charterer shall not be entitled to assert a claim against Owner’s P&I Club insurance and other insurances with respect to liabilities and losses assumed by Charterer or as to which Charterer indemnifies Owner under Article 28.

(v)	Marine Hull and Machinery Coverage. Marine Hull and Machinery Insurance and on all vessels and marine craft (whether navigable or not) and equipment, including but not limited to hull and machinery owned, leased, chartered or hired by Owner, for no less than the replacement value of such vessels and marine craft insurance providing coverage against losses or damage by such perils and risks on “new for old” conditions, including war, strikes and confiscation cover. Marine Hull and Machinery Insurance coverage on the FPSO and Additional Equipment—shall commence on and from the Contract Date. Such insurance shall also provide coverage for any testing, commissioning and related activities before the Delivery Date, to the extent not provided under clause 29.3 (i).

(vi)	P&I Coverage.

(a)	From the Contract Date. Protection and Indemnity Insurance for the FPSO (including Additional Equipment)
and all other Owner owned, non-owned or hired waterborne craft/vessels including but not limited to crew (including Charterer’s Personnel on board or associated with the FPSO Work, the Services and FPSO operations who have been approved by insurers, unless Charterer is named as a joint entrant), Third Party liability, pollution, wreck, collision, towers liability, anchor handling liability and contractual liability arising from or in connection with the FPSO Work and other Services under this Charter performed up to the Ready for Hydrocarbons Date to the standard scope and limits of P&I cover and in the case of the FPSO cover for an
FPSO entry up

(b)	From the Ready for Hydrocarbons Date. On and after the Ready for Hydrocarbons Date, with respect to such Protection and Indemnity Insurance and other insurance coverage in Clause 29.3(vi)(a) above, Owner’s
	pollution insurance coverage in respect of such liability shall be	per occurrence,
(such amount is referred to as “Pollution Limit”). Owner’s right to limit pollution liability by statute, convention, law or regulation shall be as set forth in Clause 28.3(i).

(vii)	General Liability and Umbrella Coverage.

(a)	From Contract Date to Ready for Hydrocarbons Date. General Liability/ Excess Liability on a per accident basis against claims for Third Party property damage (including loss of use arising therefrom) and personal injury (including bodily injury or death) relating to the FPSO, and as may be required and to the levels required by statute or similar regulation in countries where any such Services are to be performed, shall be obtained by
	Owner,	with respect to Third
Party bodily injury and/or property damage (except to the extent this is satisfied by the Protection and Indemnity Insurance in which case this limit does not apply).

(b)	From the Ready for Hydrocarbons Date. On and after the Ready for Hydrocarbons Date, such General
Liability/ Excess Liability coverage in Clause 29.3(vii)(a) above and in this Clause 29.3(vii)(b) shall cover
Charterer (to the extent of Owner and Contractor’s responsibility under this Charter and the FPSO Operating and Maintenance Agreement), Owner, Contractor, and Owner and Contractor’s relevant Affiliates on an occurrence and per accident basis for the same third party property damage and personal injury or death as required in said Clause 29.3(vii)(a)

(c)	Additional General Liability Coverages. Such insurance in sub-clauses (a) and (b) above of this Clause 29.3(vii) shall include coverage for: contractual liability; broad form property damage; independent contractors; products liability and completed operations liability; severability of interest; in rem; and personal injury; shall be subject to watercraft exclusion, provided that watercraft are not excluded under Owner’s P&I coverage.

29.4 Other Required Insurance Provisions, Limits and Coverages. All insurance required of Owner under this Charter shall include the following with limits not less than and coverage not inferior to those specified below, all acceptable to Charterer:

(i)	Workers’ Compensation/Employer’s Liability. Workers’ Compensation and Employer’s Liability Insurance (including but not limited to maritime liability coverage) or similar statutory social insurance as required by applicable law at the FPSO Site and all other sites where the Services will be performed or P & I coverage (in respect of employer’s liabilities to crew) providing coverage for all Owner’s employees and agents engaged in accomplishing the Services. Owner shall ensure that its Subcontractors and Contractor and its Subcontractors maintain insurance for such purpose in respect of their employees. Such insurance shall be endorsed so that claims formulated by Owner Group’s Personnel against Charterer are treated as claims against Owner and covered by such insurance. Such insurance may, with respect to, the FPSO crew be substituted by cover under Protection and Indemnity Insurance. All such insurance shall be endorsed so that claims by Owner Group’s Personnel against Charterer are treated as claims against Owner and covered by Owner’s insurance.

(ii)	Automobile Coverage. At all times during the Term, Automobile Liability Insurance covering all owned, hired, leased, rented and non-owned automobiles and automotive equipment, used by Owner Group (including Contractor Group) in connection with the execution of the FPSO Work and other Services, as may be required and to the levels required by statute or similar regulation in countries where such Services are to be performed.

(iii)	Removal of Debris Coverage. From and after the Sailaway Date, there shall be included under the Protection and Indemnity Insurance or the

Marine Hull and Machinery Insurance or other insurance, a separate limit of	of voluntary removal

of debris coverage, which shall apply if Charterer reasonably determines that the wreck or debris from the FPSO interferes with Charterer’s current or expected operations or wreck or debris from the FPSO subjects Charterer to potential liability or damage.

(iv)	Other Insurance. Any other insurance which may be required by applicable law.

29.5 Insurances under the FPSO Operating and Maintenance Agreement; No Duplication. From and after the Delivery Date, Owner shall purchase and maintain all insurances on the FPSO and Additional Equipment required by this Charter. All Protection and Indemnity Insurance coverage taken out in Owner’s name with its P&I Club shall name Charterer, in its capacity as an FPSO charterer, and Contractor as joint entrants in such P&I Club with respect to the FPSO and its operations in accordance with the standard scope and limits of P&I cover for an FPSO In addition, with respect to all other insurances, Contractor and Charterer shall be named as additional insureds and in the case of Contractor, loss payee. Charterer shall reimburse Owner for all insurance costs under this Article 29 arising after the Delivery Date; provided that Owner shall not be entitled to such reimbursement to the extent Contractor has been reimbursed under the FPSO Operating and Maintenance Agreement for such insurance coverage.

29.6 Insurance Proceeds. In the event of requisition or seizure (under Article 20) or an actual or constructive total loss (under Article 21) of the FPSO, Owner shall be entitled to that portion of the insurance proceeds applicable to the FPSO as more fully described in the Specifications. Subject always to lender’s rights to receive assigned insurance proceeds in accordance with Clause 29.1, Owner shall pay to Charterer any insurance amounts due and owing to Charterer (including but not limited to Additional Equipment) if any, under this Charter within fifteen (15) Days after Owner receives payment from insurers (under its insurance coverage described in this Article 29) as a result of the risks referred to in this Article, if its insurers make such payment.

ARTICLE 30

NOTICES

All notices and certificates sent by either Party to the other shall be in writing and shall be by personal or courier delivery or registered letter, return receipt requested, or by facsimile.

If such notice is to Owner, it shall be sent to:

Malaysia International Shipping Corporation Berhad
Level 28, Menara Dayabumi,
Jalan Sultan Hishamuddin
50050 Kuala Lumpur

With copy to:

If such notice is to Charterer, it shall be sent to:

Murphy Sabah Oil Co., Ltd.
Level 26, Tower 2, Petronas Twin Towers
Kuala Lumpur City Centre, 50088
Kuala Lumpur, Malaysia

Any notices provided for herein shall be deemed to have been given or delivered, unless otherwise expressly provided herein, at the time of receipt when delivered in person or by courier at the specified address of the other Party, as shown by personal messenger’s or courier’s delivery or tracking receipt. Time of receipt in this context shall be construed to be the following normal Business Day at the location of the recipient if received after normal working hours in this location. Notices sent by registered letter shall be deemed delivered on the (3rd) Business Day after the registered letter’s post mark. Notices sent by facsimile shall be deemed received at the time of receipt in a legible form if sent by facsimile addressed to the recipient at the facsimile number at which it is to receive facsimiles. Time of receipt in this context shall be construed to be the following normal Business Day at the location of the recipient if received after the normal business hours in such location. Either Party may change its address or facsimile number for receiving notices by giving not less than fourteen (14) Days prior notice in writing to the other Party of such change.

ARTICLE 31

APPLICABLE LAW AND ARBITRATION

31.1 Governing Law. This Charter and all Appendices shall be governed, construed and interpreted exclusively by the laws of Malaysia applying the general principles of international law, excluding any choice of law or conflicts of law rules that would require the application of the laws (other than the general principles of international law) of another jurisdiction.

31.2 Dispute Resolution.

(i)	Uncitral Rules; Administering Authority. Subject to Clause 31.3 and Clause 31.4, any dispute, controversy or Claim arising out of or in relation to or in connection with this Charter and all Appendices, including without limitation any dispute as to the construction, validity, interpretation, enforceability, performance, expiry, termination or breach of this Charter whether based on contract, tort or equity, shall be exclusively and finally settled by arbitration without the right to appeal in accordance with the UNCITRAL ARBITRATION RULES currently in force as of the date of this Charter and with this Article 31 the appointing and administering authority shall be the Malaysian Regional Centre of Arbitration (“RCA”). Any Party may submit such a dispute, controversy or claim to arbitration by notice to the other Party.

(ii)	Number of Arbitrations. The arbitration shall be heard and determined by three (3) arbitrators. Each side shall appoint an arbitrator of its choice within fifteen (15) Days of the submission of a notice of arbitration. The Party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) Days following the appointment of both Party-appointed arbitrators. If the Party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal or one Party refuses to appoint its Party-appointed arbitrator within said thirty (30) Day period, the appointing authority for the implementation of such procedure shall be the RCA, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. All decisions and awards by the arbitration tribunal shall be made by majority vote.

(iii)	Venue and Procedures. Unless otherwise expressly agreed in writing by the Parties to the arbitration proceedings:

(a)	The arbitration proceedings shall be held in Kuala Lumpur, Malaysia;

(b)	The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language;

(c)	The arbitrator(s) shall be and remain at all times wholly independent and impartial;

(d)	The arbitration proceedings shall be conducted under the UNCITRAL Rules, as amended from time to time (the “Uncitral Rules”), which Rules are deemed to be incorporated by reference into this Article 31;

(e)	Any procedural issues not determined under the UNCITRAL Rules shall be determined by the applicable laws of England, other than those laws which would refer the matter to another jurisdiction;

(f)	The costs of the arbitration proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the arbitrators;

(g)	The decision of a majority of the arbitrators shall be: (i) reduced to writing; (ii) final and binding without the right of appeal; (iii) the sole and exclusive remedy regarding any Claims or other claims, counterclaims, issues or accountings presented to the arbitrators; and (iv) promptly paid in United States dollars free of any deduction or offset;

(h)	Any costs or fees incident to enforcing the award, shall to the maximum extent permitted by law be charged against the Party resisting such enforcement;

(i)	Except as provided in Clause 28.5, no special, incidental, indirect, consequential, exemplary or punitive damages (including loss of profit, loss of production, etc.) shall be allowed;

(j)	The award shall include interest from the date determined by the arbitration award, and from the date of the award until paid in full, at the Agreed Interest Rate;

(k)	Judgment upon the award may be entered in any court having jurisdiction over the Person or the assets of the Party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be;

(l)	The arbitration shall proceed in the absence of a Party who, after due documented and verified notice, fails to answer or appear. An award shall not be made solely on the default of a Party, but the arbitrator(s) shall require the Party who is present to submit such evidence as the arbitrator(s) may determine is reasonably required to make an award; and

(m)	If the Parties or others who are bound to this or another similar agreement initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which should result in conflicting awards or obligations, then the Parties hereby agree that all such proceedings shall be consolidated into a single arbitral proceeding.

31.3 Small Disputes. For disputes where the total amount claimed by either Party does not exceed one hundred thousand United States dollars (U.S. $100,000) and in the case of any other dispute where the Parties so agree in writing, the arbitration shall be conducted in accordance with the Small Claims Procedure of the London Maritime Arbitration Association.

31.4 [Intentionally Blank].

31.5 Arbitration Provisions Survive. Article 31 shall survive termination of this Charter for any cause.

ARTICLE 32

CONFIDENTIAL INFORMATION

32.1 Confidential Data.

(i)	Owner’s Confidentiality Obligations. Owner acknowledges that all commercial and technical information or data and any other information and data reasonably understood to be of a confidential nature (whether written, verbal or in electronic form) obtained by Owner Group, or disclosed to Owner Group in the performance of this Charter from Charterer or Charterer Group and/or the Government is confidential information. Owner warrants that Owner Group shall hold such confidential information strictly confidential and shall not disclose such confidential information to anyone without the prior written consent of Charterer. Moreover, Owner warrants that Owner Group shall not in any manner use such confidential information in a manner injurious to Charterer or detrimental to the achievement of Charterer’s objectives. Subject to Clause 27.3, all data, logs, charts, drawings, tracings, documents, calculations, computer printouts and items of a similar nature, produced or developed from Charterer confidential information in connection with this Charter shall be Charterer’s property, and shall be furnished to Charterer at any time at Charterer’s written request and not later than redelivery of the FPSO; and Charterer shall thereafter have the unrestricted right to use such items. The above confidentiality obligation shall not apply to confidential information that is provided or disclosed by Owner to:

(a)	an Affiliate, provided such Affiliate agrees in writing to be bound by the provisions of this Article 31;

(b)	the extent such confidential information is required to be furnished in compliance with any applicable laws, or pursuant to any legal proceedings or because of any order of any court or arbitration tribunal binding upon Owner (but with prior notice to Charterer);

(c)	to outside professional consultants or contractors of Owner provided that they agree in writing to keep the confidential information confidential and agrees in writing not to disclose the same or use it for any purpose other than that for which it was disclosed;

(d)	a bank or other financial institution to the extent appropriate to Owner’s financing arrangements provided that such bank or financial institution agrees in writing to keep the confidential information confidential and agrees in writing not to disclose the same or use it for any purpose other than that for which it was disclosed;

(e)	the extent confidential information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over Owner, or its Affiliates; or

(f)	the extent that any data or information which, through no fault of Owner Group becomes a part of the public domain.

(ii)	Charterer’s Confidentiality Obligations. Charterer agrees to similarly hold and keep confidential all data and information owned by Owner and Owner Group pursuant to Clause 27.3. The rights and obligations of Owner set out in Clause 32.1(i) with respect to all Charterer confidential information shall likewise be deemed to apply to Charterer with respect to such Owner confidential information as if incorporated, mutatis mutandis, in this Clause 32.1(ii) for the benefit of Owner Group.

32.2 Press Releases; Announcements. Owner shall ensure that no member of Owner Group makes any press release or public announcement or publishes any information relating to this Charter without the prior written authorization from Charterer; provided, however, Owner shall not be prohibited from making any press release or public announcement if necessary to comply with the applicable laws, rules or requirements of any government or stock exchange having jurisdiction over Owner, or its Affiliates.

32.3 Confidentiality Provisions Survival. Article 32 shall survive termination of this Charter.

ARTICLE 33

ENTIRE AGREEMENT

This Charter together with its Appendices represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement or understanding between the Parties (whether oral or written) with respect to the matters set forth in this Charter. In the event of any conflict between the provisions of this Charter with the terms or provisions of any Appendix, the terms and provisions of this Charter shall prevail and control.

Whenever the same obligations are required to be performed under the provisions of both this Charter and the FPSO Operating and Maintenance Agreement, performance of such obligation under either the Charter or the FPSO Operating and Maintenance Agreement shall constitute a performance of the required obligation; provided, however, that it shall never be an excuse for failure to perform such obligation under either such agreement that either Owner or Contractor was waiting for the other Party to perform under one or both such agreements. Any such failure to perform shall constitute a breach by the Party required to perform such obligations under the provisions of the respective agreement.

ARTICLE 34

SURVIVAL

The provision in certain Articles and Clauses that such Articles or Clauses shall survive termination of this Charter shall not affect and shall be without prejudice to the validity of all other Articles or Clauses in the event of a dispute after termination of this Charter.

ARTICLE 35

RISK ZONE

35.1 Dangerous Location. Unless the prior written consent of Owner is obtained, the FPSO shall not be required to continue to or remain in any place (including the Field or the FPSO Site if applicable) nor be used for any service which will cause the FPSO to be within an area which is dangerous or hazardous to the FPSO, its Master or crew on board the FPSO, as reasonably determined by Owner or Master, (“Risk Zone”), due to any actual or threatened act of war, hostilities, warlike operations, acts of piracy or of hostility or malicious damage against the FPSO or its cargo by any Person whatsoever, revolution, civil war or civil commotion.

35.2 Risk Zone Procedures. If the FPSO is in, or brought in or ordered within any Risk Zone (even though it may already be at the Operating Area):

(i)	Risk Zone Insurances. Owner may insure its interest in the FPSO for such terms as it deems fit up to its open market value against any of the risks likely to be involved, and Owner shall provide written notice to Charterer of the amount of any increase in insurance premiums and the period of time such premiums are payable (including the correspondence from the underwriters), and Charterer shall, within five (5) Days of receipt notify Owner whether Charterer will at its sole option, elect to either: (a) pay on demand any additional or increase in the insurance premiums (and for the period of time), paid by Owner; or (b) terminate this Charter, with no further obligations to Owner, except for payment of the Early Termination Payment and subject to Charterer’s rights and obligations under Article 25;

(ii)	Removal of the FPSO. If Owner so requests, the FPSO will endeavor to leave the Risk Zone and proceed to a safe place;

(iii)	Failure to Obtain Risk Zone Insurances. If, notwithstanding paragraph (i) above, Owner is unable to maintain insurance coverage (or such insurance is only obtainable with materially reduced coverage) in consequence of such risks, Charterer must allow the FPSO to move to a safe place and Charterer shall have the right to terminate this Charter on notice to Owner, with no further compensation payable to Owner except for any payments required under Article 26 (Force Majeure), including, but not limited to, Clause 26.3; and

(iv)	Hire Rate While FPSO is in Risk Zone. Notwithstanding, the provisions concerning Downtime and Shutdown contained elsewhere in the Charter, the Hire Rate shall continue to be payable during the FPSO’s presence in the Risk Zone and any transportation to a safe location, until termination of this Charter pursuant to the applicable provisions of this Charter.

ARTICLE 36

ENGLISH LANGUAGE AND INTERPRETATION

36.1 Communications. The English language shall be used throughout in communications, reports, correspondence and other documentation as transmitted between the Parties.

36.2 Headings. The topical headings used in this Charter are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Charter relating to any topic are to be found in any particular Article.

36.3 Singular; Plural. Reference to the singular includes a reference to the plural and vice versa.

36.4 Gender. Reference to any gender includes a reference to all other genders.

ARTICLE 37

SUCCESSORS AND ASSIGNS

Subject to Article 24, this Charter shall inure to the benefit of and be binding upon the permitted successors and assigns of the Parties. The change of control, merger, reorganization, sale of stock or assets or other transaction affecting ownership, control or structure of Charterer and its Affiliates, whether by operation of law or otherwise, shall have no effect on this Charter or the enforceability hereof.

ARTICLE 38

WAIVER; CUMULATIVE REMEDIES

38.1 No Waiver. It is hereby expressly stated and agreed that no actions taken by or on behalf of Charterer in checking, verifying, reviewing, consenting to, approving, testing or inspecting the FPSO or any part thereof (hereinafter referred to as “Charterer Actions”) at any time shall in any way whatsoever have the effect or be construed as having the effect of waiving or modifying the duties, responsibilities, obligations or liabilities of Owner Group to properly perform its obligations in accordance with the requirements of this Charter, or at law, and Owner shall not be entitled nor shall it seek to rely on Charterer Actions to excuse, mitigate or defend any failure(s) in performance on its part arising under this Charter or at law.

38.2 Waiver in Writing. Without prejudice to the provisions of Clause 38.1, none of the provisions in this Charter shall be considered as waived by either Party unless a waiver is given in writing by such Party. No such waiver shall be a waiver of any past or future default, breach or modification of any of the other provisions of this Charter unless expressly set forth in such written waiver.

38.3 Powers Cumulative. Without prejudice to Clause 31.2, and except to the extent otherwise expressly provided in this Charterer, all rights, powers and remedies provided hereunder are cumulative and not exclusive of any rights, powers or remedies provided by law or otherwise.

ARTICLE 39

PARTIAL INVALIDITY

The illegality, invalidity or unenforceability of a provision of this Charter under any law shall not affect the legality, validity or enforceability of that provision under another law or the legality, validity or enforceability of another provision or the remainder of this Charter. Whenever a provision is held to be invalid or unenforceable, the Parties shall negotiate in good faith to adopt a replacement provision to carry out the Parties’ original intention to the extent permitted by applicable law.

ARTICLE 40

MODIFICATIONS

There shall be no modification of this Charter except by written consent of both Parties.

ARTICLE 41

EXECUTION BY FACSIMILE AND/OR COUNTERPARTS

41.1 Facsimile Signatures. The Parties agree that the signature of a Party to this Charter transmitted by facsimile machine shall be accepted as an original signature. A Party shall promptly furnish an original signature page of this Charter if requested by another Party.

41.2 Counterparts. The Parties further agree that this Charter may be executed in several original counterparts, and each such counterpart shall be deemed an original agreement for all purposes; provided no Party shall be bound to this Charter unless and until all Parties have executed a counterpart.

ARTICLE 42

RIGHTS OF THIRD PARTIES

This Charter is in no way intended to, and does not, confer or grant any rights to any named or unnamed Third Parties, and any such rights granted to Third Parties under applicable law are hereby excluded except for (i) indemnity, defense and hold harmless rights specifically extended to Owner Group or Charterer Group under the provisions of this Charter and (ii) that Charterer shall have the benefit of all Subcontractor warranties and indemnities given to Owner or otherwise in connection with the FPSO and the Services. No provisions of this Charter may be enforced by any Person not a signatory to this Charter unless such Person has signed a Novation Agreement agreeing to be bound by the provisions hereof or has taken an assignment and assumed the obligations of either Party hereunder pursuant to the provisions of Article 24.

ARTICLE 43

CROSS REFERENCES

Owner hereby acknowledges and confirms that it has received a copy of the Operating and Maintenance Agreement.

ARTICLE 44

MISCELLANEOUS

44.1 General Provisions. This Charter shall be construed without regard to the identity of the person who drafted the various provisions hereof. Each provision of this Charter shall be construed as though both Parties participated equally in its drafting. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting Party shall not be applicable to this Charter. The word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

44.2 General Survival. In order that the Parties may fully exercise their rights and perform their obligations arising under this Charter, such provisions of this Charter as are necessary to ensure such exercise or performance shall survive the completion or termination of this Charter for any cause whatsoever.

44.3 Host Country Requirements. In addition to the terms, conditions and obligations contained within this Charter (inclusive of the Appendices), the following shall, in connection with the performance of the FPSO Work and the other Services to be performed hereunder, apply:

(i)	Local Employment and Training. Owner shall and shall cause Owner Group to make all reasonable efforts to employ and train citizens of Malaysia in connection with the Services. Owner may employ citizens, lawful permanent residents or other lawful temporary residents, if, in its reasonable opinion, and not contested by the appropriate ministry, no Malaysian citizens can be found with sufficient skill and technical qualifications. Owner shall promptly provide to Charterer upon Charterer’s written request details on the personnel employed and their residence when employed.

(ii)	Buy Malaysian Provisions. In the performance of the Services, Owner shall and shall cause Owner Group to give preference to goods and services that are produced in Malaysia or rendered by the citizens, lawful permanent residents or other lawful temporary residents of Malaysia, provided such goods and services are offered at equally advantageous conditions with regard to quality, price and immediate availability in quantities and to the specifications required.

(iii)	Good Relations with Government Authorities. Owner shall and shall cause Owner Group to make positive efforts to maintain good relations with the public and the Government authorities of Malaysia during the whole course of performance of Services under this Charter.

(iv)	Transfer of Technology. In the procurement of facilities, supplies, and services required for the Services, Owner shall use its Best Efforts to observe the following:

(a)	the enhancement of effective local (especially Bumiputra) participation in the Services and FPSO Work; and

(b)	the transfer of technology to local (especially Bumiputra) firms and companies with the objective of developing local technical and managerial capabilities; and

(c)	the need to minimize outflow of foreign exchange.

(v)	Malaysian Priority. In pursuance of the provisions of sub-clause (iv) above, Owner shall, unless otherwise approved in writing by Charterer, use Best Efforts to comply with the following:

(a)	give priority to locally-manufactured goods in the procurement of facilities, goods, materials, supplies, and services;

(b)	give priority to Malaysian suppliers or manufacturers for facilities, goods, materials, and supplies; and

(c)	give priority to services and research facilities, professional or otherwise, which are rendered by Malaysians or firms or companies incorporated or licensed in Malaysia,

in all cases provided that such goods or services are competitive in terms of price, quality availability, terms and conditions of supply or service and reliability.

44.4 Waiver of Sovereign Immunity. Each Party hereby agrees that all of the transactions contemplated by this Charter shall constitute commercial activities. To the extent that either Party may be entitled in any jurisdiction whatsoever to claim for itself or any of its agencies, instrumentalities, properties or assets, immunity, whether characterized as sovereign or a similar type of immunity or as arising from an act of state or sovereignty, from suit, execution, set-off, attachment or other legal process of any nature whatsoever, it hereby expressly and irrevocably waives such immunity and hereby agrees not to claim or permit to be claimed on its behalf or on behalf of any of its agencies or instrumentalities any such immunity. Without limiting the generality of the foregoing, the Parties hereby expressly waive any right to claim sovereign or similar immunity under the laws of Malaysia, or any similar law in any other jurisdiction in the world.

44.5 FTL.

In the event Owner’s Affiliate is a contractor or subcontractor for the supply of the Fluid Transfer Line and related services, then, notwithstanding anything to the contrary in this Charter, any act or omission by such Owner’s Affiliates or its subcontractors (“FTL Affiliate”) under such agreement shall not be considered an act, omission, or breach of Owner or Owner Group under this Charter; provided always that Owner shall not be entitled to rely upon this Clause in circumstances where the FTL Affiliate in performing its scope of work has acted improperly or in bad faith to disrupt or interrupt the FPSO Work or Services under the Charter.

[Signatures on following page.]

EXECUTED by the Parties in two originals by their respective duly authorized officers,

OWNER:	CHARTERER:

MALAYSIA INTERNATIONAL SHIPPING CORPORATION BERHAD	MURPHY SABAH OIL CO., LTD.

By:	By:

Witness:	Witness:

By:	By:

LIST OF APPENDICES